Exhibit 2.1

PURSUANT TO ITEM 601(B)(2)(I) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

DATED FEBRUARY 17, 2026,

BY AND AMONG

OVINTIV USA INC.

AND

OVINTIV ROYALTY HOLDINGS LLC

AS SELLER,

AND

MIDCON II BUYERCO, LLC

AS BUYER

i

SECTION 10.5	Seller’s Cure or Contest of Title Defects	68
SECTION 10.6	Limitations on Adjustments for Title Defects	70
SECTION 10.7	Title Benefits	71
SECTION 10.8	Exclusive Remedies	72
SECTION 10.9	Environmental Defect Notice	73
SECTION 10.10	Seller’s Cure or Contest of Environmental Defects	73
SECTION 10.11	Limitations	75
SECTION 10.12	Exclusive Remedies	75
SECTION 10.13	Casualty Loss and Condemnation	76
SECTION 10.14	Expert Proceedings	76

ARTICLE 11 EMPLOYEE MATTERS		78

SECTION 11.1	Available Employees’ Offers and Post-Closing Date Employment	78
SECTION 11.2	Seller Compensation and Benefit Plans	79
SECTION 11.3	401(k) Plan	79
SECTION 11.4	Service Credit	79
SECTION 11.5	Health and Welfare Benefits	80
SECTION 11.6	2026 Annual Bonuses; Accrued Vacation	80
SECTION 11.7	WARN Act	80
SECTION 11.8	No Third-Party Beneficiary Rights	80

ARTICLE 12 GENERAL PROVISIONS		81

SECTION 12.1	Records	81
SECTION 12.2	Expenses	81
SECTION 12.3	Tax Matters	81
SECTION 12.4	Notices	83
SECTION 12.5	Governing Law; Jurisdiction; Service of Process; Jury Waiver	84
SECTION 12.6	Dispute Resolution	85
SECTION 12.7	Further Assurances	86
SECTION 12.8	Waiver	86
SECTION 12.9	Entire Agreement and Modification	87
SECTION 12.10	Assignments, Successors and No Third-Party Rights	87
SECTION 12.11	Severability	88
SECTION 12.12	Article and Section Headings, Construction	88
SECTION 12.13	Counterparts	88
SECTION 12.14	Press Release, News Media and External Statements; Confidentiality	89
SECTION 12.15	Name Change; Removal of Seller Marks	89
SECTION 12.16	Appendices, Exhibits and Schedules	90
SECTION 12.17	No Recourse	90

APPENDIX I DEFINITIONS		1

APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	Definitions

Exhibit A-1	Leases
Exhibit A-2	Easements and Surface Interests
Exhibit A-3	Surface Fee Properties
Exhibit A-4	Land Sections
Exhibit A-5	Sale Area
Exhibit B	Wells
Exhibit C	Field Offices and Associated Properties
Exhibit D	Vehicles
Exhibit E	Assigned FCC Licenses
Exhibit F	Form of Pre-Closing Reorganization Documents
Exhibit F-1	Form of Assignment and Bill of Sale
Exhibit F-2	Form of Deed
Exhibit G	Excluded Assets
Exhibit H-1	Form of Closing Certificate (Seller)
Exhibit H-2	Form of Closing Certificate (Buyer)
Exhibit I	R&W Conditional Binder
Exhibit J	FT Agreements
Exhibit K	Seismic License
Exhibit L	Equipment Inventory
Exhibit M	Form of Seller Officer’s Certificate
Exhibit N	Form of Transition Services Agreement
Exhibit O-1	Form of Target Company Securities Assignment
Exhibit O-2	Form of Assignment and Assumption Agreement
Exhibit O-3	Forms of Buy-Back Agreements
Exhibit P	Form of Resignations

Schedule 1.7	Allocated Value
Schedule 2.2(b)	No Conflict
Schedule 2.5	Legal Proceedings
Schedule 2.8	Imbalances
Schedule 2.9(a)	Material Contracts
Schedule 2.9(b)	Material Contract Defaults
Schedule 2.10	Consents and Preferential Purchase Rights
Schedule 2.11	Permits
Schedule 2.12	Current Commitments
Schedule 2.13	Environmental Laws
Schedule 2.14(a)	Wells – Penalties
Schedule 2.14(b)	Wells – P&A
Schedule 2.15	Suspense Funds
Schedule 2.17	Certain Credit Support
Schedule 2.19	Payout Balances
Schedule 2.20	Royalties
Schedule 2.21	Insurance

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Schedule 2.22	Non-Consent Operations
Schedule 2.23	Lease Status
Schedule 2.25	Lease Operating Statements
Schedule 2.26	Casualty Loss; Condemnation
Schedule 2.28	Surface Use
Schedule 2.29	Absence of Certain Changes
Schedule 2.30	Specified Matters
Schedule 2.31	Employee Benefits
Schedule 2.31(d)	ERISA Plan
Schedule 2.31(e)	Non-COBRA Benefits
Schedule 2.32	No Undisclosed Liabilities
Schedule 2.35(c)	Employment Matters (Proceedings)
Schedule 2.37	FERC Regulations
Schedule 2.38(c)	No Conflict (Target Company)
Schedule 4.2	Ordinary Course Development Plan
Schedule 4.2(b)	Authorized Pre-Closing Acquisitions, Trades and Swaps
Schedule 4.4	Consents and Waivers
Schedule 5.2(a)	Replacement Bonds, Letters of Credit and Guaranties
Schedule 5.3	Midstream Agreements
Schedule 5.12	Termination of Affiliate Contracts
Schedule 9.3(b)	Specified Litigation Matters
Schedule PE	Permitted Encumbrances
Schedule TF	Target Formations; Reference Logs

ii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of February 17, 2026 (the “Execution Date”), by and between Ovintiv USA Inc., a Delaware corporation (“OVV”), and Ovintiv Royalty Holdings LLC, a Delaware limited liability company (“ORH”, and together with OVV, “Seller”), and MidCon II BuyerCo, LLC, a Delaware limited liability company (“Buyer”). Seller, on the one hand, and Buyer, on the other hand, are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITAL

In order to facilitate the transactions contemplated by this Agreement and lessen the administrative burdens associated therewith, Seller desires to effect a reorganization no earlier than one day prior to Closing whereby Seller assigns the Assets and Assumed Liabilities (as such terms are defined herein) to a newly created Delaware limited liability company which is a subsidiary of Seller (“Target Company”), and which will be converted to a Texas limited liability company prior to Closing (such reorganization, the “Pre-Closing Reorganization”).

Following the Pre-Closing Reorganization, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding Equity Interests (as defined herein) of Target Company (the “Target Company Securities”), in each case for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

SALE AND TRANSFER OF TARGET COMPANY SECURITIES; CLOSING

Section 1.1 Target Company Securities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Target Company Securities to Buyer, and Buyer shall purchase, pay for, and accept the Target Company Securities from Seller.

Section 1.2 Purchase Price; Deposit. Subject to any adjustments that may be made under Section 1.5, the purchase price for the Target Company Securities will be Three Billion Dollars ($3,000,000,000) (the “Purchase Price”). Within one Business Day of the Execution Date, Buyer will deposit with the Escrow Agent by wire transfer in same day funds into an account designated under the Escrow Agreement an amount equal to Two Hundred Million Dollars ($200,000,000) (such amount, together with any and all interest and earnings accrued thereon under the Escrow Agreement from the Execution Date until the Closing Date or earlier release thereof upon the termination of this Agreement, the “Deposit Amount”), to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. If the Closing timely occurs, then on the Closing Date the Deposit Amount shall be applied toward the Preliminary Amount as provided in Section 1.4(b)(i). If this Agreement is terminated prior to the

Closing in accordance with Section 8.1, then the provisions of Section 8.2 shall apply to the Deposit Amount.

Section 1.3 Closing; Preliminary Settlement Statement.

(a) Subject to Section 8.1, the Closing shall take place remotely and electronically on: (x) the later of (i) the Target Closing Date or (ii) if all conditions to Closing under Article 6 and Article 7 have not yet been satisfied or waived as of the Target Closing Date, within five Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 8; or (y) such other date as may be agreed in writing by Seller and Buyer. The date (if any) on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the provisions of Articles 6, 7, and 8, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.

(b) Not later than five Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable, good faith determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”). The Preliminary Settlement Statement shall include Seller’s reasonable, good faith estimates (including of revenues for production months that Seller has accrued as of the Closing Date, and Property Costs that Seller has accrued over the same period, in each case, in accordance with its customary accounting practices, even if such accrued revenues as of such time have not been collected or accrued Property Costs as of such time have not been paid) where actual amounts are not known at the time of Seller’s delivery thereof. When Seller delivers the Preliminary Settlement Statement to Buyer, it shall also deliver to Buyer reasonable documentation in Seller’s and its Affiliates’ possession to support the items for which adjustments are proposed. Within three Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto. Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement delivered by Seller, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing. Buyer’s acceptance of the Preliminary Settlement Statement shall not be deemed to constitute its agreement to the adjustments set forth in the Preliminary Settlement Statement or prejudice any of its rights under Section 1.5(d).

Section 1.4 Closing Obligations. At the Closing:

(a) Seller shall deliver, execute or acknowledge (or cause the appropriate Persons to deliver, execute or acknowledge) to Buyer (or the other appropriate Persons):

(i) an executed counterpart of a joint written instruction substantially in the form prescribed by the Escrow Agreement, directing the Escrow Agent to: (A) if the Defect Escrow Amount is less than the Deposit Amount, (1) retain a portion of the Deposit Amount equal to the Defect Escrow Amount and redesignate such amount as the Defect Escrow Amount for periods after Closing and (2) release the remaining amount of the Deposit Amount to Seller; (B) if the Defect Escrow Amount equals or exceeds the Deposit Amount, retain and redesignate the Deposit Amount, together with the amount (if any) by which the Defect Escrow Amount (if any) exceeds the Deposit Amount, as the Defect Escrow Amount for periods after Closing; or (C) if there is no Defect Escrow Amount required under this Agreement, release the entirety of the Deposit Amount to Seller (the “Closing Date Joint Written Instruction”);

(ii) the Pre-Closing Reorganization Documents duly executed by Seller and Target Company;

(iii) an executed counterpart of the assignment of Target Company Securities from Seller to Buyer in the form attached hereto as Exhibit O-1 (the “Target Company Securities Assignment”);

(iv) (A) an executed counterpart of the Assignment and Assumption Agreement from Ovintiv Marketing to Buyer or its designated marketing Affiliate pertaining to the Ovintiv Marketing Applicable Contracts, substantially in the form attached as Exhibit O-2 (the “Assignment and Assumption Agreement”) and (B) executed counterparts of the Hydrocarbon Purchase Agreements from the Target Company, as seller thereunder, to Ovintiv Marketing, as purchaser thereunder, substantially in the forms attached as Exhibit O-3 (the “Buy-Back Agreements”);

(v) a certificate, in substantially the form set forth in Exhibit H-1, executed by an officer of Seller and certifying on behalf of Seller that its conditions to Closing set forth in Section 6.1 and Section 6.2 have been fulfilled;

(vi) a duly executed and completed Internal Revenue Service Form W-9 of OVV and OHR;

(vii) an executed counterpart of the Preliminary Settlement Statement;

(viii) for each Well operated by Seller or its applicable operating Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer (with reasonable cooperation from Seller) as are required by the Oklahoma Corporation Commission (or other Governmental Body with jurisdiction over any such operated Wells) to designate Target Company (or such other operating Affiliate designated by Buyer) as operator of such Wells;

(ix) recordable releases of any trust, mortgages, financing statements, fixture filings and security agreements (if any), in each case, securing indebtedness for borrowed money made by Seller or its Affiliates encumbering the Assets or Target Company Securities;

(x) any documentation reasonably necessary to effect a novation of any of the Midstream Agreements if and to the extent applicable pursuant to Section 5.3;

(xi) an executed counterpart of the Seismic License;

(xii) resignations or removals (effective as of the Closing) of managers, officers and directors, as applicable, of Target Company, in the form attached hereto as Exhibit P;

(xiii) the officer’s certificate in substantially the form attached hereto as Exhibit M;

(xiv) an executed counterpart of the Transition Services Agreement in substantially the form attached hereto as Exhibit N (the “Transition Services Agreement”); and

(xv) (A) such other documents required to be delivered at or prior to Closing pursuant to the express terms of this Agreement, or as Buyer or counsel for Buyer may reasonably request, to the extent necessary to effect the consummation of the Contemplated Transactions (as determined by Buyer in its reasonable discretion), which may include letters-in-lieu of transfer order to purchasers of production from, or Third Party operators of, the Wells (which shall be on forms prepared and provided by Buyer and reasonably satisfactory to Seller), and (B) if applicable, such documentation as may be required pursuant to Section 1.4(b)(xiii).

(b) Buyer shall deliver, execute or acknowledge (or cause the appropriate Persons to deliver, execute or acknowledge) to Seller (or the other appropriate Persons):

(i) an amount equal to: (x) the Preliminary Amount; minus (y) the Deposit Amount; minus (z) the Defect Escrow Amount if any, by wire transfer to the account specified in a written notice given by Seller to Buyer at least two Business Days prior to the Closing Date;

(ii) an executed counterpart of the Closing Date Joint Written Instruction;

(iii) an executed counterpart of the Target Company Securities Assignment;

(iv) an executed counterpart of the Assignment and Assumption Agreement by Buyer or its designated marketing Affiliate;

(v) a certificate, in substantially the form set forth in Exhibit H-2 executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Section 7.1 and Section 7.2 have been fulfilled;

(vi) an executed counterpart of the Preliminary Settlement Statement;

(vii) for each Well operated by Seller or its applicable operating Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer (with reasonable cooperation from Seller) as are required by the Oklahoma

Corporation Commission (or other Governmental Body with jurisdiction over any such operated Wells) to designate Target Company (or such other operating Affiliate designated by Buyer) as operator of such Wells;

(viii) (A) evidence of replacement bonds, guarantees, other sureties, letters of credit, or other credit support, pursuant to Section 5.2(a) or Section 5.3, as applicable, and (B) evidence of such other authorizations and qualifications as may be necessary for Target Company to own and operate the Assets and to release Seller from any existing bonds, guaranties or other sureties described on Schedule 2.17;

(ix) a portion of the Preliminary Amount equal to the sum of, without duplication: (i) the aggregate Disputed Title Amount; plus (ii) the aggregate Disputed Environmental Amount; plus (iii) the aggregate amount of alleged Title Defect Values associated with Title Defects that Seller has elected to cure pursuant to Section 10.5(a) that are not yet cured as of the Closing Date; plus (iv) the aggregate amount of alleged Environmental Defect Values associated with Environmental Defects that Seller has elected to cure pursuant to Section 10.10(a) that are not yet cured as of the Closing Date (collectively, the “Defect Escrow Amount”), to the Escrow Agent by wire transfer to the Defect Escrow Account;

(x) any documentation reasonably necessary to effect a novation of any of the Midstream Agreements if and to the extent applicable pursuant to Section 5.3;

(xi) an executed counterpart of the Seismic License;

(xii) an executed counterpart of the Transition Services Agreement; and

(xiii) (A) such other documents required to be delivered at or prior to Closing pursuant to the express terms of this Agreement, or as Seller or counsel for Seller may reasonably request, to the extent necessary to effect the consummation of the Contemplated Transactions (as determined by Seller in its reasonable discretion) and (B) if applicable, such documentation as may be required pursuant to Section 1.4(a)(xv).

Section 1.5 Allocations and Adjustments.

(a) Without limitation of any specific adjustment to the Purchase Price provided for in Section 1.5(c), the Target Company Securities shall be transferred from Seller to Buyer at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of the Effective Time, as described below; provided that, for the avoidance of doubt, the Closing shall be treated for Income Tax purposes as the time when the Target Company Securities are transferred from Seller to Buyer. As between Buyer and its Affiliates (including, from and after Closing, the Target Company), on the one hand, and Seller and its Affiliates, on the other hand, for purposes of calculating the adjusted Purchase Price pursuant to this Section 1.5, and for purposes of Section 1.5(d), subject to the occurrence of Closing:

(i) Buyer and its Affiliates (including the Target Company after the Closing) shall be: (A) entitled to (x) all production and products from or attributable to Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time (such amounts described in this Section 1.5(a)(i)(A), collectively, the “Buyer Entitlements”); and (B) responsible for (and entitled to any refunds with respect to) (x) all Property Costs attributable to the Assets that are incurred from and after the Effective Time, (y) all costs and expenses attributable to the Property Cost Exclusions described in clauses (v) and (vii) of the definition of “Property Costs”, in each case, attributable to periods from and after the Effective Time, and (z) Specified Hydrocarbon Deductions attributable to Hydrocarbons produced from the Assets from and after the Effective Time (such amounts described in this Section 1.5(a)(i)(B), collectively, the “Buyer Allocated Costs”); and

(ii) Seller and its Affiliates shall be: (A) entitled to (x) all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and (y) all production and products from, and to all other income, proceeds, receipts and credits earned with respect to, the Excluded Assets, regardless of whether such amounts relate to periods prior to, on or after the Effective Time (such amounts described in this Section 1.5(a)(ii)(A), collectively, the “Seller Entitlements”); and (B) responsible for (and entitled to any refunds with respect to) (w) all Property Costs attributable to the Assets incurred prior to the Effective Time (and any other costs and expenses actually paid by Seller or its Affiliates prior to the Effective Time), (x) all costs and expenses attributable to the Property Cost Exclusions described in clauses (v) and (vii) of the definition of “Property Costs”, in each case, attributable to periods prior to the Effective Time, (y) all costs and expenses attributable to the Property Cost Exclusions described in clauses (iv), (vi) and (x) of the definition of Property Costs, in each case, attributable to the period prior to the Closing, and (z) all costs and expenses, including Property Costs, attributable to the Excluded Assets, regardless of whether such amounts relate to periods prior to, on or after the Effective Time (such amounts described in this Section 1.5(a)(ii)(B), collectively, the “Seller Allocated Costs”).

(b) For purposes of allocating revenues, production, proceeds, income, accounts receivable and products under this Section 1.5: (i) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run; and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall: (x) rely upon the gauging, metering and strapping procedures which were conducted by Seller on or about the Effective Time; and (y) utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time, unless such procedures are demonstrated to be inaccurate. Asset Taxes shall be prorated in accordance with Section 12.3(c). If Buyer requests, Seller shall provide to Buyer reasonable evidence of meter readings and gauging and strapping procedures conducted on or about the Effective Time (to the extent in Seller’s or its Affiliates’ possession) in connection with the Assets, together with all data reasonably necessary to support any estimated allocation. Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted, and the calculation of the adjustments in the Preliminary Settlement Statement and in the Final Settlement Statement shall be made, in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, each as consistently applied by Seller prior to Closing.

(c) The Purchase Price shall be, without duplication,

(i) increased by the following amounts:

(A) the aggregate amount of: (i) proceeds actually received by Buyer or its Affiliates (including the Target Company after the Closing) from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 1.5(a)(i) (net of any Specified Hydrocarbon Deductions attributable thereto that are paid, payable or otherwise economically borne by Target Company (after the Closing)); and (ii) any other Seller Entitlements received by Buyer or its Affiliates (including the Target Company after the Closing) to which Seller would otherwise be entitled under Section 1.5(a)(i);

(B) the amount of all Asset Taxes allocable to Buyer pursuant to Section 12.3(c) but paid or economically borne by Seller or its Affiliates;

(C) (1) the aggregate amount of all non-reimbursed Property Costs and any other Buyer Allocated Costs that have been paid by Seller or any of its Affiliates that are attributable to Seller’s (or, prior to Closing, the Target Company’s) interest in the Assets from and after the Effective Time (excluding any prepaid Property Costs with respect to any period from and after the Effective Time if such Property Costs were paid prior to the Effective Time); and (2) with respect only to the Seller-Operated Assets, the aggregate amount of any non-reimbursed capital costs, operating expenses, or other similar amounts advanced by Seller or its Affiliates after the Effective Time in respect of any Third Party working interest owners’ interest in the Assets, in each case, in the ordinary course of business pursuant to the Leases or Applicable Contracts, and in each case, that remain unpaid as of Closing;

(D) a fixed overhead charge equal to $[redacted] per month from the Effective Time through the Closing Date (prorated for any partial month);

(E) an amount equal to the value of all Hydrocarbons attributable to the Assets that, as of the Effective Time, are in storage or in stock tanks, pipelines, loading terminals or plants (including inventory, merchantable line fill and tank fill, but excluding tank bottoms contained in the bottom 12 inches of the applicable storage tanks (which, for purposes of this adjustment, will be deemed to be below the load line)), calculated based on the applicable Settlement Price (net of any Specified Hydrocarbon Deductions attributable thereto that are paid, payable or otherwise economically borne by Buyer or its Affiliates (including the Target Company after the Closing));

(F) if applicable, the amount, if any, of Imbalances in favor of Seller as of the Effective Time, multiplied by the applicable Settlement Price, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time (net of any Specified Hydrocarbon Deductions attributable thereto that are paid, payable or otherwise economically borne by Buyer or its Affiliates (including the Target Company after the Closing));

(G) an amount equal to the aggregate value of all equipment inventory set forth in Exhibit L that exists as of the Closing Date;

(H) the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;

(ii) decreased by the following amounts:

(A) the aggregate amount of: (i) proceeds actually received by Seller from the sale of Hydrocarbons (1) produced from and attributable to the Assets from and after the Effective Time to which Target Company is entitled under Section 1.5(a)(i) (net of any Specified Hydrocarbon Deductions attributable thereto that are paid, payable or otherwise economically borne by Seller or its Affiliates (including the Target Company before the Closing)) or (2) in storage or in stock tanks, pipelines, loading terminals or plants (including inventory, line fill and tank fill, but excluding tank bottoms contained in the bottom 12 inches of the applicable storage tanks) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 1.5(c)(i)(E) (net of any Specified Hydrocarbon Deductions attributable thereto that are paid, payable or otherwise economically borne by Seller or its Affiliates); and (ii) any other Buyer Entitlements received by Seller with respect to the Assets (without duplication) for which Buyer and its Affiliates (including the Target Company after the Closing) would otherwise be entitled under Section 1.5(a)(i);

(B) the amount of all Asset Taxes allocable to Seller pursuant to Section 12.3(c) but paid or economically borne by Buyer or its Affiliates (including the Target Company after the Closing);

(C) the aggregate amount of all finally agreed downward adjustments to the Purchase Price pursuant to Article 10;

(D) the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time or any other Seller Allocated Costs, in each case, which are Seller’s responsibility pursuant to Section 1.5(a)(ii) and, in each case, that are actually paid by Buyer or its Affiliates (including the Target Company after the Closing);

(E) the amount of the Suspense Funds balance maintained by Seller as of the Closing Date, as further adjusted in accordance with Section 1.5(f);

(F) if applicable, the amount, if any, of Imbalances owing by Seller as of the Effective Time, multiplied by the applicable Settlement Price, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time (net of any Specified Hydrocarbon Deductions attributable thereto that are paid, payable or otherwise economically borne by Seller); and

(G) the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties.

(d) As soon as practicable after the Closing, but no later than 150 days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price. When Seller delivers the Final Settlement Statement to Buyer, Seller shall also deliver to Buyer reasonable documentation in the possession of Seller or its Affiliates to support the items for which adjustments are proposed. Buyer shall cooperate with Seller and provide access to any books, records and data as may be reasonably requested by Seller in connection with the preparation of the Final Settlement Statement. On or before 45 days after receipt of the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement (the “Dispute Notice”). The Dispute Notice shall include an explanation of all of Buyer’s proposed changes and supporting information forming the basis for each such change. During such 45-day period, Buyer shall be given reasonable access to Seller’s books and records (except any such books and records or other data that are Excluded Assets) relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is 205 days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 1.5(c)(ii)(C), which shall be subject to the arbitration provisions of Section 10.14, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit the dispute to the Houston, Texas office of Ernst & Young, or, if Ernst & Young is not available (or at such time is not independent relative to Seller, Buyer or Buyer’s equity capital provider(s)), to an independent, nationally recognized accounting firm mutually agreed upon by the Parties (the “Accounting Expert”). Such submission shall include a written description of each such dispute along with reasonable supporting detail for the position of Buyer, on the one hand, and Seller, on the other hand. Upon receipt of such submission, the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall select the position of Seller, on the one hand, or Buyer, on the other hand, for each individual disputed adjustment presented to the Accounting Expert. The decision of such Accounting Expert shall be binding on the Parties, and each of Seller and Buyer shall bear its own legal fees and other costs presenting its case to the Accounting Expert (excluding any fees or expenses owed to the Accounting Expert). The costs of the Accounting Expert and the reasonable legal costs and other expenses incurred by the Parties in connection with the Accounting Expert process shall be borne pro rata between Seller, on the one hand, and Buyer, on the other hand, with each such Parties being responsible for such costs and expenses to the extent the Accounting Expert has not selected such Parties’ position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Accounting Expert. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to, deemed agreed to, or fully and finally determined by the Accounting Expert as set forth in this Section 1.5(d) is referred to in this Agreement as the “Final Settlement Date,” and the final adjusted Purchase Price based on such final adjustments and amounts is referred to in this Agreement as the “Final Amount.” If: (i) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (ii) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

(e) Notwithstanding anything to the contrary in this Agreement, and subject to matters for which a Party has an indemnity obligation pursuant to Article 9, except (i) with respect to any amounts that are pending final resolution for purposes of determining the Final Amount in accordance with Section 1.5(d) above, or (ii) with respect to any amounts pertaining to the Excluded Assets, the final accounting as between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Target Company after Closing), on the other hand, for any and all Seller Entitlements, Buyer Entitlements, Seller Allocated Costs and Buyer Allocated Costs shall occur on the 12-month anniversary of the Closing Date (the “Cut-Off Date”). Subject to matters for which a Party has an indemnity obligation pursuant to Article 9, except (A) with respect to any amounts that are pending final resolution for purposes of determining the Final Amount in accordance with Section 1.5(d) above, or (B) with respect to any amounts pertaining to the Excluded Assets, following the Cut-Off Date, there shall be no adjustment for, or obligation to pay or remit, Seller Entitlements, Buyer Entitlements, Seller Allocated Costs or Buyer Allocated Costs as between the Parties.

(f) With respect to the Suspense Funds, Buyer acknowledges that (i) the Suspense Funds change on a day-by-day basis, and such Suspense Funds may increase or decrease on a day-to-day basis, (ii) any Purchase Price adjustment under Section 1.5(c) as determined in the Preliminary Settlement Statement will likely be different than any Purchase Price adjustment under Section 1.5(d) as determined in the Final Settlement Statement due to the day-to-day change of any Suspense Funds, and (iii) the Suspense Funds may have associated penalties and interest associated with such Suspense Funds, and the Suspense Funds and any penalties and interest associated with such Suspense Funds are Assumed Liabilities and shall be included in the Suspense Funds balance calculation in Section 1.5(c)(ii)(E).

Section 1.6 Assumption. Without waiver or limitation of Buyer’s rights under this Agreement, including pursuant to Section 1.5, Article 9, Article 10 and Section 12.3, under the R&W Insurance Policy or in the case of Fraud, from and after the Closing Date, the Target Company (and Buyer as the owner of the Target Company Securities), shall assume, fulfill, perform, pay and discharge any and all liabilities, Damages and obligations, whether known or unknown, arising from, based upon, related to, or associated with the Assets, the Target Company or the Target Company Securities, whether attributable to any period prior to, at, or after the Effective Time (collectively, the “Assumed Liabilities”), including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless whether arising before, at or after the Effective Time; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets; (c) for plugging, abandonment, decommissioning and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 10 and Seller’s indemnification obligations under Section 9.3(b) with respect to any Specified Litigation Title Loss, attributable to or resulting from the lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds; (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 10, attributable to or resulting from all Environmental Liabilities relating to the Assets (including the ownership thereof); (h) related to the conveyance of the Target Company Securities to Buyer at Closing (including arising from the conveyance thereof without consent or in violation of a preferential purchase right or any maintenance of uniform interest provision); (i) attributable or resulting from (x) Asset Taxes or (y) any other Taxes attributable to the Assets, which are incurred after the Effective Time; (j) attributable to the Leases and the Applicable Contracts; and (k) for any assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with all Legal Requirements (including Environmental Laws) and requirements of Governmental Bodies. Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that all liability associated with the above matters as well as any responsibility and liability to decommission, plug or replug such Assets (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Target Company whether arising prior to, at, or after the Effective Time, and that Target Company shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms; (vii) wells, materials and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, Hazardous Materials and other materials from the Assets; provided, however, notwithstanding anything herein to the contrary, Assumed Liabilities shall not include (and Seller shall retain and bear), and neither of Buyer nor Target Company assumes, any liabilities, Damages and obligations, whether known or unknown, arising from, based upon, related to, or associated with (t) Excluded Assets; (u) indebtedness of Seller or its Affiliates for borrowed money; (v) the relationship between Seller or its Affiliates, on the one hand, and any current or former employee or independent contractor of Seller or its Affiliates, on the other hand, with respect to periods on or prior to Closing, including the termination by Seller or its Affiliates of any of its current or former employees on or prior to the Closing Date, and any Seller Benefit Plan or other employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed by Seller or any of its ERISA Affiliates or to which Seller or any of its Affiliates was obligated to contribute or Seller or any of its Affiliates has any liability (including on account of an ERISA Affiliate) at any time on or prior to the Closing Date, including all Controlled Group Liabilities; (w) any Damages under the WARN Act for actions taken by Seller or its Affiliates arising on, prior to, or after the Closing Date; (x) [Reserved]; (y) any Income Taxes of Seller (or any of its Affiliates, including the Target Company prior to the Closing Date), including any Taxes under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law); (z) Taxes allocated to Seller pursuant to Section 12.3(a), Section 12.3(b) and Section 12.3(c) (other than any such Taxes to the extent effectively borne by Seller in connection with the determination of the Final Amount as determined pursuant to Section 1.5); or (aa) Damages and obligations for which Seller is obligated to indemnify Buyer pursuant to Section 9.3 (and then only to extent of such indemnification obligations).

Section 1.7 Intended Tax Treatment; Allocation of Purchase Price.

(a) The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) Income Tax purposes, the sale of Target Company pursuant to this Agreement is intended to be treated as (i) a taxable purchase and sale of all of the assets of Target Company, with respect to Buyer, and (ii) a taxable sale of partnership interests, with respect to each Seller, in each case, in accordance with IRS Revenue Ruling 99-6 (situation 2), 1999-6 I.R.B. page 6 (the “Intended Tax Treatment”).

(b) The Purchase Price shall be allocated among the Land Sections and Wells as set forth in Schedule 1.7. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 1.7 for purposes of Article 10.

(c) Consistent with Intended Tax Treatment, each of Seller and Buyer shall use commercially reasonable efforts to agree upon an allocation of the Final Amount and any other items that are treated as consideration for U.S. federal Income Tax purposes among the six categories of assets specified in Part II of Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), in accordance with Section 1060 of the Code, and the regulations thereunder, and to the fullest extent permitted by applicable Legal Requirements, shall be in a manner consistent with the Allocated Values set forth on Schedule 1.7 (the “Tax Allocation”). Buyer shall provide Seller with an initial draft of the Tax Allocation within 30 days after the Final Settlement Date. Seller shall provide Buyer with any comments to the draft Tax Allocation within 30 days after the date of receipt by Seller. If Seller does not deliver any written notice of objection to the Tax Allocation within such 30-day period, the Tax Allocation shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Buyer, Seller and Buyer shall negotiate in good faith for a period of 20 days to resolve such dispute. If Seller and Buyer reach an agreement with respect to the Tax Allocation, (1) Seller and Buyer shall use commercially reasonable efforts to update the Tax Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the purchase consideration for U.S. federal Income Tax purposes pursuant to this Agreement, and (2) Buyer shall, and shall cause its Affiliates to, report consistently with the Tax Allocation, as adjusted, on IRS Form 8594, which Buyer shall timely file with the IRS, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Tax Allocation, as adjusted, unless otherwise required by applicable Legal Requirements; provided, however, that (A) if Seller and Buyer cannot mutually agree on the Tax Allocation, each Party shall be entitled to determine its own allocation and file its Tax Returns (including IRS Form 8594) consistent therewith and (B) no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation. Whether or not Buyer and Seller reach an agreement with respect to the Tax Allocation, each Party shall promptly notify the other upon receipt of notice of any pending or Threatened Tax audit, controversy, litigation or assessment related to the Tax Allocation.

Section 1.8 Withholding. Buyer, and its agents, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, such amounts as they are required to deduct and withhold with respect to the making of such payment under any provision of applicable Legal Requirements. Prior to withholding any amounts pursuant to this Section 1.8, Buyer shall use commercially reasonable efforts to provide Seller with written notice of its intent to so deduct and withhold (which notice shall include the legal basis therefore and the calculation thereof), reasonably in advance of (but no later than three Business Days prior to) making such deduction or withholding. All Parties shall, to the extent reasonably possible, work together to avoid or reduce any such withholding obligation. To the extent that such amounts are so withheld and paid to the applicable Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to whom such amounts were withheld.

Section 1.9 Cooperation Regarding Specified Receivables. After the Closing and until the Cut-Off Date, with respect to any Specified Receivables that remain outstanding as of Closing, Buyer shall, and shall cause the Target Company to, reasonably cooperate with Seller (at no out of pocket cost or expense to Buyer) in its efforts to recover such Specified Receivables, including if reasonably requested by Seller, exercising any available rights of set-off and netting that Buyer or the Target Company are legally permitted to exercise under applicable Contracts or Leases, in order to recoup such Specified Receivables for the benefit of Seller.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 2 and the other terms and conditions of this Agreement, Seller represents and warrants to Buyer as of the Execution Date and the Closing Date the following matters in this Article 2; provided that, except with respect to the representations and warranties in Section 2.1 and Section 2.2, each of the references in this Article 2 to “Seller” shall be deemed to mean “Seller and, as of the consummation of the Pre-Closing Reorganization, the Target Company”:

Section 2.1 Organization and Good Standing. (a) OVV is a corporation, and is duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) ORH is a limited liability company, and is duly organized, validly existing and in good standing under the laws of the State of Delaware, and, where required, each Seller is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

Section 2.2 Authority; No Conflict.

(a) The execution, delivery and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary corporate or limited liability company actions, as applicable, on the part of Seller. This Agreement has been duly executed and delivered by Seller. At the Closing, Pre-Closing Reorganization Documents and any other Transaction Documents executed or required to be delivered by Seller at or in connection with the Closing (collectively, the “Seller Closing Documents”) shall have been duly and validly executed and delivered by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery of the Seller Closing Documents at the Closing, the Seller Closing Documents shall constitute (i) legal, valid and binding transfers and conveyances of the Assets (with respect to the transfer of the Assets to Target Company pursuant to the Pre-Closing Reorganization Documents) and the Target Company Securities (with respect to the transfer of the Target Company Securities to Buyer) and (ii) legal, valid and binding obligations of Seller or its applicable Affiliate, enforceable against Seller or its Affiliate in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b) Except as set forth in Schedule 2.2(b), and assuming: (x) the receipt of all Consents; (y) the waiver of all Preferential Purchase Rights; and (z) compliance with the HSR Act, in each case as applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation or material breach of (A) any provision of Organizational Documents of Seller or (B) any resolution adopted by Seller’s board of directors, managers or officers;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any material Contract or agreement or any material Legal Requirement or Order to which Seller, or any of the Assets or Target Company Securities, may be subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that relates to the Assets or Target Company Securities; or

(iv) result in the imposition or creation of any material Encumbrance upon or with respect to any of the Assets or Target Company Securities, except for Permitted Encumbrances (with respect to the Assets) or for Permitted Securities Encumbrances (with respect to the Target Company Securities).

Section 2.3 Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending against or being contemplated by Seller or, to Seller’s Knowledge, Threatened against Seller. Seller is not entering into this Agreement or any other Transaction Document to which it is, or will be, a party with the intent to hinder, delay or defraud any present or future creditors of Seller or its Affiliates.

Section 2.4 Taxes.

(a) all material Tax Returns required to be filed with respect to, Target Company or the Assets have been duly and timely filed;

(b) all material Taxes required to be paid with respect to Target Company or the Assets that have become due have been paid in full;

(c) all withholding Tax requirements imposed on or with respect to Target Company or the Assets have been satisfied in all material respects;

(d) there is not in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency, in each case, with respect to Target Company or the Assets;

(e) no extension of time within which to file any material Tax Return with respect to Target Company or the Assets is currently in effect (other than automatic extensions obtained in the ordinary course of business);

(f) there are no Encumbrances on any of the Assets attributable to any unpaid Taxes other than Permitted Encumbrances;

(g) there are no material audits, investigations, disputes, notices of deficiency, claims, or other administrative or judicial Proceedings by any taxing authority pending or Threatened in writing against or with respect to Target Company or the Assets;

(h) all deficiencies (if any) for Taxes that have been claimed, proposed, or asserted in writing by any Governmental Body against Target Company, or with respect to the Assets, have been fully paid, finally settled or are being contested in good faith by appropriate actions;

(i) no Asset is subject to any tax partnership agreement requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;

(j) no written claim has been made by a Governmental Body in a jurisdiction in which Target Company or the Seller Group with respect to the Assets does not file Tax Returns that Target Company or the Seller Group with respect to the Assets, is or may be required to file a Tax Return in such jurisdiction or pay a type of Tax that it was required to pay. Target Company is not a resident for Tax purposes, nor does it have a branch, permanent establishment, agency or other taxable presence, in any jurisdiction other than the United States;

(k) Target Company is not a party to our bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (excluding any customary provisions included in any commercial agreements or contracts entered into in the ordinary course of business that are not primarily related to Taxes);

(l) Target Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a Seller Group) and (ii) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Income Tax law) or under applicable Legal Requirements or as a transferee or successor; and

(m) for U.S. federal income tax purposes, Target Company has been since formation classified as a partnership, and will be classified, as of immediately prior to the Closing and after giving effect to the Pre-Closing Reorganization, as a partnership.

Section 2.5 Legal Proceedings. Other than as set forth on Schedule 2.5 or Proceedings under antitrust Legal Requirement that may arise after the Execution Date with respect to the

Contemplated Transactions, Seller has not been served with any Proceeding, and there is no Proceeding pending or, to Seller’s Knowledge, Threatened against Seller or any of its Affiliates, in each case, that: (a) relates to Seller’s ownership or operation of any of the Assets; (b) relates to Seller’s ownership of the Target Company Securities; or (c) challenges the validity or enforceability of the obligations of Seller under this Agreement or the Seller Closing Documents, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the Contemplated Transactions. Neither Seller, Target Company, nor the Assets are subject to any Order of a Governmental Body with material obligations that remain unperformed that will be binding on the Assets, Target Company or Buyer following Closing, other than (i) Orders of general applicability that do not name, or are not specific to, Seller or its Assets and (ii) any Orders or settlements disclosed on Schedule 2.9(a).

Section 2.6 Brokers. Neither Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions, other than obligations that are and will remain the sole responsibility of Seller and its Affiliates and will not otherwise burden the Assets or Target Company Securities.

Section 2.7 Compliance with Legal Requirements. Seller’s or Target Company’s ownership and operation of the Assets, as applicable, is, and has been for the last three years, in compliance with all applicable Legal Requirements (excluding Environmental Laws) in all material respects, other than for matters that have been resolved, and, to Seller’s Knowledge, each Third Party operator’s ownership and operation of the Assets is, and has been for the last three years, in compliance with all applicable Legal Requirements (excluding Environmental Laws) in all material respects other than for matters that have been resolved or that have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither Seller nor any of its Affiliates have received any written notice from any Governmental Body regarding any unresolved material violation or failure to comply with any applicable Legal Requirements (excluding Environmental Laws) with respect to the ownership or operation of the Assets, or that Seller, any of its Affiliates, or any Third Party operator is under investigation by any Governmental Body for material non-compliance with any applicable Legal Requirements (excluding Environmental Laws) with respect to the ownership or operation of the Assets.

Section 2.8 Imbalances. Except as set forth in Schedule 2.8, there are no material Imbalances with respect to Seller’s obligations relating to the Wells as of the Effective Time.

Section 2.9 Material Contracts.

(a) Schedule 2.9(a) sets forth all (x) Applicable Contracts to which Seller is a party (or is the successor in interest to a party) and (y) Ovintiv Marketing Applicable Contracts, in each case, of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(i) any Applicable Contract that is a Hydrocarbon or water purchase and sale, transportation, gathering, treating, marketing, supply, exchange, processing, or similar Applicable Contract that is not terminable without penalty by Seller (or Buyer after Closing) on 60 days’ or less notice;

(ii) other than pooling declarations or pooling orders issued by a Governmental Body, any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $500,000 (net to Seller’s interest) during the current or any subsequent fiscal year or more than $1,000,000 in the aggregate (net to Seller’s interest) over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(iii) any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract made or entered into by Seller or its Affiliates and that will be binding upon the Assets, the Target Company Securities, Target Company or Buyer after the Closing;

(iv) any Applicable Contract (other than confidentiality or similar agreements entered into in the ordinary course of business) that prohibits or materially restricts Seller from competing in any jurisdiction, including any Applicable Contract that: (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future; (B) includes non-competition restrictions; or (C) includes any right of first offer that are applicable to Seller’s interest in the Assets;

(v) any Applicable Contract between or among Seller, on the one hand, and any Affiliate of Seller, on the other hand (an “Affiliate Contract”), that will be binding upon the Assets, Target Company Securities, Target Company or Buyer after Closing;

(vi) (A) any Applicable Contract that contains any calls on, options to purchase, take-or-pay provisions, minimum volume commitments, minimum reserve commitments or similar rights or obligations with respect the Assets or to Hydrocarbon production or water therefrom and (B) any Applicable Contract containing a dedication of production of Hydrocarbons or water;

(vii) any Applicable Contract which grants (A) rights of first refusal, rights of first negotiation or similar preemptive rights, or (B) puts, calls, options or similar rights, to any Person (other than Seller); provided that for purposes of this clause (vii), all Applicable Contracts (excluding, however, any Leases or Easements and Surface Interests) on Schedule 2.10 are deemed to be incorporated into Schedule 2.9(a) by reference;

(viii) any Applicable Contract that would obligate the Target Company (if Closing were to occur) to drill additional wells or to conduct other material operations on the Assets after Closing (other than optional drilling required to earn additional interests);

(ix) any Applicable Contract (A) for which the primary purpose or obligation relates to plugging and abandonment services and decommissioning operations performed by Seller (or by a Third Party operator on behalf of Seller) or (B) that establishes or requires Seller or its Affiliate to establish or fund any escrow account, sinking fund, or similar reserves in favor or for the benefit of any Third Party for plugging and abandonment services and decommissioning operations of the Assets;

(x) any Applicable Contract that is a settlement, conciliation or similar agreement with any Governmental Body pursuant to which Seller or its Affiliates, with respect to the Assets or Target Company Securities, will have any material outstanding obligation after the Execution Date;

(xi) any Applicable Contract containing a change of control or similar restriction on transfer applicable to or binding upon the Assets or the Target Company Securities; provided that for purposes of this clause (xi), all Applicable Contracts (excluding, however, any Leases or Easements and Surface Interests) on Schedule 2.10 are deemed to be incorporated into Schedule 2.9(a) by reference;

(xii) any Applicable Contract that affirmatively requires the construction, expansion, or other “build-out” by Seller or its Affiliates (or Buyer or Target Company, if Closing were to occur) of facilities, pipelines, or other material infrastructure related to the Assets or the production, transportation, or handling of the Hydrocarbons or water produced therefrom;

(xiii) any Applicable Contract that grants any Person an exclusive right to gather, process, transport or otherwise move Hydrocarbons or water from the Assets;

(xiv) any Applicable Contract that constitutes a Transferrable PPLA as of the Execution Date; and

(xv) other than pooling declarations or pooling orders issued by a Governmental Body, any Applicable Contract that constitutes a joint operating agreement, unit operating agreement, or similar agreement, partnership agreement, joint venture agreement, joint development agreement, farmin or farmout agreement or similar Contract where the primary obligation has not been completed prior to the Execution Date (in each case, excluding any tax partnership).

(b) Neither Seller, nor to Seller’s Knowledge, any other party is in breach or default under any Material Contract, except as set forth in Schedule 2.9(b). To Seller’s Knowledge, all Material Contracts are in full force and effect. On or prior to the Execution Date and except as restricted by any confidentiality or similar obligations to Third Parties or as would reasonably be expected to result in a violation of antitrust Legal Requirements, Seller has provided Buyer true and complete copies of each written Material Contract and any and all amendments, modifications and supplements thereto set forth on Schedule 2.9(a).

Section 2.10 Consents and Preferential Purchase Rights.

(a) Except as set forth in Schedule 2.10(a), there are no Preferential Purchase Rights applicable to or triggered by the execution and delivery of this Agreement or the Seller Closing Documents or in connection with the consummation of the Contemplated Transactions.

(b) Except as set forth in Schedule 2.10(b), none of the Assets or the Target Company Securities are subject to any Consents required to be obtained by Seller or its Affiliates for or in connection with the execution and delivery of this Agreement or the Seller Closing Documents or in connection with the consummation of the Contemplated Transactions except for: (1) filings required under the HSR Act; and (2) Customary Post-Closing Consents.

(c) Except as set forth in Schedule 2.10(c), there are no Drag-Alongs or Tag-Alongs applicable to the sale of the Target Company Securities by Seller contemplated by this Agreement.

Section 2.11 Permits. Except as set forth in Schedule 2.11, with respect to the Seller-Operated Assets: (a) Seller or its Affiliate (as applicable) has acquired all material Permits from appropriate Governmental Bodies as are required or necessary to conduct operations on such Assets in material compliance with applicable Legal Requirements; (b) all such Permits are in full force and effect and no Proceeding is pending or Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) Seller is in compliance in all material respects with all such Permits.

Section 2.12 Current Commitments. Schedule 2.12 sets forth, as of the Effective Time, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than $500,000 (net to Seller’s interest) (the “AFEs”) relating to the Assets to drill or rework any Wells, or for other capital expenditures pursuant to any of the Material Contracts, for which all of the activities anticipated in such AFEs have not been completed by the Effective Time.

Section 2.13 Environmental Laws. Except as set forth on Schedule 2.13, as of the Execution Date:

(a) there is no uncured material violation by Seller of any Environmental Laws with respect to the Assets, and there are no Proceedings pending, or to Seller’s Knowledge, Threatened, before or by any Governmental Body with respect to the Assets alleging material violations of Environmental Laws;

(b) Seller has not received written notice from any Governmental Body or any other Person of any alleged or actual material unresolved violation of any Environmental Law arising from, based upon, associated with or related to the Assets, or the ownership or operation of any thereof;

(c) to Seller’s Knowledge, there has been no release of any Hazardous Materials at, on, under, or from the Assets that could reasonably be expected to result in any material liability of Seller under Environmental Laws, except for such release that has been resolved in accordance with Environmental Laws;

(d) to Seller’s Knowledge, as of the Execution Date, there is no soil or groundwater contamination at any property or facility to which Hazardous Materials associated with the Seller-Operated Assets have been transported or sent for disposal, which could reasonably be expected to result in any material liability of Seller under Environmental Laws;

(e) Seller has not received written notice of any unresolved condition on or with respect to the Assets which, if true, would constitute a material violation by Seller of, or give rise to material liability of Seller under, any Environmental Laws; and

(f) Seller has provided or made available to Buyer copies of all material reports, audits, assessments, data, or other materials in its possession or reasonably under its control pertaining to material environmental liabilities with respect to the Assets.

Section 2.14 Wells. Except as set forth on Schedule 2.14:

(a) no Well is subject to material penalties on allowable production after the Execution Date because of any prior period overproduction;

(b) (i) there are no Wells that are, as of the Effective Time, currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body and (ii) there are no Assets that have been plugged, dismantled or abandoned (A) by Seller or any of its Affiliates or (B) to Seller’s Knowledge, by any Third Party operator, in each case, in a manner that does not comply in all material respects with applicable Legal Requirements, Applicable Contracts and Leases;

(c) there is (i) no Well included in the Assets that was drilled by Seller or any of its Affiliates and (ii) to Seller’s Knowledge, no other Well included in the Assets, in each case, that has been drilled and completed, or is being drilled and completed, in a manner that is not within the limits permitted by all applicable Legal Requirements, Permits or other instruments governing the Assets; and

(d) other than Wells that have been plugged and abandoned in accordance with all applicable Legal Requirements, Leases, Applicable Contracts and Permits, the Seller-Operated Assets do not include any dry holes or temporarily shut-in, abandoned or otherwise inactive Wells or other Equipment that, in each case, Seller or any of its Affiliates is currently obligated by applicable Legal Requirements, Lease or Applicable Contract to commence operations to plug, dismantle or abandon such wells or Equipment.

Section 2.15 Suspense Funds. Schedule 2.15 lists all Suspense Funds held by Seller as of the date indicated in such Schedule. To Seller’s Knowledge, as of the Execution Date and except as set forth on Schedule 2.15, no share of Hydrocarbon proceeds attributable to the Assets to which Seller is entitled is currently being held in suspense by the applicable Third-Party operator or payor thereof (excluding amounts below applicable statutory minimum royalty requirements). Except as reflected in the amounts set forth on Schedule 2.15, Seller does not have any material liability for any penalties and interest, if any, attributable to the Suspense Funds accruing prior to the Closing under existing escheat or unclaimed property statutes.

Section 2.16 Payments for Production. Except for Imbalances, which are addressed in Section 2.8, Seller is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than gas balancing agreements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Assets at some future time without receiving full payment therefor at or after the time of delivery.

Section 2.17 Certain Credit Support. Schedule 2.17 sets forth all material cash deposits, guarantees, letters of credit, treasury securities, security bonds and other forms of credit assurances or credit support, in each case, posted or entered into by Seller or any Affiliate of Seller in connection with the ownership or operation of the Assets, excluding customary operator bonds, letters of credit, guarantees or other similar commitments required by the applicable Governmental Body in order to own and, if applicable, operate the Assets that are owned and operated by Seller.

Section 2.18 Special Warranty of Title. Seller holds (and upon consummation of the Pre-Closing Reorganization and upon consummation of the Closing, Target Company shall hold) Defensible Title to each of the Land Sections and Wells free and clear of any lawful and valid claims by Third Parties claiming title to such Land Sections or Wells or any part thereof, in each case, to the extent and only insofar as such claims arose by, through or under such Seller, Target Company, or any of their respective Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances.

Section 2.19 Payout Balances. Schedule 2.19 sets forth a true, correct and complete list of any material “payout” balance (to the extent such information, if applicable, has been received by Seller from Third Party operators prior to the Execution Date) for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease, by its terms), as of the applicable dates set forth in such Schedule.

Section 2.20 Royalties. Except for (x) Suspense Funds or (y) as set forth on Schedule 2.20, Seller has timely and properly paid, in all material respects, (a) all material Royalties and other interest owners’ revenues or proceeds with respect to Hydrocarbons produced from the Assets due by Seller and (b) any pooling bonus payable in connection with interests vested under a pooling order.

Section 2.21 Insurance. Schedule 2.21 sets forth as of the Execution Date: (a) a true, correct and complete list of all material insurance policies and contracts of insurance carried by or for the benefit of Seller for the Assets (other than title insurance policies, if any, with respect to any real property); (b) a summary of coverages under such policies as of the Execution Date; and (c) list of all material claims with respect to any portion of the Assets made under any insurance policy or contract of insurance for any coverage period that has been denied by the insurer or not yet resolved (and other than as set forth on Schedule 2.21 there are no material claims pending or open under any such policies or contracts). Neither Seller nor to Seller’s Knowledge, any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices), no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under the policy, nor has Seller received written notice of cancellation of any insurance policy. To Seller’s Knowledge, all material claims and material reportable incidents under any insurance policy listed on Schedule 2.21 with respect to the Assets or the Target Company Securities have been reported to the applicable insurer.

Section 2.22 Non-Consent Operations. Except as set forth on Schedule 2.22 or as reflected in the before- and after- payout Working Interest or Net Revenue Interest set forth in Exhibit A-4 or Exhibit B, as applicable, or in the payout balances reflected in Schedule 2.19, neither Seller nor any of its Affiliates has declined to participate in any current operation proposed with respect to the Assets that would result in forfeiture of any of the Assets or the incurrence of a penalty as a result of such election not to participate in such operation.

Section 2.23 Lease Status. Except as set forth on Schedule 2.23, (a) as of the Execution Date, Seller has not received any unresolved written notice alleging any material default or breach in the performance of any obligation by Seller or any of its Affiliates under any Lease; (b) payments of all rentals, delay rentals, option payments, extension payments, and similar payments with respect to the Leases that are due from Seller or its Affiliates have been paid; (c) as of the Execution Date, Seller has not received any unresolved written notice from a party to any Lease seeking to terminate, cancel, rescind or procure judicial reformation of any Lease; (d) other than with respect to any payment obligations under operating agreements, neither Seller nor any of its Affiliates has any express contractual drilling obligations relating to the Leases or the ownership or operation thereof (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease, and other than customary offset drilling provisions) that are not fulfilled; (e) as of the Execution Date, neither Seller nor any of its Affiliates have received written notice from a lessor of any requirements or demands to drill additional wells on any of the Leases, as applicable, which requirements or demands have not been resolved; (f) as of the Execution Date, no Lease operated by Seller or any of its Affiliates is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production; and (g) except for Leases currently held by production operations, constructive production, or continuous drilling operations on and as of the Execution Date, there is no Lease in its primary term that will expire (or require the payment of any amount to extend the primary term of such Lease) within twelve months after the Execution Date.

Section 2.24 Sufficiency of Assets; Condition of Assets. The Assets, when utilized by a labor force substantially similar to that utilized by Seller in connection with the ownership and operation of the Assets, together with (x) the Excluded Assets described in clauses (a) through (u) of such definition or listed on Exhibit G, (y) the Retained Assets (if any) and (z) services made available under the Applicable Contracts included in the Assets, (i) constitute, in all material respects, all of the assets, properties and rights necessary for Seller to carry on its business with respect to the Assets as currently conducted in the ordinary course of business and (ii) are sufficient in all material respects for the continued conduct of the ownership and operation of the Assets after the Closing in substantially the same manner as currently conducted by Seller as of the Execution Date, ordinary wear and tear excepted. Except as disclosed on Schedule 2.14, all of the Wells, improvements, fixtures and Equipment that are Seller-Operated Assets and, to Seller’s Knowledge, the Wells, improvements, fixtures and Equipment included in the Assets that are operated by Third Parties, (A) are in good operating condition and repair, taking into account the age, history and use of such Assets, and are useable in the ordinary course of business in a manner consistent with Seller’s or its Affiliate’s (or, to Seller’s Knowledge, the applicable Third Party operator’s) customary practice, ordinary wear and tear excepted, (B) are structurally sound with no material defects, and (C) have not had any material maintenance deferred by Seller or its Affiliates (or, to Seller’s Knowledge, by any Third Party operator). To Seller’s Knowledge, all systems, facilities and platforms to which the Seller-Operated Assets tie in or otherwise connect are in good operating condition and repair, taking into account the age, history and use of such assets, and are usable in the ordinary course of business consistent with historical practice, ordinary wear and tear excepted.

Section 2.25 Lease Operating Statements. The information set forth in the lease operating statements with respect to Properties set forth on Schedule 2.25 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations.

Section 2.26 Casualty Loss; Condemnation. From the date that was one year prior to the Execution Date until the Execution Date, except as set forth on Schedule 2.26, there has not been any Casualty Loss (a) in excess of $1,000,000 per event, or (b) $2,000,000 in the aggregate, with respect to the Assets, taken as a whole. As of the Execution Date, there is no pending or, to Seller’s Knowledge, Threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation or eminent domain.

Section 2.27 Hedges. There are no Hedge Contracts to which Seller or Target Company is a party to and that will be binding upon the Assets, the Target Company or Buyer following Closing.

Section 2.28 Surface Use. Except as set forth on Schedule 2.28, none of the Leases, Contracts or Easements and Surface Interests of Seller or any of its Affiliates are subject to or contain any restrictions on the use by Seller or any of its Affiliates of the surface, in connection with Hydrocarbon operations, that would materially and adversely affect the operation of the Assets of Seller and any of its Affiliates as currently owned and operated. Seller and its Affiliates have, and the Assets include, a legal right of access to all of the Wells. The Easements and Surface Interests are in full force and effect.

Section 2.29 Absence of Certain Changes. Except as set forth on Schedule 2.29, (a) since the Effective Time, Seller has not suffered a Material Adverse Effect; (b) since the Effective Time, the business of Seller has been operated and maintained in the ordinary course of business; (c) since the Execution Date, there has been no intentional acceleration or delay by Seller or its Affiliates in, or intentional postponement by Seller or its Affiliates of, the payment of any material liabilities related to the Assets that are Buyer Allocated Costs or that will otherwise become Assumed Liabilities at Closing; (d) since the Execution Date, there has been no intentional delay by Seller or its Affiliates in the collection of any material payment related to the Assets that is a Buyer Entitlement; (d) since the Execution Date, there has not been any event, occurrence or development that would require Buyer’s consent in accordance with Section 4.2, but for which Buyer’s consent was not obtained; and (e) there is no Applicable Contract or similar agreement to take any of the actions described in clause (c), (d) or (e) of this Section 2.29, or to not take the actions described in clause (b) of this Section 2.29.

Section 2.30 Specified Matters. Except as set forth on Schedule 2.30, there are no Damages incurred by, suffered by or owing by Seller or any of its Affiliates caused by, arising out of, or resulting from the following matters:

(a) any Third Party injury or death or damage of Third Party properties (excluding any such property damage that is related to or caused by any Environmental Defect or Casualty Loss) occurring on or with respect to the ownership or operation of any Assets prior to the Closing Date;

(b) any material civil fines or penalties or criminal sanctions imposed on Seller or any of its Affiliates, to the extent resulting from any pre-Closing violation of Legal Requirements (including any Environmental Law);

(c) any transportation or disposal of Hazardous Materials from any Asset to a site that is not an Asset prior to Closing that is (or if known, would be) in violation of applicable Environmental Law or that has given or would give rise to material Damages under applicable Environmental Law;

(d) any Third Party claims with respect to the failure to (i) properly and timely pay Royalties or other interest owners’ revenues or proceeds with respect to the Assets or the sales of Hydrocarbons produced from the Assets (other than funds properly held in suspense) and (ii) timely discharge any escheat obligations in accordance with applicable Legal Requirements related to revenues or proceeds with respect to the Assets or the sales of Hydrocarbons produced from the Assets, in each case, prior to the Closing; and

(e) any Third Party claims for Sellers’ or any of its Affiliates’ gross negligence or willful misconduct with respect to the ownership or operation of the Assets.

Section 2.31 Employee Benefits.

(a) Schedule 2.31, sets forth a true and complete list of each material Seller Benefit Plan. Target Company does not sponsor, contribute to or have any obligation to contribute to any Seller Benefit Plan and Target Company is not party to any Seller Benefit Plan that is an individual agreement with a current or former Available Employee. With respect to each material Seller Benefit Plan, Seller has made available to Buyer a summary of the material terms and conditions thereof.

(b) Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective determination letter from the Internal Revenue Service, or is entitled to rely on an Internal Revenue Service opinion or advisory letter, that such Seller Benefit Plan is qualified, and, to Seller’s Knowledge, no facts or circumstance exists that would reasonably be expected to adversely affect such qualification. Seller has made available to Buyer a copy of any such letter from the Internal Revenue Service.

(c) Except as set forth in Schedule 2.31, no Seller Benefit Plan is, and Seller does not sponsor, maintain, contribute to, or have an obligation to contribute to, or have any liability(whether actual or contingent) with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) a “multiple employer” plan within the meaning of Section 413(c) of the Code or (iii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. There does not now exist, nor do any circumstances exist with respect to, any Controlled Group Liability of Seller or any of its Affiliates that could reasonably be expected to become a liability of Buyer or any of its Affiliates.

(d) Except as set forth in Schedule 2.31, no Seller Benefit Plan or Seller provides, or has any obligation to provide, welfare benefits to any current or former Available Employee (or the spouses, dependents or beneficiaries thereof) following such Available Employee’s termination of employment, other than as required under COBRA.

(e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), will (i) result in the payment of any compensation or benefits (including any separation, severance or termination or similar payments or benefits) to any Available Employee; (ii) increase the amount or value of any payment, compensation or benefits due to any such Available Employee; or (iii) accelerate the vesting, funding or time of payment or delivery of any compensation or benefits to any Available Employee. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event or occurrence (whether contingent or otherwise) will result in any payments or benefits received or to be received by any Available Employee constituting “parachute payments” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provision of any state, local or foreign Tax Legal Requirement).

(f) Seller does not have any obligation (under a Seller Benefit Plan or otherwise) to pay a Tax gross-up, equalization payment, reimbursement payment or other payment related to, or otherwise indemnify or reimburse, with respect to any Available Employee for any Tax, including under Section 409A or Section 4999 of the Code.

(g) There are no material Proceedings or claims (excluding routine claims for benefits) pending or, to Seller’s Knowledge, threatened with respect to any Seller Benefit Plan that could reasonably be expected to result in any material liability to Buyer or any of its Affiliates.

Section 2.32 No Undisclosed Liabilities. As of the Closing and after giving effect to the Pre-Closing Reorganization, except as set forth on Schedule 2.32, Target Company has no liabilities or obligations of any kind or character other than the Assumed Liabilities.

Section 2.33 Books and Records. The Seller and its Affiliates maintain all books of account and other business records required by applicable Legal Requirements and as necessary to own the Assets and to operate the Assets in accordance with its past practices, consistently applied.

Section 2.34 Affiliate Transactions. Other than the Transaction Documents, no Affiliate of Seller (other than Seller or Target Company) is a party to any Contract with Seller or Target Company that relates to, or is binding upon, the Assets or that will be binding upon the Assets or Target Company following the Closing. Other than (i) the Transaction Documents, (ii)

the Excluded Assets and (iii) the Retained Assets, no Affiliate of Seller (other than Seller or Target Company) owns or holds any ownership interest in any assets located within the Sale Area.

Section 2.35 Employment Matters.

(a) With respect to Business Employees and with respect to the Assets, neither the Seller nor any of its subsidiaries is a party to, bound by, or otherwise subject to any Collective Bargaining Agreement. In the past three years, (i) there have not been any strikes, concerted work slowdowns, concerted work stoppages, lockouts, concerted refusals to work overtime, unfair labor practice charges, material labor grievances, material labor arbitrations, or other material labor-related disputes pending or, to Seller’s Knowledge, Threatened against Seller or any of its subsidiaries with respect to the Assets or any Business Employees, (ii) to Seller’s Knowledge, there have not been any material Union organizing activities, demands or petitions for recognition or certification as a bargaining unit by a Union or group of employees, or campaigns conducted to solicit cards from any employees to authorize a Union to request a National Labor Relations Board certification election, in each case, relating to the Assets or any Business Employees (in their capacity as employees of the Seller or its subsidiaries), and (iii) there have not been any Union decertification activities that were pending or, to Seller’s Knowledge Threatened, relating to the operation or management of the Assets or any Business Employees (in their capacity as employees of the Seller or its subsidiaries).

(b) With respect to the operation or management of the Assets and with respect to Business Employees, the Seller and its subsidiaries are, and for the past three years have been, in material compliance with all applicable Legal Requirements pertaining to employment, labor or employment practices, including without limitation, applicable Legal Requirements relating to wages, hours, compensation, classification of an employee as exempt or non-exempt for wage and hour purposes, classification of an individual independent contractor or other non-employee service provider as a non-employee, sick leave, termination of employment, leave of absence rights, employment policies, authorization to work, immigration, terms and conditions of employment, labor or employee relations, equal employment opportunity, fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, whistleblowing, privacy rights, harassment, discrimination, retaliation, working conditions or employee safety or health.

(c) Except as set forth on Schedule 2.35(c), there are no, and there have not been for the past three years any, pending or, to Seller’s Knowledge, Threatened material Proceedings against the Seller or any of its subsidiaries in connection with the employment or engagement of any Business Employee or any individual independent contractor (including those providing services through a sole proprietorship or an entity wholly owned and operated by an individual), temporary or leased employee engaged through a third party, or any other individual service provider of the Seller or any of its subsidiaries, in each case, whose services relate to the operation or management of the Assets, including, without limitation, any material Proceeding relating to employment discrimination, harassment, retaliation, wages, equal pay or any other employment-related material Proceeding arising under applicable Legal Requirements.

(d) With respect to the operation or management of the Assets and with respect to the Business Employees, in the past three (3) years, neither the Seller nor any of its subsidiaries has implemented, effectuated or announced a “plant closing,” “mass layoff,” “partial plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar applicable Legal Requirements (each a “WARN Act”)), or other action in violation of an applicable WARN Act.

(e) No Available Employee primarily provides services outside of the United States.

Section 2.36 Water Gathering Systems. No part of the Assets comprising the Seller’s and its Affiliates’ operated pipelines, gathering assets and other infrastructure used for sourcing, transporting or disposing of produced or fresh water associated with the Wells (the “Water Gathering Systems”) are located on lands that are not subject to the Easements and Surface Interests held by Seller and permitting the location of such Assets on the lands covered by such Easements and Surface Interests. The Assets of Seller, taken as a whole, include all of the assets necessary to access, own and operate the Water Gathering Systems as currently accessed, owned and operated by Seller. Seller has not received from any counterparty to any of the Easements and Surface Interests used or held for use in connection with the Water Gathering Systems any unresolved written notice from a grantor of any such agreement, easement or other surface right seeking to terminate or materially amend any such Easements and Surface Interests that remains unresolved. Seller holds good and defensible title to all the Assets comprising the Water Gathering Systems and all applicable Easements and Surface Interests attributable to the Water Gathering Systems, and such Easements and Surface Interests establish a continuous right-of-way along the route of the Water Gathering Systems that is free from any gaps that would reasonably be expected to have a material and adverse effect on Target Company’s ability to own and operate the Water Gathering Systems in a manner consistent with Seller’s and its Affiliates’ past practice.

Section 2.37 FERC Regulations. Except as provided in Schedule 2.37, none of the Assets provides interstate transportation or storage services that are subject to the jurisdiction of the Federal Energy Regulatory Commission pursuant to the Natural Gas Act of 1938, as amended, the Natural Gas Policy Act of 1978, as amended, or the Interstate Commerce Act of 1887, as amended.

Section 2.38 Target Company Representations. Seller represents and warrants to Buyer as of the Closing Date the following matters in this Section 2.38.

(a) Target Company is a limited liability company, and is duly organized, validly existing and in good standing under the laws of the State of Delaware (as of the Execution Date) and Texas (as of the Closing Date), and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

(b) The execution, delivery and performance of the Pre-Closing Reorganization Documents and completion of the Pre-Closing Reorganization have been duly and validly authorized by all necessary corporate or limited liability company actions, as applicable, on the part of Target Company and Seller. The Pre-Closing Reorganization Documents have been duly executed and delivered by Target Company and Seller. The Pre-Closing Reorganization

Documents constitute the legal, valid and binding obligation of Target Company and Seller, enforceable against Target Company and Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). The Pre-Closing Reorganization Documents constitute (i) legal, valid and binding transfers and conveyances of the Assets and (ii) legal, valid and binding obligations of Target Company or Seller or its applicable Affiliate, enforceable against Target Company or Seller or its Affiliate in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(c) Except as set forth in Schedule 2.38(c) and assuming: (x) the receipt of all Consents; (y) the waiver of all Preferential Purchase Rights; and (z) compliance with the HSR Act, in each case as applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation or material breach of (A) any provision of Organizational Documents of Target Company or (B) any resolution adopted by Target Company’s board of directors, managers or officers;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any material Contract or agreement or any material Legal Requirement or Order to which Target Company, or any of Target Company’s Assets or the Target Company Securities, may be subject,;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any material Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to Target Company’s Assets or the Target Company Securities; or

(iv) result in the imposition or creation of any material Encumbrance upon or with respect to any of Target Company’s Assets or the Target Company Securities, except for Permitted Encumbrances with respect to Target Company’s Assets or for Permitted Securities Encumbrances with respect to the Target Company Securities.

(d) Seller has delivered to Buyer true and complete copies of the Organizational Documents of Target Company, as of the Closing.

(e) All of the Target Company Securities have been issued to, and are held by, Seller. Seller has good and valid title to all of the Target Company Securities, free and clear of all Encumbrances, other than Permitted Securities Encumbrances, and all Target Company Securities were not issued in violation of any preemptive rights. Other than the Target Company Securities, there are no Equity Interests in Target Company reserved, issued, or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, profit participation, phantom stock, equity appreciation rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements, or commitments of any character relating to the issued or unissued equity or other ownership interest in Target Company or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Target Company and no securities evidencing those rights are authorized, issued, or outstanding. Target Company has no outstanding bonds, debentures, notes, or other obligations, in each case, that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with respect to the Equity Interests on any matter.

(f) At the Closing, the delivery by Seller to Buyer of the Target Company Securities Assignment will vest Buyer with good and valid title to all of the issued and outstanding Target Company Securities, free and clear of all Encumbrances (other than Permitted Securities Encumbrances).

(g) Target Company (i) does not hold any direct or indirect Equity Interests in any other Person and (ii) is not a participant in any joint venture, partnership, or similar arrangement (other than pursuant to any Material Contract listed on Schedule 2.9(a)).

(h) Target Company has never owned, and does not own or hold title to, any assets other than the Assets. Target Company has never had, and does not have, any liabilities of any kind or character other than the Assumed Liabilities. Prior to the consummation of the Pre-Closing Reorganization, Target Company conducted no business other than incident to its formation as a Delaware limited liability company or conversion to a Texas limited liability company.

(i) Target Company has no, and has never had any, employees. Target Company has no liability under or with respect to any Seller Benefit Plan.

(j) Target Company is not a party to any Contract or other agreement evidencing, and does not have any obligation with respect to, indebtedness for borrowed money of Seller or any Affiliate of Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following as of the Execution Date and the Closing Date:

Section 3.1 Organization and Good Standing. Buyer is a limited liability company and duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

Section 3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon the execution and delivery by Buyer of any Transaction Documents executed or required to be delivered by Buyer at the Closing (collectively, the “Buyer Closing Documents”), the Buyer Closing Documents shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Buyer Closing Documents, and to perform its obligations under this Agreement and the Buyer Closing Documents.

(b) Subject to compliance with the HSR Act, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions.

(c) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members of Buyer or (iii) subject to compliance with the HSR Act, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any contract or agreement or any Legal Requirement or Order to which Buyer may be subject.

(d) Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.3 Certain Proceedings. There is no Proceeding pending against Buyer or any of its Affiliates that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the consummation of any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

Section 3.4 Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, the Target Company Securities and their value. Buyer has relied solely on its business judgment, such advice and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this

Agreement at the Closing. Buyer is acquiring the Target Company Securities for its own account and not for sale or distribution in violation of the Securities Act, any applicable state blue sky laws or any other applicable Legal Requirements.

Section 3.5 Qualification. Buyer is an “accredited investor,” as such term is defined in the Securities Act. Buyer is qualified under applicable Legal Requirements to operate the Assets. Buyer has posted such bonds as may be required for the operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

Section 3.6 Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

Section 3.7 Financial Ability. At Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds, including pursuant to the Guaranty, to enable it to: (a) deliver the amounts due at the Closing; (b) take such actions as may be required to consummate the Contemplated Transactions; and (c) timely pay and perform Buyer’s obligations under this Agreement and the Buyer Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations under this Agreement, and in no event shall Buyer’s failure to perform its obligations under this Agreement be excused by failure to receive funds from any source.

Section 3.8 Securities Laws. The solicitation of offers and the sale of the Target Company Securities by Seller has not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Target Company Securities with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and if it sells, transfers or otherwise disposes of the Target Company Securities or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities Legal Requirements.

Section 3.9 Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, as of the Closing Date, Buyer and its Representatives have: (a) been permitted access to all materials relating to the Assets and Target Company Securities; (b) been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets and Target Company Securities; (c) been afforded the opportunity to investigate the condition of the Assets and Target Company Securities; and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy and completeness of the materials, documents and other information provided or made available to Buyer (whether by Seller or otherwise). WITHOUT LIMITATION OF BUYER’S RIGHTS UNDER THE R&W INSURANCE POLICY, BUYER WAIVES ANY CLAIMS ARISING

OUT OF ANY MATERIALS, DOCUMENTS OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER (WHETHER BY SELLER OR OTHERWISE), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE OR OTHERWISE.

Section 3.10 Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets and Target Company Securities from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. BUYER UNDERSTANDS AND ACKNOWLEDGES THAT NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER GOVERNMENTAL BODY HAS PASSED UPON THE ASSETS OR TARGET COMPANY SECURITIES, OR MADE ANY FINDING OR DETERMINATION AS TO THE FAIRNESS OF AN INVESTMENT IN THE ASSETS OR TARGET COMPANY SECURITIES, OR THE ACCURACY OR ADEQUACY OF THE DISCLOSURES MADE TO BUYER, AND, EXCEPT AS SET FORTH IN ARTICLE 8, BUYER IS NOT ENTITLED TO CANCEL, TERMINATE OR REVOKE THIS AGREEMENT, WHETHER DUE TO THE INABILITY OF BUYER TO OBTAIN FINANCING OR PAY THE PURCHASE PRICE, OR OTHERWISE.

Section 3.11 Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PROVISIONS OF THIS ARTICLE 3.

Section 3.12 Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement Proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

ARTICLE 4

COVENANTS OF SELLER

Section 4.1 Access and Investigation.

(a) Between the Execution Date and the Defect Notice Date, to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party or other restrictions on Seller, or result in a waiver of any legal privilege, Seller shall provide Buyer and its Representatives reasonable access, upon two Business Days’ prior notice and during Seller’s regular hours of business, to the Seller-Operated Assets, and to any contracts, books and records, and other documents and data related to the Assets and Target Company Securities in Seller’s possession, except any such contracts, books and records or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records or other documents and data that are Excluded Assets. No later than February 18, 2026, Seller shall provide to Buyer access (via a virtual data room) to title records in Seller’s or its Affiliates’ possession related to the Assets as are reasonably necessary for Buyer to conduct its title review. No later than February 19, 2026, Seller shall provide to Buyer access (via a virtual data room) to environmental records in Seller’s or its Affiliates’ possession related to the Assets as are reasonably necessary for Buyer to conduct its environmental review. NOTWITHSTANDING THE FOREGOING AND FOR THE AVOIDANCE OF DOUBT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER MAKES NO REPRESENTATION OR WARRANTY, AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE DOCUMENTS, INFORMATION, BOOKS, RECORDS, FILES AND OTHER DATA THAT IT MAY PROVIDE OR DISCLOSE TO BUYER. Seller shall use commercially reasonable efforts (including the assertion of any rights of Seller to information to which Seller is entitled to pursuant to an applicable joint operating agreement or other Contract but without any obligation to pay money or incur any cost or expense that is not advanced by Buyer) to obtain permission for Buyer to gain access to the Properties operated Third Parties to inspect the condition of such Properties, records, and files. Such access by Buyer shall be conducted in a manner that minimizes interference with the operation of business of Seller and any applicable Third Party operator.

(b) Subject to the limitations described in Section 4.1(a), from the first Business Day following the Execution Date until 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability and expense, to conduct a Phase I Environmental Site Assessment of any Assets. Buyer may exercise such right by giving not less than two Business Days’ advance written notice to Seller. Such written notice must include the written permission of any Third Party whose permission is legally required, which Seller shall use commercially reasonable efforts to cooperate with Buyer in securing. In connection with its Phase I Environmental Site Assessment, Buyer and its Representatives shall be permitted to enter upon any Assets, visually inspect the same, review all of Seller’s files and records (other than those that are not required to be provided pursuant to Section 4.1(a)) relating to the Assets, generally conduct visual, non-invasive investigations, including the use of non-invasive equipment such as thermal imaging and drone technology, electronic ground or air scanners or samplers, FLIR cameras and non-photographic devices. Notwithstanding anything in this Section 4.1 to the contrary: (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable Third Parties; and (ii) subject to Section 4.1(a), Buyer’s right of access shall not entitle Buyer to operate equipment other than non-invasive equipment (thermal imaging and drone technology, electronic ground or air scanners or samplers, FLIR cameras and non-photographic devices) or conduct subsurface or other invasive investigation, testing or sampling without Seller’s prior written permission, which may be withheld in Seller’s sole discretion; provided, however, that if (i) Seller withholds such permission to conduct additional review, including a Phase II Environmental Site Assessment, or (ii) Buyer is otherwise prevented from performing a Phase I Environmental Site Assessment or a Phase II Environmental Site Assessment, Buyer may still deliver an Environmental Defect Notice and the failure to perform such activities shall not be a basis for invalidating or otherwise prejudice such Environmental Defect Notice. Furthermore, Buyer agrees to defend, indemnify, and hold harmless each member of Seller Group from and against any and all Damages arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any of Buyer’s Representatives with respect to the Assets under this Agreement, EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, ANY MEMBER OF SELLER GROUP, EXCEPTING ONLY DAMAGES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF SELLER GROUP; PROVIDED, HOWEVER, THAT BUYER SHALL NOT BE LIABLE TO SELLER FOR ANY DAMAGES TO THE EXTENT SUCH DAMAGES (i) ARISE FROM ANY PREEXISTING CONDITION OF THE ASSET, OR (ii) ARE MERELY DISCOVERED BY BUYER DURING ITS DUE DILIGENCE INVESTIGATION, TO THE EXTENT SUCH PRE-EXISTING CONTAMINATION OR OTHER ENVIRONMENTAL CONDITION IS NOT EXACERBATED BY SUCH FIELD VISIT, ENVIRONMENTAL ASSESSMENT OR OTHER DUE DILIGENCE ACTIVITY.

(c) Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and its Affiliates and the Assets. Buyer also acknowledges and agrees to hold (and to cause Buyer’s Representatives to hold) such confidential information in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets). Notwithstanding the foregoing sentence, no such termination of the Confidentiality Agreement shall relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

(d) Upon completion of Buyer’s due diligence, Buyer shall: (i) repair all damage to any Assets resulting from Buyer’s or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm); (ii) if applicable, restore the Assets to the same or better condition as they were prior to commencement of any such due diligence; and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense. Buyer’s compliance with its obligations under this Section 4.1(d) shall be at Buyer’s sole cost and expense.

(e) During all periods that Buyer or its Representatives or environmental contractors are on the Assets, Buyer and its Representatives or environmental contractors shall maintain, at their sole expense, policies of insurance of the types and in the amounts customary for Buyer’s or any Buyer’s Representatives’ review. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering onto the Assets.

Section 4.2 Conduct of Business. From the Execution Date until the Closing, except (w) as required by applicable Legal Requirements, (x) as set forth in the ordinary course development plan and budget set forth on Schedule 4.2 (the “Ordinary Course Development

Plan”), (y) for operations covered by the capital commitments described on Schedule 2.12, or (z) as expressly contemplated by this Agreement, including the Pre-Closing Reorganization, or expressly consented to in writing by Buyer, Seller shall and shall cause Target Company to:

(a) conduct the ownership and, where applicable, operation of the Assets in the ordinary course of business in substantially the same manner as conducted by Seller in the 12 months prior to the Execution Date, and in accordance with the Reasonably Prudent Operator Standard;

(b) not transfer, sell, hypothecate, encumber, place an Encumbrance on, novate, swap, trade, exchange, pledge, affirmatively relinquish, affirmatively abandon or otherwise dispose of any of its Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business, (B) the plugging and abandonment of any Assets to the extent required under any applicable Legal Requirements or Contracts, (C) sales and dispositions of equipment and materials included in the Assets that are obsolete or replaced, (D) for the incurrence of any Permitted Encumbrance in the ordinary course of business or (E) pursuant to an acreage trade, swap or exchange permitted pursuant to Schedule 4.2(b);

(c) other than ordinary course operational or administrative Proceedings before the Oklahoma Corporation Commission, not institute any Proceeding (other than any Proceeding related to Taxes), or enter into, or offer to enter into, any compromise, release or settlement of any Proceeding pertaining to the Assets (other than any pooling or similar order executed in the ordinary course of business), or waive or release any material right of Seller (or Target Company) with respect to the Assets, (A) for which the amount in controversy is reasonably expected to be in excess of $250,000, net to such Seller’s (or Target Company’s) interest individually, or $1,000,000, net to such Seller’s (or Target Company’s) interest in the aggregate; or (B) with respect to any compromise, release or settlement, that (1) does not result in a final resolution of Seller’s (or Target Company’s) liability with respect to a Third Party claim (including, in the case of a settlement, an unconditional written release of the indemnified Person from all further liability in respect of such Third Party claim), (2) provides for any injunctive relief again, or requires any performance by, Seller (or Target Company) other than payment of monetary Damages or (3) would reasonably be expected to have a material and adverse impact on Seller (or Target Company) or the ownership and operation of the Assets with respect to any period of time after the Effective Time (other than as a result of monetary Damages); provided, however, this Section 4.2(c) shall not restrict or prohibit Seller (or Target Company) from compromising or settling any Proceeding where such settlement involves only the payment of money by Seller or that would not be binding on Target Company or the Assets after Closing;

(d) not: (i) amend any material Tax Returns of Target Company; (ii) change the tax classification of Target Company, except for the avoidance of doubt, in connection with the Pre-Closing Reorganization; (iii) take any position in any material Tax Return of Target Company that is materially inconsistent with any position previously taken or (iv) settle or compromise any material Tax claim, audit, assessment or dispute with a Governmental Body or surrender any right to claim a Tax refund, in each case with respect to Target Company;

(e) not voluntarily relinquish its position as operator of any of the Assets to anyone other than Buyer (or an Affiliate of Buyer) with respect to any of the Assets operated by Seller or any Affiliate thereof, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a lease or applicable Legal Requirements;

(f) not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by Seller (or Target Company)), novate, amend, waive, assign, dispose of, affirmatively release any material right under or extend any Material Contracts (in each case, other than any Material Contract of the type described in clauses (iv) or (v) of the definition of “Material Contracts”), except (A) to the extent reasonably necessary to conduct operations permitted hereunder (including the operations contemplated under the Ordinary Course Development Plan or with respect to any existing producing Wells), and only to the extent the term thereof is no longer than 12 months or (B) joint operating agreements, unit operating agreement, pooling or pre-pooling agreements, pooling declarations, pooling orders, surface use agreements and similar agreements entered into in the ordinary course of business or (C) in connection with any acreage trade, swap or exchange permitted pursuant to Schedule 4.2(b);

(g) (i) submit to Buyer for prior written approval, all written requests received by Seller or its Affiliates for capital expenditures relating to the Assets that involve individual commitments of more than $500,000, net to Seller’s interest, and (ii) not propose, approve or consent to (or non-consent to) any operation or activity (or series of related operations or activities) on the Assets or otherwise commit to make any capital expenditures, in each case, reasonably anticipated to cost Seller or its Affiliates (or, after Closing, Buyer or its Affiliate) more than $500,000, net to Seller’s interest; provided, however, that, notwithstanding the foregoing, Seller has the right to conduct (and will not be required to submit to Buyer any request for written approval prior to commencing, proposing, approving or consenting to) any operation or activity contemplated in the Ordinary Course Development Plan unless the reasonably expected aggregate costs of (A) drilling, completing and equipping operations (but not reworking or workover operations) set forth in the Ordinary Course Development Plan would reasonably be expected to result in Seller (or Target Company) exceeding the budget for “Drill/Complete/Equip” operations specified in the Ordinary Course Development Plan by more than 10% in the aggregate, (B) workover operations (but not drilling, completing and equipping operations) would reasonably be expected to result in Seller (or Target Company) exceeding the budget for “Workover” operations specified in the Ordinary Course Development Plan by more than 15% in the aggregate, (C) facilities and tie-in projects set forth in the Ordinary Course Development Plan would reasonably be expected to result in Seller (or Target Company) exceeding the budget for “Facilities & Tie-Ins” specified in the Ordinary Course Development Plan by more than 15% in the aggregate, or (D) the operations and allocations listed in the “Infrastructure, Land, Base” operations would reasonably be expected to result in Seller (or Target Company) exceeding the budget for such “Infrastructure, Land, Base” operations specified in the Ordinary Course Development Plan by more than 15% in the aggregate, then in any case of (A), (B), (C) or (D), Seller (or Target Company) shall not propose, commit to or approve, or elect to participate in, or to be a non-consenting party with respect to (except to the extent that Buyer has denied consent to participate in an operation for which Buyer’s consent is required pursuant to this Section 4.2), any authorizations for expenditure for capital expenditures whether or not proposed by a Third Party or contemplated in the Ordinary Course Development Plan, that is reasonably estimated to involve commitments that would exceed the budget threshold set forth in subsections (A), (B), (C) or (D) above (net to the Working Interest of Seller (or Target Company)), except in the event of an emergency to protect life or protect against imminent and substantial threat to environment or property;

(h) use commercially reasonable efforts to furnish Buyer with copies of all drilling, completion and workover AFEs that Seller (or Target Company) receives from any Third Parties after the Execution Date which will be binding on the Assets after the Effective Time;

(i) (i) not amend or modify any Lease or Easement and Surface Interest (other than in a de minimis respect) and (ii) use commercially reasonable efforts to maintain in full force and effect all Leases and Easements and Surface Interests in the ordinary course consistent with past practices over the prior twelve 12-month period immediately preceding the Execution Date; provided, in no event shall Seller have any obligation to make any payment or undertake any drilling or operational activity to hold or extend any Lease or Easement and Surface Interest; provided, further that Seller will use commercially reasonable efforts to notify Buyer at least 10 Business Days in advance of any termination or expiration;

(j) maintain the Records in the usual, regular and ordinary manner, in accordance with the usual practices of Seller;

(k) not plug or abandon any well located on the Assets unless required by Legal Requirements or Contract or in accordance with the Ordinary Course Development Plan;

(l) use commercially reasonable efforts to maintain in all material respects (i) all material Permits that are maintained by Seller or any of its Affiliates with respect to the Assets as of the Execution Date and (ii) all bonds, letters of credit and guaranties that are maintained by Seller or any of its Affiliates with respect to the Assets as of the Execution Date;

(m) not transfer, pledge, grant, dispose of, encumber (other than with respect to Permitted Securities Encumbrances), deliver, redeem or sell any Target Company Securities held by Seller, issue any Equity Interests of Target Company or authorize any such action;

(n) not amend or adopt any change to, or waive any rights under, any Organizational Documents of Target Company;

(o) not form or acquire a subsidiary of Target Company or any of its subsidiaries, including by merger, consolidation, securities acquisition, share exchange, business combination or otherwise;

(p) not permit Target Company to engage in any business or transactions prior to Closing other than the consummation of the Pre-Closing Reorganization or in accordance with the Ordinary Course Development Plan;

(q) not adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution or wind-up of Target Company;

(r) promptly, but in any event within five Business Days after Seller obtains Knowledge thereof, notify Buyer of (i) any Proceedings filed with any Governmental Body, or Threatened in writing against Seller or its Affiliates, with respect to the Assets or transactions contemplated by this Agreement, (ii) any material notices received from any Governmental Body pertaining to the Assets, the Target Company Securities or Target Company or (iii) any actual or threatened Casualty Loss event;

(s) other than preferential rights to purchase arising under customary A.A.P.L. form joint operating agreements (but only to the extent such preferential rights to purchase are waived with respect to the transactions contemplated by this Agreement), not grant or create any Preferential Purchase Right or Required Consent with respect to the direct or indirect transfer of any of the Assets;

(t) except as required by the terms of any Seller Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation or benefits payable or to be provided to any Available Employee or (ii) permit Target Company to establish, adopt, contribute to or enter into any Seller Benefit Plan or other compensation or benefit plan, policy, program, agreement or arrangement;

(u) except as contemplated or permitted by the consummation of the Pre-Closing Reorganization, transfer or assign any Available Employee to Target Company, or modify the job duties, responsibilities or services of any Available Employee such that he or she ceases to be an Available Employee; provided, however, in no event shall the Target Company or any subsidiary thereof hire any employees, engage any contractors or consultants, or otherwise utilize the services of or engage any service providers;

(v) not affirmatively waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any current or former employee, director, manager or individual independent contractor (including those providing services through a sole proprietorship or an entity wholly owned and operated by an individual) providing services to the Assets;

(w) except as required under applicable Legal Requirements, not, and shall cause Seller’s Affiliates not to, (A) enter into or agree to be bound by any Collective Bargaining Agreement with regard to the Assets or any Business Employees, or (B)

voluntarily recognize any Union or group of employees as the bargaining representative for any Business Employees or regarding the Assets;

(x) except as necessary to consummate the Contemplated Transactions, not, and shall cause Seller’s Affiliates who employ Business Employees to not, implement, effectuate or announce (A) any plant closing, mass layoff, furlough, or other action that would trigger notice obligation under an applicable WARN Act, without fully complying with the applicable WARN Act for all impacted employees, (B) any furlough or layoff or material reduction in hours that lasts for longer than three months, or (C) an employment loss (as defined in the WARN Act) that occurs within the 120 days prior to Closing for more than fifteen (15) employees of the Seller and its subsidiaries who would all be counted together for purposes of determining whether an applicable WARN Act was implicated;

(y) not transfer any material facilities or material equipment used or usable for the operation of the Assets from the Sale Area to Seller’s operations outside of the Sale Area; and

(z) not agree or commit to take (or not to take, as applicable) any of the actions described above.

Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets. Accordingly, Buyer further agrees that: (x) the acts or omissions of the other working interest owners who are not Seller (or Target Company) shall not constitute a Breach of the provisions of this Section 4.2; and (y) any action required by a vote of working interest owners shall not constitute such a Breach so long as Seller and its controlled Affiliates have voted their respective interest in a manner that complies with the provisions of this Section 4.2. Further, no action or inaction of any Third Party (including the applicable operators of the Assets) who are not Affiliates of Seller with respect to any Asset shall constitute a Breach of this Section 4.2 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 4.2. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 4.2. Buyer’s approval of any such action shall: (x) not be unreasonably withheld, conditioned or delayed; and (y) be considered granted five Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent, unless Buyer notifies Seller to the contrary during such five-Business Day period. In no event will Breach or Damages arising from the conduct of physical operations by Seller or its Affiliate as the “operator” of any of the Seller-Operated Assets pursuant to Section 4.2(a) be used by Buyer as a basis to terminate this Agreement, assert the failure of any of Buyer’s conditions to Closing to be satisfied, or assert that Seller is not entitled to terminate this Agreement, in each case, except to the extent resulting from Seller’s or its Affiliate’s actual gross negligence or willful misconduct. Notwithstanding the foregoing provisions of this Section 4.2, in the event of an emergency involving immediate danger to life, property, or the environment, Seller may take such action as reasonably necessary to protect such life, property, or the environment and shall notify Buyer of such emergency action reasonably promptly thereafter. Any matter approved (or deemed approved) by Buyer pursuant to this Section 4.2 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 2 shall be deemed to be an exclusion from all representations and warranties for which it is relevant. Notwithstanding anything to the contrary in this Agreement, the Parties agree that all requests for approval: (x) for any action restricting Seller’s conduct of business pursuant this Section 4.2 shall be directed to [name and email address redacted] on behalf of Buyer; and (y) for any access for which Buyer is entitled to pursuant to Section 4.1 shall be directed to [name and email address redacted] on behalf of Seller.

Section 4.3 Insurance. Seller shall maintain (or cause to be maintained) in full force and effect during the period from the Execution Date until the Closing, all of Seller’s or its Affiliates’ current insurance policies pertaining to the Assets in the amounts and with the minimum coverages currently maintained by Seller as of the Execution Date. From and after Closing Seller shall reasonably cooperate with Buyer (at Buyer’s sole cost and expense) in pursuing insurance claims against Seller’s pre-Closing insurance policies for any occurrences arising or claims first made prior to Closing, in each case, to the extent pertaining to any Assumed Liabilities; provided that nothing in this Section 4.3 shall require Seller or its Affiliates to maintain any minimum insurance coverage levels with respect to the Assets from and after Closing. Seller shall not, and shall not permit any of its Affiliates to release, commute, buy-back or otherwise eliminate coverage applicable to the Assets under any such policy except as resulting from Seller’s periodic insurance review, insurance renewal or other circumstances unrelated to such claims. If Seller receives any insurance proceeds following Closing with respect to the Assumed Liabilities, Seller shall promptly pay such insurance proceeds (or portion thereof) pertaining to the Assumed Liabilities to Buyer. The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs to the extent attributable to the Assets.

Section 4.4 Consent and Waivers. Seller shall promptly (and in any event within 7 days after the Execution Date) commence and diligently pursue all consents, waivers and approvals (other than Customary Post-Closing Consents) necessary to consummate the Contemplated Transactions, using commercially reasonable efforts to obtain the same prior to Closing. Such consent requests will describe the Contemplated Transactions substantially as described in Schedule 4.4. Seller (or Target Company) shall not agree to any condition, amendment or obligation to obtain a consent that would be binding on Target Company, Buyer, the Assets or the Target Company Securities after Closing without Buyer’s written consent (which consent shall not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing sentence, Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain any Consents or waivers of Preferential Purchase Rights. Buyer shall cooperate with Seller in seeking to obtain such Consents and to comply with the terms of any applicable Preferential Purchase Rights.

Section 4.5 Successor Operator. While Buyer acknowledges that it desires for Buyer or its Affiliate (including after Closing, the Target Company) to succeed Seller (or Seller’s operating Affiliate) as operator of those Assets or portions thereof that Seller (or its applicable operating Affiliate) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Target Company shall become successor operator of such Assets because such Assets (or portions thereof) may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Seller-Operated Assets, Seller shall use commercially reasonable efforts to support Buyer’s efforts for Buyer or its Affiliate (including after Closing, the Target Company) to become successor operator of such Assets (to the extent permitted under any applicable operating agreement or similar Contract) effective as of the Closing and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement or similar applicable Contract, Buyer or its Affiliate (including after Closing, the Target Company) as successor operator of such Assets effective as of Closing. Seller’s efforts under the prior sentence shall be at Buyer’s sole cost and expense.

ARTICLE 5

OTHER COVENANTS

Section 5.1 Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing upon obtaining Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition; provided, however, that the failure of a Party to comply with the covenant set forth in this sentence shall not constitute a Breach or other violation of this Agreement or give rise to the exercise of any remedies in this Agreement by the other Party. If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 8.1(d)), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 5.2 Replacement of Insurance, Bonds, Letters of Credit and Guaranties.

(a) The Parties understand that none of the insurance currently maintained by Seller or its Affiliates covering the Assets, nor any of the bonds, letters of credit or guaranties, if any, posted by Seller or any of Seller’s Affiliates with Governmental Bodies, co-owners or other Persons and relating to the Assets will be available to Target Company after Closing. Without limitation of Section 5.3 and Section 5.6, on or before the Closing Date, Buyer shall obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit and guaranties, and evidence of such other authorizations, qualifications and approvals as may be necessary for Target Company to own and, with respect to Seller-Operated Assets, operate such Assets to the extent described on Schedule 5.2(a), and to cause the release of all credit support described on Schedule 2.17 to Seller. Effective as of the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.

(b) Promptly (but in no event later than 30 days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Seller shall (at no out-of-pocket cost, expense or liability to Seller)

reasonably assist Buyer with such filings. Buyer shall indemnify, defend and hold harmless Seller Group from and against all Damages arising out of Target Company’s holding of such title or operatorship of the Assets after the Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.

Section 5.3 Midstream Agreements. Subject to and without limiting Section 5.6 with respect to the FT Agreements, as to each of the Contracts set forth in Schedule 5.3 (the “Midstream Agreements”), from the Execution Date until Closing, Seller and Buyer shall, and Seller shall cause its Affiliates to, use their commercially reasonable efforts to obtain any Consents to assignment required under the Midstream Agreements; provided, that Seller shall have the right to request that such counterparty consent to a novation of any such Midstream Agreement from Seller or its Affiliates to Target Company (with respect to any covenants, agreements or obligations related to or arising from the Midstream Agreements on or after the Effective Time). To the extent the counterparty to any such Midstream Agreement requires that Target Company post or provide any security or other financial assurances in order to obtain Consent to assign (or a novation of) such Midstream Agreement to Target Company and to the extent such security or other financial assurance is required to be posted under the express terms of the Midstream Agreement (including pursuant to an adequate assurances provision), then Buyer agrees it or its Affiliates shall post such security or other financial assurance in favor of such counterparty (effective as, and subject to the occurrence, of the Closing) up to the maximum amount expressly specified in such Midstream Agreement (or, if the Midstream Agreement does not specify a maximum amount, an amount not to exceed security of up to three months of required payment obligations under such Midstream Agreement) (and provided that such counterparty does actually provide its Consent and the Midstream Agreement is included in the Assets at the Closing). Except as expressly set forth in the preceding sentence with respect to the Midstream Agreements and as required pursuant to Section 5.6 with respect to the FT Agreements, but otherwise notwithstanding anything to the contrary, neither Buyer nor Target Company shall be under any obligation to pay any money or post or provide any security or other financial assurances, or to agree to any amendment or modification to any Contract, in order to obtain any Consents (and for clarity any novation). Where a counterparty is unwilling to provide a novation (or is willing to provide a novation but on terms and conditions beyond what Seller and Buyer are obligated under this Agreement) but is willing to provide its Consent to assignment, Seller may not refuse or intentionally delay such Consent to assignment; provided that, if such counterparty is willing to provide a novation but requires security or other financial assurances in favor of such counterparty beyond what Buyer is obligated to provide under this Agreement, then Seller (in its commercially reasonable discretion) shall be entitled to post such additional or excess security or other financial assurances above the amount required by Buyer under this Agreement in order to obtain such novation, and Buyer may not refuse or intentionally delay such novation.

Section 5.4 Governmental Reviews. Subject to and without limitation of Section 5.5, Section 5.6, and Section 5.7: (a) Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions (excluding, for clarity, (i) any filings, applications or negotiations required to transfer the Assigned FCC Licenses, which are separately addressed in Section 5.5, (ii) any filings, applications or negotiations required in connection with the release of capacity under the FT

Agreements, which are separately addressed in Section 5.6, or (iii) any filings, applications or negotiations required under the HSR Act, which are separately addressed in Section 5.7); and (b) each Party shall, to the extent permitted pursuant to applicable Legal Requirements cooperate with and use all reasonable efforts to assist the other Party(ies) with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions (other than any such filings or fees relating to Taxes and except as otherwise provided in this Agreement), regardless of whether Buyer, Seller or any Affiliate of any of them is required to make the payment.

Section 5.5 FCC Filings. If requested by Buyer no later than 15 Business Days prior to Closing, Seller and Buyer shall prepare, as soon as is practical prior to Closing, any necessary filings in connection with the Contemplated Transactions that may be required to be filed by the Parties or any Affiliate thereof with the Federal Communications Commission with respect to transfer or assignment of the Assigned FCC Licenses. Buyer shall pay all amounts payable to the Federal Communications Commission or other Governmental Body with respect to the transfer or assignment of the Assigned FCC Licenses under this Agreement. If applicable in accordance with this Section 5.5, Seller and Buyer shall: (x) promptly furnish each other with copies of any notices, correspondence or other written communication from the FCC; (y) promptly make any appropriate or necessary subsequent or supplemental filings; and (z) cooperate in the preparation of such filings as is reasonably necessary and appropriate. In addition, if applicable in accordance with this Section 5.5, (a) prior to the Closing, Buyer shall deliver evidence to Seller of its Federal Registry Number with respect to the Assigned FCC Licenses and its designation of an applicable contact person with respect to the Assigned FCC Licenses; and (b) promptly following Closing, Buyer and Seller shall execute and deliver the forms and documents required by the applicable Governmental Body to transfer or assign the Assigned FCC Licenses to Buyer.

Section 5.6 Release of Capacity Under FT Agreement.

(a) The Parties agree to use commercially reasonable efforts to prepare and file with the Federal Energy Regulatory Commission (“FERC”) no more than 10 Business Days following the Execution Date a joint petition for temporary and limited waivers of any applicable (i) FERC capacity release rules, regulations, or policies and (ii) provisions of a transporter’s FERC tariff, as well as any other waivers or relief deemed necessary to facilitate the permanent release of capacity under the FT Agreements to be effective on or after the Closing (the “Petition for Waiver”) to the extent that such waiver is or may be reasonably necessary to facilitate the assignment or permanent release from Seller and its Affiliates to the Target Company, or a designated Affiliate of Buyer, of natural gas pipeline transportation service agreements subject to the jurisdiction of FERC on rates, terms and conditions (not including those discretionary credit requirements that may be imposed by a pipeline under the terms of its tariff) identical to those currently in effect. The Parties further agree to cooperate in all respects with each other in communicating with and obtaining any necessary consents from the applicable transporter with respect to the Petition for Waiver.

(b) Promptly following the later of (i) the expiration of the Transition Services Agreement as it relates to the performance of marketing services and (ii) receipt of a final FERC order granting the Petition for Waiver, the Parties shall cooperate with the applicable transporter to effect a permanent release of the capacity under the FT Agreements in accordance with the pertinent provisions of the transporter’s FERC tariff and the final FERC order granting the Petition for Waiver. Buyer, or a designated Affiliate of Buyer, shall comply with the applicable transporter’s credit and other tariff requirements, including timely posting such credit support, if any, as the transporter requires. Buyer, or a designated Affiliate of Buyer, shall execute a new firm transportation service agreement with the transporter for such released capacity as reasonably requested by such transporter.

(c) In connection with the assignment or permanent release to Buyer or its designated Affiliate of the interests as to each separate FT Agreement, Buyer, or its designated Affiliate, at Buyer’s sole cost and expense, (i) shall provide the credit support in the form and amount required by the applicable transporter consistent with the applicable FT Agreement or the transporter’s then-current tariff (including any discretionary credit requirements), as applicable, and (ii) shall take any other action necessary to effectuate such assignment or permanent release under all applicable capacity release regulations and related policies and requirements and of the related tariff requirements of the applicable interstate pipelines providing transportation service under such FT Agreement; provided that, in no event shall Buyer or any of its Affiliates be required to agree to any adverse amendment or modification to any of the material terms of the FT Agreements (other than credit support amounts and provided that any amendment to the fees or term shall be deemed to be material).

(d) If, for any reason, a FERC order granting the Petition for Waiver with respect to any of the FT Agreements has not been issued on or before the expiration of the Transition Services Agreement as it relates to the performance of marketing services, (i) the affected FT Agreement(s) shall be retained by Seller (or its Affiliate) and not assigned to the Target Company, and (ii) the Parties shall promptly enter into such agreements as are reasonably necessary for Seller (or its Affiliate) to administer the capacity available to Seller (or its Affiliate) under such FT Agreement(s), in a manner that (A) is compliant with the applicable transporter’s FERC tariff and FERC’s rules and regulations and (B) as closely as is reasonably feasible, economically effectuates the intent of the Contemplated Transactions with respect to the FT Agreements, in the absence of a permanent release thereof. The Parties shall maintain the foregoing arrangement in place until the earlier of (x) the expiration of the applicable FT Agreement(s) and (y) the receipt of a final FERC order granting the Petition for Waiver with respect to the applicable FT Agreement(s) and the successful completion of the Parties’ obligations under Section  5.6(b) with respect to such FT Agreement(s), in any event prior to the expiration of such FERC order.

Section  5.7 Regulatory Matters. Notwithstanding Section 5.4 and except with respect to (x) any filings, applications or negotiations required to transfer the Assigned FCC Licenses, which are separately addressed in Section 5.5, or (y) any filings, applications or negotiations required in connection with the release of capacity under the FT Agreements, which are separately addressed in Section 5.6:

(a) Seller and Buyer shall: (i) make or cause to be made appropriate filings pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable, but in no event later than 10 Business Days after the Execution Date; (ii)

join in a request for early termination of applicable waiting periods under the HSR Act; (iii) use reasonable best efforts to make an appropriate response at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), the FCC or any other Governmental Body; and (iv) use reasonable best efforts to: (x) cause the waiting periods required under the HSR Act and any other Legal Requirement to terminate or expire at the earliest possible date; (y) resist in good faith, at each of their respective cost and expense, any assertion that the Contemplated Transactions constitutes a violation of Legal Requirements; and (z) eliminate every impediment under any Legal Requirements that may be asserted by any Governmental Body so as to enable the Closing to occur as soon as reasonably possible, and in any case prior to the Outside Date. Seller agrees and acknowledges that Buyer’s obligation to use its reasonable best efforts does not include (A) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of the Assets or any of Buyer’s assets, properties or businesses, or accepting any restriction on its freedom of action with respect thereto following the Closing or (B) defending through litigation on the merits any claim asserted in court by any party that would prevent or delay the Closing. Each Party shall (I) cooperate with the other Party in all respects with each other in connection with any filing, submission, investigation or inquiry; (II) promptly inform the other Party of any substantive communication received by such Party from, or given by such Party to, the DOJ, FTC or any other Governmental Body and of any material communication received or given in connection with any Proceeding by a private party, in each case, regarding the Contemplated Transactions; (III) have the right to review in advance, and each shall consult the other on, any filing (except for HSR filings) made with, or written materials to be submitted to, the DOJ, FTC, or any other Governmental Body or, in connection with any Proceeding by a private party, any other person, in connection with the Contemplated Transactions; (IV) consult with each other in advance of any substantive meeting, discussion, telephone call or conference with the DOJ, FTC, or any other Governmental Body or, in connection with any Proceeding by a private party, with any other Person, and (V) to the extent not expressly prohibited by the DOJ, FTC, or any other Governmental Body or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the Contemplated Transactions. Any information required to be provided to the other Party pursuant to this section may be redacted (1) to remove references concerning the valuation of the Assets, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with Legal Requirements, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that a party may reasonably designate any competitively sensitive material provided to another party under this section as “Outside Counsel Only”. Seller and Buyer shall each bear their own respective costs and expenses incurred in connection with any filings contemplated by this Section 5.7(a), and filing fees shall be paid 50% by Seller and 50% by Buyer.

(b) Until the HSR Clearance Date, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any oil and gas assets located in the State of Oklahoma, if (x) such acquisition would be reportable under the HSR Act and (y) the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Body necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Body seeking or entering an order prohibiting the consummation of the Contemplated Transactions; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Contemplated Transactions.

(c) In connection with the agreements set forth in this Section 5.7, Seller and Buyer shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to make, in a timely manner, all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions in accordance with this Section 5.7. Each Party shall, to the extent permitted pursuant to applicable Legal Requirement, reasonably cooperate with and use commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 5.8 Disclosure Schedules. If any fact, condition or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of Article 2, a single disclosure of such fact, condition or matter on such disclosure Schedule shall constitute disclosure with respect to all Sections of Article 2 to which such fact, condition or other matter applies to the extent such application is readily apparent on its face. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

Section 5.9 R&W Insurance Policy. The Parties acknowledge and agree that, as of or prior to the Execution Date, Buyer has procured the R&W Conditional Binder in connection with the R&W Insurance Policy in the form attached as Exhibit I. The R&W Insurance Policy shall expressly provide that: (a) the R&W Insurer irrevocably waives and otherwise shall not pursue any claim or other right against Seller, its Affiliates, and its and their respective representatives by way of subrogation, claim for contribution, indemnification or otherwise, except, in all cases, in the event of Fraud (the “Seller Subrogation Provision”); (b) Seller, its Affiliates, and its and their respective representatives are express third-party beneficiaries of the Seller Subrogation Provision; and (c) the Seller Subrogation Provision (including any corresponding defined terms, and any other provision reasonably required to give effect to the Seller Subrogation Provision) may not be amended, restated, modified or otherwise revised in any manner adverse to Seller, its Affiliates, and its and their respective representatives without Seller’s prior written consent. Buyer shall provide Seller with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing. The Parties acknowledge and agree that any failure by Buyer to obtain or maintain the R&W Insurance Policy in accordance with this Section 5.9 shall not in any manner increase, diminish, or otherwise alter any liability of Seller or any of its Affiliates or representatives under this Agreement, including if (x) the R&W Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, or (y) the coverage provided under the R&W Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to

Buyer or its Affiliates, in whole or in part. For the avoidance of doubt, the Parties acknowledge and agree that (i) the procurement by Buyer of the R&W Insurance Policy is not a condition to Closing (ii) all costs and expenses with respect to obtaining the R&W Insurance Policy for coverage up to 20% of the Purchase Price, including the total premium, underwriting costs, Taxes, brokerage commission, and other costs and expenses of such policy, will be borne 50% by Buyer, and 50% by Seller, (iii) all costs and expenses with respect to obtaining the R&W Insurance Policy for coverage in excess of 20% of the Purchase Price, including the total premium, underwriting costs, Taxes, brokerage commission, and other costs and expenses of such excess coverage shall be borne solely by Buyer, and Seller shall have no liability whatsoever with respect to such excess coverage; and (iv) any retention, deductible or self-insured amount under the R&W Insurance Policy shall be borne solely by Buyer.

Section 5.10 Satisfaction of Conditions. Between the Execution Date and the Closing Date: (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 6 to be satisfied; and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied.

Section 5.11 Assigned Vehicles. At Closing, subject to the remaining provisions of this Section 5.11, Seller shall convey to Target Company (a) the vehicles listed on Exhibit D that are allocated to any Continuing Employee and (b) at Buyer’s election, which shall be made in writing delivered to Seller not later than 30 days prior to the Closing Date, any other vehicles listed on Exhibit D (collectively, the “Assigned Vehicles”). With respect to any Assigned Vehicles that are leased vehicles (rather than owned by Seller or its Affiliate), (i) to the extent allowed under existing contractual or lease arrangements, Target Company shall assume at Closing any existing leases with respect to the Assigned Vehicles or enter into a separate agreement with the counterparty thereto governing Target Company’s or its Affiliate’s lease of such Assigned Vehicles; or (ii) if Target Company is unable to assume the leases (or enter into a separate agreement with the applicable counterparty) at the time of Closing with respect to any such leased Assigned Vehicle, then (A) Seller shall acquire the affected Assigned Vehicles and convey them to Target Company at Closing free of such leases and (B) the Purchase Price will be adjusted upward by the lesser of (1) the remainder of the lease payments and any transfer fees with respect to such Assigned Vehicles, or (2) the actual cost to Seller or its Affiliate to buy out the lease for the applicable Assigned Vehicles. As part of Buyer’s access rights under Section 4.1, from and after the Execution Date and until the Closing, Seller shall make available to Buyer the Records in Seller’s or its Affiliates’ possession or control pertaining to the vehicles listed on Exhibit D and reasonably cooperate with Buyer (at no out-of-pocket cost, expense or liability) in facilitating the provisions of this Section 5.11.

Section 5.12 Termination of Affiliate Contracts. Except as set forth on Schedule 5.12, Seller shall take all actions necessary to terminate, effective as of Closing, all Affiliate Contracts insofar as the same relate to or are binding upon the Target Company or the Assets (excluding, however, any of the Pre-Closing Reorganization Documents or other Transaction Documents). Seller shall bear all cost and expenses incurred in connection with such terminations, and neither Buyer nor Target Company shall have any liability or obligation with respect thereto from and after the Closing.

Section 5.13 Pre-Closing Reorganization. The forms of the material documents necessary to effect the Pre-Closing Reorganization are set forth on Exhibit F (the “Pre-Closing Reorganization Documents”). Prior to Closing, Seller shall, and shall cause Target Company to, execute and deliver the Pre-Closing Reorganization Documents and effect the consummation of the Pre-Closing Reorganization. Seller shall bear all costs and expenses with respect to the Pre-Closing Reorganization.

Section 5.14 Confidentiality. Seller, for itself and on behalf of its Affiliates, acknowledge that, after the Closing, Buyer and its Affiliates would be irreparably damaged if any confidential information regarding Buyer, its Affiliates, Target Company, the Target Company Securities, the Assets and the operation thereof (including information regarding the activities, finances, properties and other assets, marketing, pricing, suppliers, customers, licensors and licensees, and any information or reports provided by or on behalf of Buyer in connection with its due diligence investigation of the Assets prior to Closing) or the identification of any Non-Recourse Person or their involvement in the transactions contemplated hereunder were disclosed to or utilized on behalf of any other Person. Seller, for itself and on behalf of its Affiliates, covenant and agree that, for a period of 12 months following the Closing, they will not, without the prior written consent of Buyer, disclose or permit to be disclosed or use or permit to be used in any way any such confidential information (including the identification or name of any Non-Recourse Person with respect to their involvement in the transactions contemplated hereunder) unless (i) it receives a request or is compelled to disclose such confidential information by judicial or administrative process or by other Order issued by a Governmental Body, (ii) such disclosure is required by the rules of any applicable stock exchange or regulatory or self-regulatory organization or other applicable Legal Requirement; (iii) such disclosure is to its accountants, attorneys, advisors and other professional consultants, any existing or prospective lenders or financing sources, or Non-Recourse Persons (in each case, to the extent that each is subject to similar confidentiality obligations with Seller); (iv) such disclosure is necessary in connection with the filing of Tax Returns or claims for refund or in defending, prosecuting or otherwise conducting any examination, audit or administrative or judicial Proceeding regarding any Tax Return or Taxes; or (v) such disclosure is made in connection with the enforcement, defense or settlement of Seller’s rights and obligations under this Agreement, the Transaction Documents or as may be reasonably necessary to effect the transactions under this Agreement or the Transaction Documents, including without limitation, in connection with complying with or obtaining a waiver of any Preferential Purchase Right, Consent, or novation of a Midstream Agreement or complying with any Contract with Third Parties; provided, however, that Seller shall not disclose the identity of any Affiliate of Buyer, or any other Non-Recourse Person, pursuant to clauses (i) through (v) above unless (A) such disclosure is necessary to comply with or satisfy the applicable requirement giving rise to such disclosure and (B) Seller has been advised by legal counsel that such disclosure is necessary. Seller, for itself and on behalf of its Affiliates, as applicable, shall give Buyer prior written notice of any disclosure pursuant to clause (i) above (or of any requirement in clauses (i) through (v) above as it pertains to disclosing the identity of any non-Buyer Affiliate or Non-Recourse Person) and cooperate with Buyer, at Buyer’s expense, to limit or obtain confidential treatment of the information so required to be disclosed. Upon the expiration of such period of 12 months following the Closing, Seller shall destroy or return to Buyer copies of any and all Records retained by Seller pursuant to Section 12.1, except to the extent such Record are needed to enforce or comply with Seller’s rights, obligations or covenants under this Agreement or the other Transaction Documents, under the rules of any applicable stock exchange or regulatory or self-

regulatory organization or other applicable Legal Requirement or are retained in the ordinary course of business of Buyer (including archival or back-up copies) in compliance with Seller’s or its Affiliates internal document retention policies. Notwithstanding Section 9.3 or anything in this Agreement, Buyer’s sole and exclusive recourse and remedy for any breach by Seller of this Section 5.14 shall be injunctive or equitable relief, and in no event will Seller’s indemnity obligation pursuant to Section 9.3(a) apply to, and Buyer (for itself and its Affiliate affirmatively waives and right to enforce such obligations with respect to) any Breach or purported Breach of this Section 5.14. Further, nothing in this Section 5.14 shall preclude Seller from discussing this Agreement or the transactions contemplated by this Agreement with its employees and personnel who have a need to know such information.

Section 5.15 Financial Cooperation.

(a) Prior to the Closing, Seller shall, and until the Closing Date shall cause the Seller Group to, use commercially reasonable efforts to cause its and their respective representatives with appropriate seniority and expertise to, provide to Buyer, at Buyer’s sole cost and expense, all reasonable cooperation reasonably as may be requested by Buyer with reasonable prior notice to Seller that is reasonably necessary or reasonably advisable in connection with the arrangement, syndication and consummation of any debt financing related to the transactions contemplated by this Agreement (the “Financing”), which shall be limited to: (i) participation in a reasonable number of meetings, presentations, due diligence sessions, and sessions with providers of funds under the Financing, in each case, upon reasonable advance notice and at reasonable dates and times as mutually agreed by the Parties; (ii) reasonably cooperating with the customary marketing and due diligence efforts of Buyer and the providers, lenders and arrangers of the Financing (the “Financing Sources”) reasonably required in connection with the Financing (which shall not include pro forma financial information); (iii) reasonably cooperating with updating and correcting any information furnished to Buyer in connection with the diligence and marketing (which shall not include pro forma financial information); and (iv) furnishing Buyer and its Financing Sources promptly with all documentation and other information in its possession and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, as reasonably requested by the Financing Sources.

(b) Notwithstanding anything to the contrary in Section 5.15(a), (i) Seller and its Affiliates (other than Target Company) shall not be required to pass resolutions or consents to approve or authorize the execution of the documents in connection with the Financing or otherwise execute or deliver any certificate, document, instrument or agreement in connection therewith, (ii) no member of the Seller Group shall be required to pass resolutions or consents to approve or authorize the execution of the documents in connection with the Financing or otherwise execute or deliver any certificate, document, instrument or agreement in connection therewith that with not be effective substantially contemporaneously with the Closing; (iii) no obligation of any member of the Seller Group under any certificate, document, instrument or agreement, entered into pursuant to the foregoing shall, without such Person’s prior express written consent, be effective until Closing; (iv) none of Seller, Target Company nor any of their respective Affiliates or any of their respective equityholders, members or representatives shall be required to pay any commitment or other fee, or incur any other cost, expense or liability, in connection with the Financing; (v) no such cooperation shall be required to the extent that any such action, in the good faith belief of Seller, would (x) unreasonably interfere with the ongoing business or operations of Seller or any of its Affiliates or (y) subject any director, manager, officer or employee of Seller or any of their respective Affiliates to any actual or potential personal liability; (vi) no such cooperation shall be required to the extent it would reasonably be expected to conflict with or violate any Legal Requirement, or result in the contravention of, or result in a violation or breach of, or default under, any contract or agreement in effect on the date hereof; (vii) no such cooperation shall be required to the extent that Seller determines that such cooperation would result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege; and (viii) no such cooperation shall be required to the extent that Seller or any of its Affiliates is required to create, provide, update or have audited or reviewed any financial statements or other information or other documentation (including the preparation of any pro forma financial statements or other information or other documentation not already normally prepared in the ordinary course of business). Buyer shall be responsible for all fees and expenses related to its Financing, including the compensation of any counsel, contractor or advisor of Seller or any of their Affiliates. Accordingly, notwithstanding anything to the contrary herein, Buyer shall promptly, upon written request by Seller, reimburse Seller for all documented out-of-pocket costs and expenses (including documented compensation or other fees of any counsel, contractor or advisor) to the extent incurred by Seller and any other representatives in connection with any Financing, and shall indemnify and hold harmless Seller and its representatives from and against any and all losses suffered or incurred by any of them in connection with their compliance with this Section 5.15, the arrangement of such Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of the gross negligence or willful misconduct by Seller or its Affiliates or representatives, in each case, as determined by a final, non-appealable judgement of a court of competent jurisdiction.

(c) Notwithstanding anything in this Agreement to the contrary, except to the extent that any such failure is caused by a willful and intentional material breach by Seller of this Section 5.15, (i) in no event will any failure by Seller or any of its Affiliates to comply with this Section 5.15 be used by Buyer as a basis to (i) terminate this Agreement, (ii) assert the failure of any of Buyer’s conditions to Closing to be satisfied, (iii) assert that Seller is not entitled to terminate this Agreement under the circumstances set forth in Section 8.1 or (iv) assert any claim for Damages under this Agreement.

Section 5.16 Agreement Regarding PPLAs. The Parties acknowledge that certain pre-pooling letter agreements pertaining to the Assets are personal to Seller or require Consent to assignment thereof. For purposes of this Agreement, and subject to the remaining provisions of this Section 5.16, the Assets shall include only those pre-pooling letter agreements that (a) relate to the Assets, (b) are not expired, (c) do not provide that such agreements are personal to Seller (or words of similar effect) and (d) do not require Consent of the counterparty(ies) thereof to the assignment of such pre-pooling letter agreements (the “Transferrable PPLAs”). The Parties further acknowledge that, prior to the Execution Date, Seller has provided access to pre-pooling letter agreements in its possession and that, to Seller’s Knowledge, remain in force and effect (the “Unexpired PPLAs”). Not later than 10 days after the Execution Date, Buyer may deliver written notice to Seller that it elects to include such Unexpired PPLAs in the Assets, in which case, Seller will seek to obtain any Consents applicable thereto in accordance with Section 10.2, mutatis mutandis, and if any such Consent is obtained from the holder thereof prior to Closing, such Unexpired PPLA will be deemed to be a Transferrable PPLA and included in the Assets for all purposes of this Agreement (other than the scheduling requirements of Section 2.9(a)).

ARTICLE 6

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Target Company Securities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

Section 6.1 Accuracy of Representations. All of Seller’s: (a) Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (other than any such representation and warranty that refers to a specified date, which need only be true and correct as of such date); and (b) representations and warranties set forth in Article 2 other than the Fundamental Representations shall be true and correct in all respects (without regard to any Material Adverse Effect or similar materiality qualifier set forth therein) as of the Closing Date as though made on and as of the Closing Date (other than any such representation and warranty that refers to a specified date, which need only be true and correct as of such specified date), except, in each case of this clause (b), for any Breaches or inaccuracies, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.

Section 6.2 Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

Section 6.3 No Prohibition. On the Closing Date, (a) except with respect to the HSR Act, no Proceeding by a Governmental Body seeking to restrain, enjoin or otherwise prohibit or declare illegal the consummation of the Contemplated Transactions shall be pending before any Governmental Body and (b) there shall be no Order or Legal Requirement in effect that restrains, enjoins or otherwise prohibits or declares illegal the consummation of the Contemplated Transactions, and no agreement shall be in effect with a Governmental Body not to consummate the Closing.

Section 6.4 Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Customary Post-Closing Consents) shall have been granted, and any applicable waiting period (including with respect to the HSR Act) shall have expired, or early termination of the waiting period shall have been granted.

Section 6.5 Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in all material respects.

Section 6.6 Closing Deliverables(a) . Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 1.4(a).

ARTICLE 7

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Target Company Securities and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller, in whole or in part):

Section 7.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as though made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

Section 7.2 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

Section 7.3 No Prohibition. On the Closing Date, (a) except with respect to the HSR Act, no Proceeding by a Governmental Body seeking to restrain, enjoin or otherwise prohibit or declare illegal the consummation of the Contemplated Transactions shall be pending before any Governmental Body and (b) there shall be no Order or Legal Requirement in effect that restrains, enjoins or otherwise prohibits or declares illegal the consummation of the Contemplated Transactions, and no agreement shall be in effect with a Governmental Body not to consummate the Closing.

Section 7.4 Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Customary Post-Closing Consents) shall have been granted, and any applicable waiting period (including with respect to the HSR Act) shall have expired, or early termination of the waiting period shall have been granted.

Section 7.5 Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in all material respects.

Section 7.6 Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 1.4(b).

ARTICLE 8

TERMINATION

Section 8.1 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a) by mutual written consent of Seller and Buyer;

(b) by Buyer, if Seller has committed a Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 6 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied);

(c) by Seller, if Buyer has committed a Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied);

(d) by Seller or Buyer, if the Closing has not occurred on or before May 11, 2026 (the “Outside Date”); provided, however, that if the Closing has not occurred on or before such date solely as a result of a failure of any of the conditions set forth in Section 6.3 and Section 7.3 or Section 6.4 and Section 7.4 to be satisfied, then without any further action by the Parties, the Outside Date shall be automatically extended to the date that is the earlier of (i) 10 Business Days after the date such conditions have been satisfied or waived by the parties and (ii) the date that is 180 days after the Target Closing Date, or such later date as the Parties may agree upon in writing; provided, that, such failure to satisfy such conditions does not result primarily from the terminating Party’s material Breach of this Agreement;

(e) by Seller or Buyer, if a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and nonappealable;

(f) by Seller, if the sum of (as mutually agreed by the Parties or, if not agreed, as determined by the Expert in accordance with Section 10.14, mutatis mutandis): (i) all Title Defect Values (less the sum of all Title Benefit Values of offsetting Title Benefits), plus (ii) all Environmental Defect Values, plus (iii) the aggregate downward Purchase Price adjustments under Section 10.1, plus (iv) the aggregate downward Purchase Price adjustments under Section 10.2, plus (v) the aggregate amount of all Post-Execution Date Casualty Loss Amounts, exceeds [redacted]% of the unadjusted Purchase Price; or

(g) by Buyer, if the sum of (as mutually agreed by the Parties or, if not agreed, as determined by the Expert in accordance with Section 10.14, mutatis mutandis): (i) all Title Defect Values (less the sum of all Title Benefit Values of offsetting Title Benefits), plus (ii) the Aggregate Environmental Defect Values, plus (iii) the aggregate downward Purchase Price adjustments under Section 10.1, plus (iv) the aggregate downward Purchase

Price adjustments under Section 10.2, plus (v) the aggregate amount of all Post-Execution Date Casualty Loss Amounts, exceeds [redacted]% of the unadjusted Purchase Price; or

(h) by Seller any time prior to Buyer funding the Deposit Amount in accordance with Section 1.2, if Buyer has not funded the Deposit Amount within one Business Day of the Execution Date in compliance with Section 1.2.

Notwithstanding the foregoing provisions of this Section 8.1: (w) in the case of a Breach by Seller that is capable of being cured, prior to Buyer terminating this Agreement, Seller shall have a period of 10 Business Days following receipt of written notice from Buyer of such Breach to attempt to cure such Breach, and the termination under Section 8.1(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such 10 Business Day period; (x) if (1) Seller’s conditions to Closing have been satisfied or waived in full; (2) Buyer is not in material Breach of the terms of this Agreement; and (3) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Seller to timely close the Contemplated Transactions within 10 Business Days shall constitute a material Breach of this Agreement; (y) in the case of a Breach by Buyer that is capable of being cured, prior to Seller terminating the Agreement, Buyer shall have a period of 10 Business Days following receipt of written notice from Seller of such Breach to attempt to cure such Breach and the termination under Section 8.1(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such 10 Business Day period; and (z) if (1) Buyer’s conditions to Closing have been satisfied or waived in full; (2) Seller is not in material Breach of the terms of this Agreement; and (3) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions within 10 Business Days shall constitute a material Breach of this Agreement. If any dispute as to whether a Party is permitted to terminate this Agreement pursuant to Section 8.1(f) or Section 8.1(g) (provided the basis of such dispute is based on the amounts at issue) cannot be resolved within 10 Business Days after the Target Closing Date, then either Party may submit such dispute for to the Expert for the sole purposes of determining whether such termination right is applicable. Any such dispute will be conducted in accordance with Section 10.14, mutatis mutandis, provided that (A) notwithstanding anything to the contrary in Section 10.14, the Expert shall render a decision within seven days after receipt of the materials described in Section 10.14(c), (B) the Parties shall, as a condition to the Expert’s engagement instruct the Expert in writing that the Expert must render a decision within such seven day period, and (C) the Expert shall, as a condition to acceptance of its engagement, agree in writing to render a decision within such seven day period. In such event, the Outside Date will be tolled until the second Business Day after the Expert has issued its determination.

Section 8.2 Effect of Termination; Distribution of the Deposit Amount.

(a) If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall terminate other than as expressly provided in this Section 8.2. Notwithstanding the foregoing sentence: (i) no such termination shall impair or restrict the rights of a Party against the other Party(ies) with respect to the Deposit Amount pursuant to Section 8.2(b); (ii) except if Seller or Buyer have received the Deposit Amount (or, with respect to Buyer, damages in an amount up to the amount set forth in Section 8.2(b)(ii)) as liquidated damages pursuant to Section 8.2(b), the termination of this Agreement shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained in this Agreement which are to be performed or observed at or prior to Closing; (iii) except if Seller or Buyer have received the Deposit Amount (or, with respect to Buyer, damages in an amount up to the Deposit Amount) as liquidated damages pursuant to Section 8.2(b), to the extent such termination results from the material Breach by a Party of any of its covenants or agreements under this Agreement, the other Party(ies) shall be entitled to all remedies available at law or in equity with respect to such Breach and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party may be entitled; and (iv) the following provisions shall survive the termination of this Agreement until fully performed: Section 4.1, Section 8.2, Section 8.3, Section 9.2(b), Section 9.5, Section 9.6, Section 9.7, Section 9.10, Section 9.11, Section 9.12, Article 12 (other than Section 12.1), Appendix I and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b) Notwithstanding anything to the contrary in Section 8.2(a):

(i) If Seller has the right to terminate this Agreement (x) pursuant to Section 8.1(c) or (y) pursuant to Section 8.1(d) at such time that Seller could have terminated this Agreement pursuant to Section 8.1(c) (without regard to any cure periods contemplated therein), then, in any such case, Seller shall have the right, at Seller’s sole discretion, to either: (A) enforce specific performance by Buyer of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for in Section 1.4(b)(i); or (B) if Seller does not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), terminate this Agreement and retain the Deposit Amount as liquidated damages (and not as a penalty) free and clear of any claims by Buyer under this Agreement. If Seller elects to terminate this Agreement pursuant to this Section 8.2(b)(i) and retain the Deposit Amount as liquidated damages, then: (1) Seller shall be entitled to retain the Deposit Amount for its own account, free and clear of any claim thereto by Buyer under this Agreement or otherwise; and (2) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement. The Parties acknowledge and agree that Seller’s actual damages for Buyer’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach.

(ii) If Buyer has the right to terminate this Agreement (x) pursuant to Section 8.1(b) or (y) pursuant to Section 8.1(d) at such time that Buyer could have terminated this Agreement pursuant to Section 8.1(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, as its sole discretion, to either (A) enforce specific performance by Seller of this

Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for in Section 1.4(b)(i); or (B) if Buyer does not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), terminate this Agreement and (in addition to Seller returning the Deposit Amount) seek to recover Buyer’s actual, direct damages from Seller in an amount not to exceed Buyer’s actual documented, out-of-pocket expenses in connection with negotiating this Agreement, but in no case in an amount exceeding 5% of the unadjusted Purchase Price. If Buyer elects to terminate this Agreement pursuant to this Section 8.2(b)(ii) and seek a return of the Deposit Amount, then (1) within two Business Days of Buyer’s election, Seller shall remit the Deposit Amount to Buyer to the account designated by Buyer in writing at least one Business Day in advance, free and clear of any claim thereto by Seller under this Agreement or otherwise and (2) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c) Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth in this Agreement, each Party covenants and agrees that solely with respect to each Party’s rights under Section 8.2(b)(i)(A) and Section 8.2(b)(ii)(A): (i) the rights of each Party to consummate the Contemplated Transactions are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law; (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Party’s rights under Section 8.2(b)(i)(A) and Section 8.2(b)(ii)(A); (iii) neither Party, nor its representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to each Party’s rights under Section 8.2(b)(i)(A) and Section 8.2(b)(ii)(A); and (iv) each Party agrees to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 8.2(b)(i)(A) and Section 8.2(b)(ii)(A).

(d) If this Agreement is terminated by either Buyer or Seller pursuant to Section 8.1 for any reason other than as described in Section 8.1(b): then (i) within two Business Days of such termination, Seller shall remit the Deposit Amount to Buyer to the account designated by Buyer in writing at least one Business Day in advance, free and clear of any claim thereto by Seller under this Agreement or otherwise; and (ii) and Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

Section 8.3 Return of Records Upon Termination. Upon termination of this Agreement: (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets; and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

ARTICLE 9

INDEMNIFICATION; REMEDIES

Section 9.1 Survival.

(a) Subject to and without limiting any of Buyer’s rights under the R&W Insurance Policy, the survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows:

(i) the covenants and other agreements of Seller set forth in this Agreement to be performed before Closing shall expire at Closing;

(ii) the covenants and other agreements of Seller set forth in this Agreement to be performed on or after Closing shall survive until fully performed;

(iii) all representations and warranties of Seller (including the corresponding representations and warranties given in a certificate delivered by an officer of Seller pursuant to Section 1.4(a)(v), and any representations or warranties of Defensible Title in the Pre-Closing Reorganization Documents) shall terminate and expire at Closing;

(iv) all representations, warranties, covenants and agreements of Buyer shall survive indefinitely;

(v) Seller’s indemnification obligations under Section 9.3(b) with respect to any Specified Litigation Matters shall survive Closing until the later of (A) the final resolution of the applicable Specified Litigation Matter (including any appeals) and (B) the expiration of any applicable statute of limitations with respect to claims arising therefrom; and

(vi) all other indemnities and all other provisions of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided in this Agreement.

(b) Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, but there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

Section 9.2 Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 9 and Sections 10.9 and 10.10, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b) any Breach by Buyer of any covenant, obligation or agreement of Buyer in this Agreement;

(c) any Damages arising out of or relating to Buyer’s and its Representatives’ physical access to the properties constituting the Assets prior to the Closing, including Buyer’s title and environmental inspections pursuant to Section 4.1, including Damages attributable to personal injury, illness or death, or property damage and excluding Damages (i) attributable to gross negligence or willful misconduct of any member of Seller Group, (ii) arising from any preexisting condition of the Assets merely discovered by Buyer during its due diligence investigation to the extent such preexisting condition is not exacerbated by such access or inspections; and

(d) the Assumed Liabilities.

EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, ANY MEMBER OF SELLER GROUP, ITS INVITEES OR THIRD PARTIES but excepting and excluding any Damages against which Buyer is entitled to indemnity from Seller under Section 9.3 (subject to, and without limitation of Section 9.1 and Section 9.11) at the time the applicable indemnity claim notice is presented by Buyer (but such exception and exclusion only applying to the extent and for the periods Seller is obligated hereunder to provide such indemnity under this Article 9).

Section 9.3 Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 9, from and after the Closing, Seller shall assume, be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Buyer Group from and against, and shall pay to Buyer Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a) any Breach by Seller of any covenant, obligation or agreement of Seller in this Agreement to be performed on or after Closing; and

(b) the matters set forth on Schedule 9.3(b) (the “Specified Litigation Matters”) including, without limitation, any Specified Litigation Title Loss resulting from or attributable to any Specified Litigation Matter, regardless of whether such loss or defect would otherwise constitute a Title Defect, Assumed Liability, or be subject to the exclusive remedies set forth in Article 10 or any other provision of this Agreement.

EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE

NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, ANY MEMBER OF BUYER GROUP, ITS INVITEES OR THIRD PARTIES.

Section 9.4 Indemnity Net of Insurance. The amount of any Damages for which an indemnified party is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified party or its Affiliates).

Section 9.5 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except in respect of claims of Fraud, from and after Closing, Buyer’s and Buyer Group’s sole and exclusive remedy against any member of the Seller Group with respect to the negotiation, performance and consummation of the Contemplated Transactions, any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein, the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by any member of the Seller Group at Closing pursuant to Section 1.4(a)(v) or contained in any other Transaction Document delivered hereunder by or on behalf of any member of the Seller Group are (a) the rights to indemnity from Seller set forth in Section 9.3, (b) the rights to the proceeds of the R&W Insurance Policy and (c) the right to seek specific performance for the breach or failure of Seller to perform any covenants required to be performed at and after Closing; provided, however, that the foregoing shall not limit Buyer’s rights to indemnification from Seller under Section 9.3(b) with respect to any Specified Litigation Title Loss. Upon Closing, subject to the rights to proceeds of the R&W Insurance Policy, the obligations or liabilities of Seller pursuant to this Agreement or the Transaction Documents and the rights of Buyer and the Buyer Group under this Agreement and the other Transaction Documents, Buyer irrevocably waives, releases, remises and forever discharges, and shall cause each member of the Buyer Group to irrevocably waive, release, remise and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Buyer Group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the Contemplated Transactions or thereunder, or any member of the Seller Group’s ownership, use or operation of the Assets or the condition, quality, status or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES EXCLUDING, HOWEVER, ANY DAMAGES TO THE EXTENT RESULTING FROM FRAUD OF SELLER GROUP.

Section 9.6 Procedure for Indemnification – Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 9.2 or Section 9.3 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party, give notice to the indemnifying Party of the commencement of such claim or

Proceeding, together with a claim for indemnification pursuant to this Article 9. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 9.6 shall not relieve the indemnifying Party of its obligations under this Article 9, except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b) If any Proceeding referred to in Section 9.6(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes, to assume by written notice to the indemnified party the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party. After written notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of, and to indemnify against, such Proceeding, which shall include an acknowledgement that the indemnifying Party admits its obligation to defend and indemnify the indemnified Party against such Proceeding under this Agreement, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If reasonably requested by the indemnifying Party, the indemnified party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest at the expense of the indemnifying Party; provided that the indemnified party shall not be required to pursue any cross-claim or counter-claim in connection with any such defense. The indemnified Party may, at its sole cost and expense, participate in, but not control, any defense or settlement of any Proceeding controlled by the indemnifying Party pursuant to this Section 9.6(b). Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if: (A) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate; (B) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding; (C) such Proceeding relates to or arises in connection with any criminal proceeding; (D) such Proceeding seeks an injunction or equitable relief against any indemnified party; or (E) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless: (1) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party and that includes an unconditional written release of the indemnified Party from all liability in respect of such Proceeding; and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying Party. In addition, the indemnified party shall have no liability with respect to any compromise or settlement of such Third-Party claims or Proceedings effected without its consent. If an indemnifying Party does not, or is not permitted to, control a Third Party Proceeding in accordance with this Section 9.6, then the indemnified Party shall have the right, but not the obligation, to defend and control the defense against such Proceeding (at the sole cost and expense of the indemnifying Party), provided that the indemnified Party may not compromise or settle such Third Party Proceeding without the consent of the indemnifying Party, which consent shall not be unreasonably withheld.

(c) For the avoidance of doubt, with respect to the Specified Litigation Matters, (i) Seller shall be deemed to have received the notice contemplated by Section 9.6(a) from Buyer of the Specified Litigation Matters (ii) Seller shall be deemed to have elected to assume the defense of, and to indemnify against, the Specified Litigation Matters as contemplated by Section 9.6(b), and (iii) Seller’s indemnification obligations under Section 9.3(b) shall include any Specified Litigation Title Loss resulting from the Specified Litigation Matters, and such obligations shall survive Closing as provided in Section  9.1(a)(v).

Section 9.7 Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third-Party claim may be asserted by notice to the Party from whom indemnification is sought.

Section 9.8 Indemnification of Group Members. The indemnities in favor of the Parties provided in this Article 9, shall be for the benefit of and extend to the indemnified party’s respective present and former Group members. Any claim for indemnity under this Article 9 by any Group member other than a Party must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against the other Party(ies) under the terms of this Article 9 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 9.8. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Article 9.

Section 9.9 Extent of Representations and Warranties.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 2 OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES BY ANY AFFILIATES OR REPRESENTATIVES OF SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER’S COUNSEL OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO: (A) THE TITLE TO ANY OF THE ASSETS

(OTHER THAN ANY SPECIFIED LITIGATION TITLE LOSS, WHICH SHALL BE SUBJECT TO SELLER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.3(B)); (B) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS;” (C) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; (D) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING); (E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS, AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED THERETO; AND (F) THE PRESENCE OR ABSENCE OF ASBESTOS, NORM, OR OTHER WASTES OR HAZARDOUS MATERIALS IN OR ON THE ASSETS.

(B) WITHOUT LIMITING BUYER’S RELIANCE ON THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AFFIRMS THAT IT HAS MADE ITS OWN INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE CONTEMPLATED TRANSACTIONS AND THE ASSETS (INCLUDING BUYER’S OWN ESTIMATE AND APPRAISAL OF THE EXTENT AND VALUE OF SELLER’S HYDROCARBON RESERVES ATTRIBUTABLE TO THE ASSETS AND AN INDEPENDENT ASSESSMENT AND APPRAISAL OF THE ENVIRONMENTAL RISKS AND CONDITIONS ASSOCIATED WITH THE ACQUISITION OF THE ASSETS). BUYER ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT, IT HAS RELIED ON THE AFOREMENTIONED INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND THE SELLER CLOSING DOCUMENTS. BUYER IRREVOCABLY COVENANTS TO REFRAIN FROM, DIRECTLY OR INDIRECTLY, ASSERTING ANY CLAIM, OR COMMENCING, INSTITUTING OR CAUSING TO BE COMMENCED, ANY PROCEEDING OF ANY KIND AGAINST SELLER OR ITS AFFILIATES, ALLEGING FACTS CONTRARY TO THE FOREGOING ACKNOWLEDGMENT AND AFFIRMATION.

Section 9.10 Compliance With Express Negligence Test. THE PARTIES AGREE THAT ANY INDEMNITY, DEFENSE OR RELEASE OBLIGATION ARISING UNDER THIS AGREEMENT SHALL APPLY WITHOUT REGARD TO THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE INDEMNIFIED PARTY, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY OR SOLE, OR ANY PRE-EXISTING CONDITION, ANY BREACH OF CONTRACT OR BREACH OF WARRANTY, OR VIOLATION OF ANY LEGAL REQUIREMENT, EXCEPT TO THE EXTENT SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF, IT BEING THE PARTIES’ INTENTION THAT DAMAGES TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF NOT BE COVERED BY THE RELEASE, DEFENSE OR INDEMNITY OBLIGATIONS IN THIS AGREEMENT. THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 9.11 Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement but subject to the following sentence, in no event shall Seller or Buyer ever be liable for, and Seller and Buyer release the other from, any consequential, special, indirect, exemplary or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement. Notwithstanding the foregoing sentence, any consequential, special, indirect, exemplary or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 9 shall be included in the Damages recoverable under such indemnity.

Section 9.12 No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation or agreement in this Agreement. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 1.5 by reason of the same set of facts.

Section 9.13 Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the Contemplated Transactions.

Section 9.14 Waiver of Right to Rescission. Seller and Buyer acknowledge that except as expressly set forth in Article 8 and this Article 9, following the Closing, the payment of money as limited by the terms of this Agreement and the rights to the proceeds of the R&W Insurance Policy, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive, any right to rescind this Agreement or any of the Contemplated Transactions; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at law or in equity (including injunctive relief) for the Breach by the other Party to perform its obligations hereunder required to be performed on and after Closing.

Section 9.15 Treatment of Indemnification Payments. The Parties shall treat any amounts paid under this Article 9 as an adjustment to the Purchase Price for U.S. federal and applicable state Income Tax purposes, unless otherwise required by applicable Legal Requirements.

Section 9.16 Fraud. Notwithstanding anything to the contrary in this Agreement, none of the representations, warranties, covenants, agreements, limitations, waivers, releases, exclusive remedies, or other provisions of this Agreement shall limit or restrict any rights or remedies of Buyer or Seller or any member of the Buyer Group or Seller Group, as applicable, at law or in equity with respect to Fraud.

ARTICLE 10

TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL

PURCHASE RIGHTS; CONSENTS

Section 10.1 Preferential Purchase Rights. Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions and set forth on Schedule 2.10, in each case, promptly and not later than 7 days after the Execution Date. To the extent (a) any such Preferential Purchase Rights are exercised by any holders thereof prior to the Closing Date or (b) on the Closing Date, if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then, in each case, the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Target Company and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets unless and until conveyed to Target Company in accordance with this Agreement. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained (net to the interest burdened by the applicable Preferential Purchase Right). If any holder of a Preferential Purchase Right initially elects to exercise a Preferential Purchase Right or does not waive a Preferential Purchase Right prior to Closing, and, in each case, after the Closing Date, refuses or fails to consummate the purchase of the affected Asset(s) on or before 180 days following the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Target Company shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 1.5), and the closing of such transaction shall take place on a date reasonably designated by Seller not more than 180 days after the Closing Date. If, after the Execution Date and prior to Closing, either Party identifies a Preferential Purchase Right that is applicable to the Contemplated Transactions but which is not set forth on Schedule 2.10, Seller will use commercially reasonable efforts to promptly comply with or seek the waiver of such Preferential Purchase Rights in accordance with the procedures in this Section 10.1.

Section 10.2 Consents. Seller shall promptly, and not later than 7 days after the Execution Date, initiate all procedures required to comply with or obtain all Consents (other than Customary Post-Closing Consents) set forth on Schedule 2.10 or of which Seller otherwise has Knowledge, in each case, as required for the transfer of the Assets.

(a) If Seller fails to obtain any Consent necessary to consummate the Contemplated Transactions, Seller’s failure shall be handled as follows:

(i) If the Consent is a not a Required Consent, then the affected Assets shall nevertheless be conveyed to Target Company at the Closing. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.

(ii) If the Consent is a Required Consent, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Land Sections and Wells burdened by such Required Consent (net to the interest burdened by the applicable Required Consent) (including, with respect to any Required Consent burdening a

Lease or Applicable Contract, all Land Sections and Wells affected by the Applicable Contract or Lease for which Consent is refused), and such affected Land Sections and Wells, together with any ancillary Assets (or portions thereof) necessary to own and operate the affected Land Sections and Wells, shall be treated as Retained Assets unless and until conveyed to Target Company in accordance with this Agreement.

(b) Notwithstanding the provisions of Section 10.2(a), if Seller obtains all Required Consents applicable to a Retained Asset within 180 days after the Closing, then Seller shall promptly deliver conveyances of such Retained Asset(s) to Target Company and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 1.5).

(c) Notwithstanding anything contained herein to the contrary, in cases where (x) a Required Consent set forth in an Applicable Contract or Easement and Surface Interest has not been obtained as of the Closing but (y) Seller is not otherwise prohibited from transferring the underlying Properties to which such Applicable Contract or Easement and Surface Interest relate (and, accordingly, Target Company is assigned the Properties to which such Applicable Contract or Easement and Surface Interest relate at Closing (subject to the other terms and provisions of this Agreement), but such Applicable Contract or Easement and Surface Interest, as the case may be, is not transferred to Target Company), the following shall apply: (i) Seller and Buyer shall continue after Closing to use commercially reasonable efforts to obtain the Required Consent so that such Applicable Contract or Easement and Surface Interest can be transferred to Target Company upon receipt of the Required Consent; (ii) to the extent permitted under the Applicable Contract or Easement and Surface Interest, the Applicable Contract or Easement and Surface Interest shall be held by Seller for the benefit (including the economic benefit) of Target Company (provided that Seller shall have no obligation to renew or extend such Applicable Contract or Easement and Surface Interest); (iii) Buyer shall pay all amounts due thereunder; and (iv) Target Company shall be responsible for all liabilities under such Applicable Contract or Easement and Surface Interest (except to the extent caused by Seller’s gross negligence, Fraud or willful misconduct) and for the performance of any obligations under such Applicable Contract or Easement and Surface Interest until such Required Consent is obtained, and shall indemnify and hold harmless Seller from and against any and all liabilities suffered or incurred by Seller arising from, based upon, related to or associated with such Applicable Contract or Easement and Surface Interest. With respect to any Applicable Contract or Easement and Surface Interest for which the applicable Required Consent for the assignment or transfer to Target Company is obtained following the Closing, Seller shall promptly transfer such Applicable Contract or Easement and Surface Interest to Target Company by execution and delivery of an instrument of conveyance substantially in the form of the Assignment.

(d) If, after the Execution Date and prior to Closing, either Party identifies a Consent (other than a Customary Post-Closing Consent) that is applicable to the Contemplated Transactions, but which is not set forth on Schedule 2.10, Seller will use commercially reasonable efforts to promptly initiate all procedures required to comply with or obtain such Consents in accordance with the procedures in this Section 10.2.

(e) Buyer shall (and if applicable after the Closing Date, shall cause the Target Company to) reasonably cooperate with Seller in its efforts to obtain Required Consents, including by responding to reasonable requests for information or other inquiries from the holders of such Required Consents regarding Buyer’s (and after Closing, the Target Company’s) financial and technical capabilities to own and operate the Assets. Additionally, Seller shall reasonably cooperate with Buyer or Third Parties, at no out-of-pocket cost, expense or liability to Seller, to obtain Consents required for the Post-Closing Reorganization for up to 180 days after the Closing.

Section 10.3 Title Defects. Buyer shall notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but, subject to Section 4.1, in no event later than 5:00 p.m. Central Time on March 27, 2026 (such date, the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include: (a) a description of the alleged Title Defect and the Land Sections(s) or Well(s) affected by such alleged Title Defect (each such affected Land Sections or Well, individually, a “Title Defect Property”); (b) the Allocated Value of each such Title Defect Property; (c) supporting documents reasonably necessary for Buyer to identify the existence of the alleged Title Defect; (d) Buyer’s preferred manner of curing such Title Defect; and (e) the amount by which Buyer reasonably believes the Allocated Value of the Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects discovered by Buyer during the preceding week. Such written notice may be preliminary in nature and supplemented on or before the Defect Notice Date; provided that failure of Buyer to provide preliminary notice of any Title Defects shall not be deemed to waive or otherwise prejudice Buyers’ right to assert a Title Defect on or before the Defect Notice Date or subject Buyer to any liability hereunder. Notwithstanding anything in this Agreement to the contrary and without limitation of Buyer’s rights under the R&W Insurance Policy, Buyer forever waives, and Seller shall have no liability for, any and all Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in this Section 10.3 no later than 5:00 p.m. Central Time on the Defect Notice Date. Notwithstanding anything herein to the contrary, a Title Defect Notice shall be valid and effective to the extent Buyer delivers a Title Defect Notice that is substantially in compliance with the second sentence of this Section 10.3, and any de minimis deficiencies in such Title Defect Notice shall not render it invalid or ineffective.

Section 10.4 Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a) if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

(b) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c) if the Title Defect represents a discrepancy between: (i) Seller’s aggregate Net Revenue Interest for a Title Defect Property as to the applicable Target Formation; and (ii) the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-4 or Exhibit B, as applicable, as to the applicable Target Formation, and Seller’s aggregate Working Interest in such Title Defect Property in Exhibit A-4 or Exhibit B, as applicable as to the applicable Target Formation, is decreased in the same proportion, then the Title Defect Value shall be calculated under the following formula: the product of (A) the Allocated Value of such Title Defect Property affected by said Title Defect, as to the applicable Target Formation, multiplied by (B) a fraction, the numerator of which is the absolute value of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-4 or Exhibit B, as applicable as to the applicable Target Formation; provided, that, if the Title Defect does not affect the affected Title Defect Property throughout the entire productive life thereof, then the Title Defect Value determined under this Section 10.4(b) shall be reduced to take into account the applicable time period only; and

(d) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller, and such other reasonable factors as are necessary to make a proper evaluation.

(e) In no event, however, shall the total of the Title Defect Values for all Title Defects related to a particular Title Defect Property exceed the Allocated Value thereof except with respect to Encumbrances that are liquidated in an amount greater than the Allocated Value of such Asset if such Encumbrance gives rise to direct or personal recourse to the affected Asset (or to Seller, the Target Company or their respective successor-in-interest as the owner of such affected Asset). The Title Defect Value with respect to a Title Defect shall be determined separately for each Title Defect as to each individual Title Defect Property affected thereby, and without any duplication of any costs or losses included in any other Title Defect Value under this Agreement or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

Section 10.5 Seller’s Cure or Contest of Title Defects. Seller, in its sole discretion, may: (x) elect to exclude at Closing any Title Defect Property (together with any other associated Assets to the extent pertaining to such Title Defect Property, which will become Retained Assets) affected by an asserted Title Defect(s) if the aggregate of any or all Title Defect Values with respect to such Title Defect Property equals or exceeds 90% of the Allocated Value thereof, and reduce the Purchase Price by the Allocated Value of such Title Defect Property; (y) contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 10.5(c); or (z) seek to cure any asserted Title Defect as described in Section 10.5(a).

(a) Seller shall have the right to cure any Title Defect on or before 120 days after the Closing Date (the “Title Defect Cure Period”). Seller may exercise such cure right by giving written notice to Buyer of its election to cure on or prior to the Closing Date. If after pursuit of other remedies reasonably available to Seller to cure any such Title Defect, Seller reasonably believes that such Title Defect can be cured through a quiet title or similar proceeding, then the Title Defect Cure Period with respect to such Title Defect shall be extended until such quiet title or similar proceeding is finally resolved, so long as Seller initiates the quiet title or similar proceeding on or before the end of the initial 120-day Title Defect Cure Period and diligently and continually pursues such proceeding. During the period of time from Closing to the expiration of the Title Defect Cure Period (or any extended period contemplated by this Section 10.5(a)), Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control to the extent necessary or convenient to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to the rights of Seller under this Section 10.5 or Section 10.14, and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. If Seller elects to cure and:

(i) actually cures the Title Defect (“Cure”), prior to the Closing, then the Asset(s) affected by such Title Defect shall be conveyed to Target Company at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii) does not Cure the Title Defect prior to the Closing, then:

(A) subject to Section 10.5(c): (I) Seller shall convey the affected Asset to Target Company at Closing; (II) at Closing, Buyer shall deposit the uncured amount of such Title Defect Value (after taking into account, in each case, the De Minimis Title Defect Cost and the Aggregate Defect Deductible), into the defect escrow account established pursuant to the Escrow Agreement (the “Defect Escrow Account”) pending final Cure or resolution of such Title Defect; and (III) within two Business Days following (x) final Cure of such Title Defect or (y) the expiration of the Title Defect Cure Period, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Title Defect Value (or portion thereof) attributable to any Cure or partial Cure of such Title Defect to Seller, and the remaining amount of such Title Defect Value (if any) to Buyer, as applicable; or

(B) if and only if Buyer and Seller mutually agree to this remedy (in each Party’s sole determination), Seller shall convey the affected Asset to Target Company at Closing and indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

(b) If Seller does not elect to Cure the Title Defect, but in all cases subject to Seller’s continuing right to timely contest the Title Defect or applicable Title Defect Value attributable thereto, Seller shall convey the affected Asset to Target Company at the Closing and, subject to Section 10.6, the Purchase Price shall be adjusted downward by the applicable Title Defect Value for such Asset.

(c) Seller and Buyer shall attempt to agree on the existence, extent, cure and Title Defect Value for all Title Defects prior to Closing (or, with respect to any Title Defects that Seller has elected to Cure, prior to the expiration of the Title Defect Cure Period). Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. If, as of the date that is 20 Business Days after Closing (or, if Seller has elected to Cure any Title Defects during the Title Defect Cure Period, within 10 Business Day after the expiration of the Title Defect Cure Period), there are any remaining disputes as to the existence, extent, cure or Title Defect Value (or offsetting Title Benefits) for any, then either Party (or, if at such time Seller reasonably believes in good faith that it has Cured any disputed Title Defects in a manner that, when combined with offsetting Title Benefits and any finally resolved Environmental Defects, would reduce the sum of (x) the Aggregate Title Defect Value, plus (y) the Aggregate Environmental Defect Value, to an amount that is less than or equal to the Aggregate Defect Deductible, then Seller at any time prior to the final resolution of the applicable Title Defect under this Agreement), may submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 10.14. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided in this Agreement: (i) the Asset affected by such Title Defect shall nevertheless be conveyed to Target Company at the Closing; (ii) at Closing, Buyer shall deposit an amount equal to the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset (the “Disputed Title Amount”), after taking into account the De Minimis Title Defect Cost and the Aggregate Defect Deductible, into the Defect Escrow Account pending final resolution of such contested Title Defect; and (iii) within two Business Days following final resolution of such contested Title Defect in accordance with Section 10.14, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Title Amount to Seller or Buyer, as applicable.

Section 10.6 Limitations on Adjustments for Title Defects.

(a) Notwithstanding the provisions of Section 10.3, Section 10.4 and Section 10.5, Buyer shall have no recourse under this Agreement in respect of Title Defects, and no adjustment to the Purchase Price or other remedies for Title Defects under Section 10.5 shall be made or available, unless and until the sum of (x) the aggregate Title Defect Values of all individual uncured Title Defects, less the Title Benefit Values of any offsetting Title Benefits (the “Aggregate Title Defect Value”), plus (y) the Aggregate Environmental Defect Value, exceeds the Aggregate Defect Deductible, and then only to the extent such amount exceeds the Aggregate Defect Deductible. In addition, subject to Section 10.6(b), Buyer shall have no recourse under this Agreement for any individual Title Defect if the Title Defect Value for such Title Defect (determined separately for each affected Title Defect and each affected Title Defect Property) is less than the De Minimis Title Defect Cost (which value shall not be considered in calculating the Aggregate Title Defect Value). For the avoidance of doubt, if Seller retains any Asset(s) related to any Title Defect pursuant to Section 10.5, then: (x) the Purchase Price shall be reduced by the Allocated

Value of such retained Asset(s) without any limitations described in this Section 10.6(a); and (y) the Title Defect Value(s) for any Title Defect relating to such retained Asset(s) will not be counted towards the Aggregate Title Defect Value.

(b) Notwithstanding anything herein to the contrary: (i) if a single Title Defect arising from a single fact or circumstance (rather than a single type of Title Defect) affects multiple Wells or Land Sections, then the Title Defect Value with respect to such single Title Defect as to all such Wells or Land Sections shall be aggregated for purposes of calculating whether the Title Defect Value associated with such Title Defect exceeds the De Minimis Title Defect Cost and (ii) if a single Title Defect (rather than a single type of Title Defect) affects more than one Target Formation within a single Well or Land Section, then the Title Defect Value with respect to such single Title Defect as to all affected Target Formations within such single Well or Land Section shall be aggregated for purposes of calculating whether the Title Defect Value associated with such Title Defect exceeds De Minimis Title Defect Cost.

(c) Notwithstanding anything herein to the contrary, with respect to any Title Defect, the De Minimis Title Defect Cost and the Aggregate Defect Deductible shall not apply to any recourse under this Agreement (including any adjustments to the unadjusted Purchase Price) with respect to any Special Warranty Defect.

Section 10.7 Title Benefits.

(a) If Seller discovers any right, circumstance or condition that (i) without duplication of any matter described in clause (ii) of this Section 10.7(a), operates (A) to increase the Net Revenue Interest as to the Target Formation for any Land Section above that shown on Exhibit A-4 or Well above that shown in Exhibit B, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest above that in Exhibit A-4 for such Land Section or Exhibit B for such Well or (B) to decrease the aggregate Working Interest of Seller as to the Target Formation for any Well below that shown in Exhibit B for such Well, and such decrease in Working Interest is not accompanied by any corresponding decrease in Seller’s aggregate Net Revenue Interest therein as shown in Exhibit B for such Well, or (ii) without duplication of any matter described in clause (i) of this Section 10.7(a), represents an incremental additional interest acquired in a Well or Land Section (at no out of pocket cost, expense or liability to Buyer) as to the applicable Target Formation (including through forced pooling) not otherwise accounted for in the interest represented in Exhibit A-4 for a Land Section or Exhibit B for a Well, and for which the effective Net Revenue Interest (net to Seller’s interest) in such incremental additional interest is at least 80% (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity (the “Title Benefit Properties”)), the particular Title Benefit claimed and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”). The Title Benefit Value of any

Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (A) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (B) if the Title Benefit represents a discrepancy between (1) Seller’s aggregate Net Revenue Interest for any Title Benefit Property as to the applicable Target Formation and (2) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-4 or Exhibit B, as applicable as to the applicable Target Formation and the Seller’s Working Interest for such Title Benefit Property as to such Target Formation is increased in the same proportion, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-4 or Exhibit B, as applicable as to the applicable Target Formation; and (C) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(b) Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on or before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then, as Seller’s sole and exclusive remedy, the Aggregate Title Defect Value will be offset by the aggregate amount of all Title Benefit Values. If the Parties cannot reach agreement by the end of the Title Defect Cure Period (or such earlier time as Seller may submit any remaining Title Defect and Title Benefit disputes to the Expert in accordance with Section 10.5(c)), the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 10.14. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Target Company, and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, the Aggregate Title Defect Value will be offset by the Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).

(c) Notwithstanding anything to the contrary in this Agreement, (i) any Title Benefit Value(s) shall be applied only as an offset to the Aggregate Title Defect Value and shall in no event be used as an upward adjustment to the Purchase Price or an offset against any Environmental Defect, and (ii) without limiting Buyer’s continuing right to dispute the existence of an Title Benefit or the amount of a Title Benefit Value, the sole remedy of Seller with respect to any Title Benefits shall be the offset to the Aggregate Title Defect Value as and to the extent provided in this Section 10.7(c).

Section 10.8 Exclusive Remedies. Subject to and without limiting Buyer’s rights under the R&W Insurance Policy (including in respect of the representation in Section 2.18) and without limiting Buyer’s remedies for Title Defects set forth in this Article 10 and absent Fraud and except with respect to any Specified Litigation Title Loss (which shall be subject to Seller’s indemnification obligations under Section 9.3(b)), Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets (a) before Closing, which shall be exclusively addressed as set forth in Section 10.5 or if applicable, Section 8.1(f); and (b) after Closing, shall be pursuant to the R&W Insurance Policy or, with respect to any Specified Litigation Title Loss, pursuant to Section 9.3(b). In addition, Buyer shall not be entitled to recovery under this Section 10.8 for any matter for which Buyer has asserted a breach by Seller of Seller’s representations and warranties in Article 2.

Section 10.9 Environmental Defect Notice. Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date. To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date. To be effective, an Environmental Defect Notice shall include: (a) the Land Section(s) or Well(s) affected by the alleged Environmental Defect (each such Land Section and Well, individually an “Environmental Defect Property”); (b) a complete and detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (c) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; and (d) appropriate documentation reasonably necessary for Buyer to identify such claim and calculation of the Environmental Defect Value. Notwithstanding anything in this Agreement to the contrary and without limitation of Buyer’s rights under the R&W Insurance Policy and absent Fraud, Buyer forever waives any and all Environmental Liabilities, Environmental Conditions and Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in this Section 10.9 no later than 5:00 p.m. Central Time on the Defect Notice Date.

Section 10.10 Seller’s Cure or Contest of Environmental Defects. Seller, in its sole discretion, (x) may contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 10.10(b) or (y) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 10.10(a).

(a) Seller shall have the right, but not the obligation, to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date or, solely with respect to any Environmental Defect which is a regulatory, administrative or permitting deficiency or violation of Environmental Law and not a physical condition (e.g., the noncompliance with or failure to obtain a permit required under applicable Environmental Laws or the failure to prepare and file a plan (including spill, prevention, control, and countermeasure plans) or report) (a “Regulatory Environmental Defect”), 60 days after the Closing Date (the “Environmental Defect Cure Period”) Seller may exercise such remediation or cure right by giving written notice to Buyer to that effect on or prior to the Closing Date.

(i) If Seller elects to pursue remediation or cure and completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Environmental Defect Property(ies) shall be included in the Assets conveyed to Target Company at Closing, and no Purchase Price adjustment will be made for such Environmental Defect, and Buyer will be deemed to have waived such Environmental Defect for all purposes ab initio.

(ii) If Seller elects to pursue remediation or cure of a Regulatory Environmental Defect and does not complete a Complete Remediation prior to the Closing then subject to this Section 10.10: (A) Seller shall convey each applicable affected Environmental Defect Property to Target Company at Closing; (B) at Closing, Buyer shall deposit the uncured amount of such Environmental Defect Value (after taking into account the application of the De Minimis Environmental Defect Cost and Aggregate Defect Deductible), into the Defect Escrow Account pending Complete Remediation of such Regulatory Environmental Defect; and (C) within two Business Days following (x) Complete Remediation of such Regulatory Environmental Defect or (y) the expiration of the Environmental Defect Cure Period, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Environmental Defect Value (or portion thereof) attributable to any cure or partial cure of such Regulatory Environmental Defect to Seller, and the remaining amount of such Environmental Defect Value (if any) to Buyer, as applicable; or

(iii) If Seller does not elect to pursue remediation or cure, or if Seller elects to pursue remediation or cure and does not complete a Complete Remediation prior to the Closing for any Environmental Defects other than Regulatory Environmental Defects, then Seller shall convey the affected Environmental Defect Property(ies) to Target Company, and the Purchase Price shall be reduced by an amount equal to the remaining Environmental Defect Value for such Asset(s) (taking into account Seller’s partial remediation or cure of such Environmental Defect, if any, and taking into account the De Minimis Environmental Defect Cost and the Aggregate Defect Deductible).

(b) Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects prior to the Closing or, with respect to a Regulatory Environmental Defect that Seller has elected to cure or remediate, prior to the expiration of the Environmental Defect Cure Period (or, if not resolved prior to Closing or the expiration of the Environmental Defect Cure Period, as applicable, for an additional 20 Business Days thereafter). Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. After such 20 Business Day period, either Party may at any time prior to the final resolution of the applicable Environmental Defect under this Agreement elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 10.14. If a contested Environmental Defect cannot be resolved prior to the Closing, (i) the affected Environmental Defect Property(ies) (together with any other Assets appurtenant thereto) shall be included in the Assets conveyed to Target Company at Closing; (ii) at Closing, Buyer shall deposit an amount equal to the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect (the “Disputed Environmental Amount”), after taking into account the Aggregate Defect Deductible and the De Minimis Environmental Defect Cost, into the Defect Escrow Account pending final resolution of such contested Environmental Defect; and (iii) within two Business Days following final resolution of such contested Environmental Defect in accordance with Section 10.14, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Environmental Amount to Seller or Buyer, as applicable.

Section 10.11 Limitations.

(a) Notwithstanding the provisions of Section 10.9 and Section 10.10, Buyer shall have no recourse under this Agreement in respect of Environmental Defects, and no adjustment to the Purchase Price or other remedies for any Environmental Defects under Section 10.10 shall be made or available, unless and until the sum of (x) the aggregate value of all Environmental Defect Values not cured or excluded by Seller pursuant to Section 10.10 (the “Aggregate Environmental Defect Value”), plus (y) the Aggregate Title Defect Value, exceeds the Aggregate Defect Deductible, and then only to the extent such amount exceeds the Aggregate Defect Deductible. In addition, subject to Section 10.11(b), Buyer shall have no recourse under this Agreement for any individual Environmental Defect if the Environmental Defect Value for such Environmental Defect (determined separately for each affected Environmental Defect Property) is less than the De Minimis Environmental Defect Cost (which value shall not be considered in calculating the Aggregate Environmental Defect Value). For the avoidance of doubt, if Seller cures an Environmental Defect pursuant to Section 10.10, then the Environmental Defect Value for the Environmental Defect relating to such cured Environmental Defect will not be counted towards the Aggregate Environmental Defect Value.

(b) The Parties agree that for purposes of calculating the De Minimis Environmental Defect Cost, if an Environmental Defect is a Regulatory Environmental Defect, then the Environmental Defect Values associated with each such Environmental Defect that is common across multiple Assets may be aggregated for purposes of meeting the De Minimis Environmental Defect Cost, solely to the extent such Regulatory Environmental Defect results from the same type of deficiency or the same type of violation across such multiple assets.

Section 10.12 Exclusive Remedies. Notwithstanding anything in this Agreement to the contrary, absent Fraud, the rights and remedies granted to Buyer in this Section 10.12, the R&W Insurance Policy, and, if applicable, Section 8.1(f), are the exclusive rights and remedies against Seller related to any environmental matter, Environmental Liabilities, Environmental Condition, Environmental Defect or Damages related thereto. EXCEPT FOR FRAUD, THE RIGHTS AND REMEDIES GRANTED TO BUYER IN THIS SECTION 10.12, THE R&W INSURANCE POLICY, AND, IF APPLICABLE, SECTION 8.1(F), BUYER EXPRESSLY WAIVES, AND RELEASES SELLER GROUP FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER REGARDING ENVIRONMENTAL MATTERS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES AND ENVIRONMENTAL CONDITIONS ASSOCIATED WITH THE ASSETS (INCLUDING THE OWNERSHIP OR OPERATION THEREOF), WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE. THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION

OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 10.13 Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, (a) any portion of the Assets is destroyed by fire, explosion, tornado, hurricane, earthquake, flood, or other damage or casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) or (b) if any portion of the Properties are taken by condemnation or under the right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, Buyer shall nevertheless be required to close the Contemplated Transactions and, at Closing, Seller shall, with respect to any Casualty Loss: (A) assign the Assets affected by such Casualty Loss to Target Company in their condition after such Casualty Loss; (B) pay to Buyer all sums actually paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets; (C) assign, transfer and set over to Target Company or subrogate Buyer or Target Company to all of Seller or its Affiliates, right, title and interest (if any) in insurance claims, unpaid awards, or other rights, causes of actions and remedies against Third Parties arising out of such Casualty Loss insofar as with respect to the Assets; and (D) only if the Damages to the Assets affected thereby exceed $[redacted], reduce the unadjusted Purchase Price by an amount equal to the reasonable cost for repair or replacement of the affected Assets; provided, however, to the extent clause (D) applies and the Purchase Price is reduced pursuant to this clause (D), then the foregoing clauses (B) and (C) shall not be applicable, and Seller shall reserve and retain (and Target Company shall assign to Seller) all right, title and interest (if any) in insurance claims, paid or unpaid awards, or other rights, causes of actions and remedies against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claim.

Section 10.14 Expert Proceedings.

(a) Each Title Defect dispute, Title Benefit dispute or Environmental Defect dispute referred to in this Section 10.14 (each, a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 10.14. Any notice from one Party to the other referring a dispute to this Section 10.14 shall be referred to in this Agreement as an “Expert Proceeding Notice”.

(b) The arbitration shall be held before a one-member arbitration panel (the “Expert”), mutually agreed upon by the Parties. The Expert must: (i) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five-year period; and (ii) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than 10 years’ experience as a lawyer in the State where the Assets giving rise to the Disputed Matter are located with experience in exploration and production title or environmental matters. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate

Experts. If, within five Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three acceptable, qualified experts. Within 10 Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings.

(c) Within five Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 10.14 and the other applicable provisions of this Article 10; (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials; (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials; and (iv) the Expert Proceeding Notice.

(d) The Expert shall make its determination by written decision within 15 days following receipt of the materials described in Section 10.14(c) above (the “Expert Decision”); provided, however, that with respect to any dispute submitted to the Expert pursuant to Section 8.1(f) or Section 8.1(g), the Expert shall make its determination by written decision within seven days following receipt of the materials described in Section 10.14(c) above. The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement; i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e) The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 10. The Expert may consult with and engage disinterested Third Parties to advise the Expert but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five-year period preceding the arbitration nor have any financial interest in the dispute.

(f) The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution in this Agreement and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.

ARTICLE 11

EMPLOYEE MATTERS

Section 11.1 Available Employees’ Offers and Post-Closing Date Employment.

(a) Within three Business Days following the Execution Date, Seller shall deliver to the individuals designated in writing by Buyer (who, in each case, are permitted to receive such information pursuant to the Clean Team Agreement) (the “Clean Team”) a list setting forth each Available Employee, together with the following up to date information for each such Available Employee: name, employing entity, job title, active/leave status, start date, annual salary, or hourly wage rate (as applicable), Fair Labor Standards Act exempt or non-exempt status, primary work location, visa status, full-time or part-time status and the target cash incentive opportunity of each such Available Employee, and designating such employee as a “Field Employee” or “Non-Field Employee” (the “Employee Letter”). The Employee Letter delivered to the Clean Team pursuant to this Section 11.1(a) shall be held by the Clean Team in accordance with the terms of the Clean Team Agreement and shall not be shared with any other representatives of Buyer until delivery to Buyer generally pursuant to Section 11.1(b).

(b) Within one Business Day following the HSR Clearance Date, Seller shall deliver the Employee Letter (updated as of a date no earlier than three Business Days before the HSR Clearance Date) to Buyer. Following such delivery, Buyer may share the Employee Letter with its representatives without restriction, subject to the confidentiality obligations set forth in Section 5.14.

(c) Buyer, in its sole discretion, may make offers of employment, effective as of the applicable Hire Date, to any Available Employee, subject to the requirements of this Article 11 and on terms otherwise consistent with this Agreement (including this Section 11.1(a)). Buyer shall use its commercially reasonable efforts to make all offers of employment (x) prior to the Closing Date, for any employee designated in the Employee Letter as a “Field Employee” and (y) within 30 days after Closing, for any other Available Employee, and in any event, will make all such offers of employment within 10 days prior to such Available Employee’s applicable Hire Date. Seller shall have the right to review and comment on such offers prior to their distribution to any Available Employee, with such comments to be considered by Buyer or its Affiliate in good faith. Only employees who accept such offers and commence employment with Buyer or an Affiliate of Buyer on the applicable Hire Date are referred to individually and collectively as “Continuing Employees”. Buyer shall comply with all applicable Legal Requirements with respect to the hiring of Continuing Employees.

(d) During the 12-month period immediately following his or her applicable Hire Date (or through such earlier date on which a Continuing Employee’s employment with Buyer and its Affiliates terminates), Buyer or its Affiliates shall provide each

Continuing Employee with: (a) salary or hourly wage rate and short-term target cash incentive compensation opportunities that are, in each case, no less favorable than those provided to such employees immediately prior to the Closing Date; and (b) employee benefits (excluding equity or equity-based incentive compensation, change in control, transaction or retention bonuses, other non-recurring benefits or payments, severance, defined benefit pension, nonqualified deferred compensation, and post-termination or retiree welfare benefits) that are no less favorable in the aggregate than either (i) those provided by Seller to such Continuing Employees immediately prior to the Closing Date or (ii) those provided by Buyer and its Affiliates to their similarly situated employees. For at least 12 months following his or her applicable Hire Date, Buyer shall cause each Continuing Employee to be provided with severance and termination benefits that are no less favorable than the severance and termination benefits such Continuing Employee was eligible to receive immediately prior to the Execution Date (provided that such information is made available to Buyer via the Employee Letter).

Section 11.2 Seller Compensation and Benefit Plans. Effective as of the applicable Hire Date for the Continuing Employees, each such Continuing Employee shall cease to accrue further benefits and shall cease to be active participants under the Seller Benefit Plans subject to and in accordance with the terms thereof. Seller shall retain all Damages under the Seller Benefit Plans following the applicable Hire Date, except for any amounts that Buyer is responsible for pursuant to the Transition Services Agreement. Subject to the preceding sentence, (a) neither Buyer nor Target Company shall assume any of the Seller Benefit Plans or any assets related to the Seller Benefit Plans and (b) Seller and its Affiliates shall be solely responsible for and retain any and all obligations arising under a Seller Benefit Plan under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. As of and following the applicable Hire Date for any Continuing Employee, Buyer shall be responsible for any obligations arising under Buyer Benefit Plans under Section 4980B of the Code with respect to the Continuing Employees and their dependents and beneficiaries, including any qualifying event that occurs following the Closing Date (including all qualifying events that occur in connection with the Contemplated Transaction).

Section 11.3 401(k) Plan. Buyer shall cause each Continuing Employee who is a participant in Seller’s 401(k) plan on his or her applicable Hire Date to be allowed to participate, effective as of his or her Hire Date, in a 401(k) plan sponsored by Buyer or one of its Affiliates. Each Continuing Employee shall be eligible on his or her Hire Date to: (x) make elective deferrals into such 401(k) plan; and (y) receive employer contributions. In addition, Buyer shall cause such 401(k) plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from Seller’s 401(k) plan, including notes associated with any participant loans.

Section 11.4 Service Credit. Buyer shall give each Continuing Employee credit for purpose of eligibility, vesting, future paid time off accruals and for purposes of determining severance under any employee benefit plans and arrangements provided, sponsored, maintained or contributed to by Buyer and its Affiliates for the benefit of Continuing Employees (the “Buyer Benefit Plans”) for such Continuing Employee’s service with Seller and each of its Affiliates, and with any predecessor employer, to the same extent such service was recognized for similar purposes under benefit plans maintained by Seller or any of its Affiliates immediately prior to the

Closing Date, except to the extent such credit would result in the duplication of benefits or compensation for the same period of service.

Section 11.5 Health and Welfare Benefits. Buyer shall use commercially reasonable efforts to: (a) waive for each Continuing Employee and their eligible dependents, any waiting periods, pre-existing condition limitations, actively-at-work requirements and any other restriction that would prevent immediate or full participation under the Buyer Benefit Plans that are group welfare plans to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to or was previously satisfied by the Continuing Employee under the terms of the corresponding Seller Benefit Plan in which the Continuing Employee was participating immediately prior to Closing Date; and (b) give credit under the Buyer Benefit Plans that are group health plans applicable to each Continuing Employee and their eligible dependents for all eligible expenses incurred under the corresponding Seller Benefit Plan prior to his or her applicable Hire Date in the year that such Hire Date occurs for purposes of satisfying applicable co-payments and deductibles under the Buyer Benefit Plan for the plan year in which such Hire Date occurs.

Section 11.6 2026 Annual Bonuses; Accrued Vacation. Prior to his or her applicable Hire Date, Seller or its applicable Affiliate shall pay to each Continuing Employee who, as of immediately prior to the Effective Time, is eligible for an annual bonus for 2026 under a Seller Benefit Plan an annual bonus payment in respect of the 2026 performance period, pro-rated based on the number of days such Continuing Employee was employed by Seller or its applicable Affiliate during the 2026 performance period, and calculated based on actual performance through the Closing Date. Seller and its Affiliates shall be responsible for payments to Continuing Employees resulting from such Continuing Employees’ accrued and unused vacation prior to the Closing Date.

Section 11.7 WARN Act. For a period of 90 days after the applicable Hire Date, provided Seller is in compliance with Section 4.2(x), neither Buyer nor any of its Affiliates shall cause a Continuing Employee to suffer an employment loss (as defined in the WARN Act) that is part of a “plant closing” or “mass layoff” or implement any other action that triggers the WARN Act.

Section 11.8 No Third-Party Beneficiary Rights. Nothing in this Agreement, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) or any other Person (other than the Parties) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Article 11 are for the sole benefit of the Parties and are not for the benefit of any Third Party. Nothing contained in this Article 11 shall be considered or deemed to establish, amend, modify, or terminate any Seller Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract.

ARTICLE 12

GENERAL PROVISIONS

Section 12.1 Records. As soon as reasonably practicable following the Closing, Seller shall deliver to Buyer all Records available in electronic form (and Seller shall use commercially reasonable efforts to do so within 30 days after Closing). As soon as reasonably practicable after Closing, but in any event no later than 30 days after the termination all services provided under the Transition Services Agreement, Seller, at Buyer’s cost and expense, shall deliver originals of all other Records not available in electronic form to Buyer (FOB Seller’s office). With respect to any original Records delivered to Buyer: (a) Seller shall be entitled to retain copies of such Records; and (b) Buyer shall retain any such original Records for at least seven years beyond the Closing Date, during which seven-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such originals, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller or its Affiliate; provided, to the extent of any conflict between this Section 12.1 and Section 12.3(e) with respect to Buyer’s retention obligations regarding any Records relating to Tax matters, the provision imposing a longer retention period shall apply.

Section 12.2 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel and accountants. Except for any expert proceeding pursuant to Section 10.14 or Section 1.5(d) (which will be governed by the terms of such provisions), the prevailing Party in any Proceeding brought under or to enforce this Agreement, shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

Section 12.3 Tax Matters.

(a) Each Party will be responsible for its own state and federal Income Taxes, if any, that result from the transactions contemplated in this Agreement.

(b) All (i) Taxes incurred with respect to the Pre-Closing Reorganization, (ii) Transfer Taxes and (iii) required documentary, filing and recording fees and expenses in connection with the filing and recording of the Instruments of Conveyance, conveyances or other instruments of conveyance required to complete the Contemplated Transactions shall be borne by Seller. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such Transfer Taxes.

(c) For purposes of determining the amount of any Purchase Price adjustment with respect to Asset Taxes pursuant to Section 1.5(c), Asset Taxes shall be allocated as provided in this Section 12.3(c). Seller shall be allocated and bear, all Asset Taxes for: (i) any taxable period ending prior to the Effective Time; and (ii) the portion of any Straddle Period ending prior to the Effective Time. Notwithstanding the foregoing or anything in this Agreement to the contrary, if Buyer becomes entitled, pursuant to Section 1.5(e), to any amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets with respect to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time, Buyer shall be allocated, be responsible for and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time. All Asset Taxes attributable to any taxable period ending on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of determining the allocation of Asset Taxes between the Parties for any Straddle Period: (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (C) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred; (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred; and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time To the extent the actual amount of any Asset Taxes described in this Section 12.3(c) is not determinable at Closing or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 1.3 or Section 1.5, as applicable.

(d) After the Closing Date, Buyer shall: (i) file with the appropriate Governmental Body any and all Tax Returns required to be filed after the Closing Date with respect to Asset Taxes for any (A) Tax period that ends before the Effective Time or (B) Straddle Period and (ii) submit each such Tax Return to Seller for its review and comment as soon as reasonably practicable prior to the due date therefor (and in any event no later than five Business Days prior to the due date of such Tax Return); and (iii) timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor.

(e) Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes attributable to Target Company or the Assets, including access to books and records, as is reasonably necessary for: (i) the filing of all Tax Returns by Buyer or Seller; (ii) the making of any election relating to Taxes; (iii) the preparation for any audit by any taxing authority; and (iv) the prosecution or defense of any claim, suit or proceeding relating to any Tax attributable to Target Company or Assets. Buyer agrees to: (x) retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until 60 days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof); and (y) abide by all record retention agreements entered into with any taxing authority.

(f) If, after the Closing Date, either Party receives notice of any pending or Threatened audit, proceeding or assessment for (i) Asset Taxes for any taxable period (or portion thereof) beginning prior to the Effective Time or (ii) any Transfer Taxes (a “Tax

Contest”), such receiving Party shall notify the other Party within 10 Business Days of receipt of such notice. Seller shall have the option at, at Seller’s cost and expense, to assume control, in lieu of Buyer, of any Tax Contest that relates to a taxable period that ends at or before the Effective Time. Seller may exercise such option by providing written notice to Buyer within 15 Business Days of receiving notice of such Tax Contest. Buyer shall control any Tax Contest that relates to a Straddle Period or that Seller does not elect to control pursuant to the previous two sentences. The Party that is in control of any Tax Contest pursuant to the terms of this Section 12.3(f) shall: (i) keep the non-controlling Party reasonably informed of the progress of such Tax Contest; (ii) permit the non-controlling Party (or the non-controlling Party’s counsel) to participate, at the non-controlling Party’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Body; and (iii) not settle, compromise or concede any portion of such Tax Contest without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, to the extent requested by Buyer, Seller shall make, or cooperate with Buyer and the Target Company as necessary to make, an election under Section 6226 of the Code (and analogous provisions of state and local applicable Legal Requirements) (the “Pushout Election”) with respect to any federal or other applicable income Tax Contest for the taxable period ending on or prior to the Closing Date. If, despite the efforts of the Parties, the Target Company does not make the Pushout Election, the Seller shall make other arrangements reasonably satisfactory to the Buyer for the Seller to bear the economic burden of any imputed underpayment.

Section 12.4 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by electronic mail (“e-mail”) with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and e-mail addresses set forth below (or to such other recipients, addresses, or fax numbers as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

[name and address redacted]

Attention: [name and position redacted]

Email: [email address redacted]

and

[name and address redacted]

Attention: [name and position redacted]

Email: [email address redacted]

and

[name and address redacted]

Attention: [name and position redacted]

Email: [email address redacted]

NOTICES TO SELLER:

c/o Ovintiv USA Inc.

370 17th Street, Suite 1700

Denver, Colorado 80202

Attention: [name and position redacted]

Email: [email address redacted]

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 47th Floor

Houston, TX 77002

Attention: David Castro Jr., P.C.; Lindsey M. Jaquillard

E-mail: David.Castro@kirkland.com; Lindsey.Jaquillard@kirkland.com

Section 12.5 Governing Law; Jurisdiction; Service of Process; Jury Waiver. SUBJECT TO THE FOLLOWING SENTENCE, THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 12.6 OR THE DISPUTE RESOLUTION PROCEDURES PROVIDED IN SECTION 1.5(D) AND SECTION 10.14 (COLLECTIVELY, THE “DISPUTE RESOLUTION PROVISIONS”) WITH RESPECT TO DISPUTES ARISING THEREUNDER OR PROPERLY SUBJECT THERETO, TO THE EXTENT NOT INCONSISTENT WITH THE DISPUTE RESOLUTION PROVISIONS, THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS (INCLUDING THE ELEVENTH DIVISION OF THE TEXAS BUSINESS COURT) LOCATED IN HOUSTON, TEXAS, FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY CONTEMPLATED TRANSACTION OR TRANSACTION CONTEMPLATED BY ANY TRANSACTION DOCUMENTS. SUBJECT TO AND WITHOUT LIMITING THE

DISPUTE RESOLUTION PROVISION, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY CONTEMPLATED TRANSACTION OR TRANSACTION CONTEMPLATED BY ANY TRANSACTION DOCUMENTS, IN EACH CASE, THAT ARE PROPERLY REFERRED TO A COURT OF COMPETENT JURISDICTION AND NOT OTHERWISE SUBJECT TO THE DISPUTE RESOLUTION PROVISIONS, SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS. EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY SUCH PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY CONTEMPLATED TRANSACTION OR TRANSACTION CONTEMPLATED BY ANY TRANSACTION DOCUMENTS. THE PARTIES FURTHER AGREE, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR FOLLOWING THE EXECUTION DATE MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) IRREVOCABLY: (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT; AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 12.5.

Section 12.6 Dispute Resolution.

(a) Except for (i) Disputed Matters, which shall be resolved under Section 10.14, (ii) disputes as to the Final Amount, which shall be resolved under Section 1.5(d), and (iii) those matters described in Section 12.6(b), the Parties shall resolve all Disputes by submission to binding arbitration in Houston, Texas, such arbitration to be conducted as follows: the arbitration proceeding shall be conducted in accordance with the then-active Commercial Arbitration Rules and Mediation Procedures of the AAA (the “Arbitration Rules”) to the extent such rules do not conflict with the terms of this Section 12.6. The arbitration shall be before a three-person panel of neutral arbitrators (each, an “Arbitrator,” and, collectively, the “Arbitrators”), consisting of one person selected by each Party, and the third Arbitrator shall be selected by mutual agreement of the two Arbitrators selected by the Parties. The Parties shall endeavor to select Arbitrators with experience in oil and gas transactions. The Arbitrators shall conduct a hearing no later than 60 calendar days after selection of the third Arbitrator and shall render a written decision within 30 calendar days of the hearing. At the hearing, the Parties may present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence is not required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 calendar days of the Arbitrators’ decision. The final decision may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration; provided, however, that each of Seller and Buyer shall be responsible for one-half (1/2) of the fees or expenses owed to the Arbitrators.

(b) The Parties shall continue to perform their respective obligations under this Agreement while any Dispute is pending. Notwithstanding anything in this Section 12.6 to the contrary, any Party may proceed to any court of competent jurisdiction to (i) obtain provisional injunctive, ancillary, or other equitable relief if such action is necessary to avoid irreparable harm or to preserve the status quo pending the resolution of the Dispute in accordance with the provisions of this Section 12.6, or (ii) enter and enforce any judgment on the award rendered by the Arbitrators in accordance with applicable Legal Requirements. The arbitration of the underlying Dispute will proceed in accordance with the terms of this Section 12.6 during the pendency of the proceeding to obtain such provisional injunctive, ancillary, or other equitable relief.

(c) EXCEPT FOR (I) DISPUTED MATTERS, WHICH SHALL BE RESOLVED UNDER SECTION 10.14, (II) DISPUTES AS TO THE FINAL AMOUNT, WHICH SHALL BE RESOLVED UNDER SECTION 1.5(D), AND (III) THOSE MATTERS DESCRIBED IN SECTION 12.6(B), EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE SUBMISSION OF ANY DISPUTE FOR SETTLEMENT BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THIS SECTION 12.6 AND, SUBJECT TO SECTION 10.14, SECTION 1.5(D), AND SECTION 12.6(B), HEREBY WAIVES THE RIGHT TO PROCEED TO COURT OR ANY OTHER FORUM THAT MAY APPLY TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR FOR ANY OTHER REASON EXCEPT RECOURSE TO COURTS FOR ENFORCEMENT OF ARBITRAL AWARDS OR OTHER ORDER OF THE ARBITRATORS ISSUED IN AN ARBITRATION PURSUANT TO THIS SECTION 12.6 OR SEEKING ANY INTERIM OR CONSERVATORY MEASURES OF THE ARBITRATION RULES OR AS DESCRIBED IN THIS SECTION 12.6. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY SUIT, ACTION, OR PROCEEDING SEEKING TO ENFORCE ANY ARBITRAL AWARD OR OTHER ORDER OF THE ARBITRATORS ISSUED IN AN ARBITRATION PURSUANT TO THIS SECTION 12.6 OR SEEKING ANY INTERIM OR CONSERVATORY MEASURES PURSUANT TO THE ARBITRATION RULES AGAINST ANY PARTY IN ANY OTHER JURISDICTION PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.

Section 12.7 Further Assurances. The Parties agree to: (a) furnish upon request to each other such further information; (b) execute, acknowledge and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.8 Waiver. Unless expressly provided otherwise hereunder, the rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the fullest extent permitted by applicable Legal Requirement: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.9 Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties expressly stating that it is intended to serve as such an amendment or modification. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by any Party that is not embodied in this Agreement together with the documents, instruments and writings that are delivered pursuant to this Agreement, and no Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit, the terms and provisions of this Agreement shall govern, control and prevail.

Section 12.10 Assignments, Successors and No Third-Party Rights. Neither Party may assign any of its rights, liabilities, covenants or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party). Any assignment made without such consent shall be void. Any assignment made with such consent nevertheless shall not relieve the assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party (acting in its sole discretion). Notwithstanding anything to the contrary in this Agreement, (a) nothing in this Section 12.10 shall limit the ability of Buyer to assign a collateral interest in this Agreement as collateral security in connection with Buyer’s financing arrangements, (b) following the Closing, Buyer has the right to (i) transfer or allocate certain of the Assets (and related Assumed Liabilities) among subsidiaries of Target Company (whether by assignment, divisive merger or otherwise) and (ii) assign all or part of its rights and obligations under this Agreement to such subsidiaries in connection therewith, and, after giving effect to such assignment, Target Company and such subsidiaries shall have all rights and obligations of Buyer hereunder with respect to the assets and liabilities allocated to each such subsidiary, and shall be deemed for all purposes of this Agreement as a permitted assign of Buyer as to such rights and obligations hereunder (a “Permitted Affiliate Transfer”); provided that any such Permitted Affiliate Transfer shall not relieve Buyer of any and all of the obligations, Damages and liabilities of Buyer pursuant to this Agreement (including the Assumed Liabilities). Subject to the preceding provisions of this Section 12.10, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence, this Agreement and all provisions and conditions of this Agreement, are for the sole and exclusive benefit of the Parties (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), and their respective successors and permitted assigns.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.12 Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule or other provision of this Agreement. Each definition of a defined term in this Agreement shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. The word “or” means and includes “and/or” unless the context requires otherwise. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms of such Contract and this Agreement. Unless otherwise expressly provided in this Agreement, any statute or Legal Requirement defined or referred to in this Agreement means such statute or Legal Requirement as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, and all rules or regulations promulgated under such statute or Legal Requirement. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America. Each accounting term not defined in this Agreement, and each accounting term partly defined in this Agreement to the extent not defined, will have the meaning given to it under GAAP and COPAS, as in effect on the Execution Date. The terms “day” and “days” mean and refer to calendar day(s). If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Wherever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision of this Agreement or who supplied the form of Agreement.

Section 12.13 Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Section 12.14 Press Release, News Media and External Statements; Confidentiality.

(a) From and after the Execution Date, no Party shall make (or cause or allow any Affiliate to make) any press release or other public announcement regarding the existence of this Agreement, the contents of this Agreement or the Contemplated Transactions without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent: (i) made to Governmental Bodies or Third Parties holding Preferential Purchase Rights, rights of Consents or other similar rights of Governmental Bodies or Third Parties that are applicable to the Contemplated Transaction, in each case, as are reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents; (ii) required by applicable securities or other Legal Requirements or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; (iii) made to a Party’s respective Representatives who have a need to know such information and are subject to confidentiality restrictions that are no less stringent than those set forth in this Agreement or the Confidentiality Agreement; or (iv) consistent with: (A) prior press releases or other public announcements made in compliance with this Section 12.14(a) or (B) any communication plan or strategy previously agreed to by the other Party in writing. In the case of the disclosures described under subsections (i) and (ii) of this Section 12.14(a), each Party shall use commercially reasonable efforts to provide the other Party with (x) a copy of such disclosure no earlier than two Business Days prior to such public disclosure and (y) the opportunity to provide comment thereon (which comments shall be considered in good faith by the Party desiring to make such disclosure). For the avoidance of doubt, unless Seller is otherwise required by applicable securities or other Legal Requirements, the restrictions of Section 5.14 shall apply to any disclosures made pursuant to this Section 12.14(a).

(b) The terms of the Confidentiality Agreement are incorporated by reference, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing. The Confidentiality Agreement shall terminate at Closing. In the event a provision contained in the Confidentiality Agreement conflicts with a provision contained in this Agreement, the provision contained in this Agreement shall control.

Section 12.15 Name Change; Removal of Seller Marks. As promptly as practicable, but in any event within 60 days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the names “Ovintiv”, “Ovintiv Royalty Holdings” and variants thereof from the Assets. As promptly as practicable, but in any event within five Business Days after the Closing Date, Buyer shall cause the Target Company to change the entity name of the Target Company to not include or incorporate “Ovintiv”. Except with respect to such grace period for eliminating the existing usage, Buyer shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

Section 12.16 Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement for all purposes. Each Party and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

Section 12.17 No Recourse. The Parties acknowledge and agree that except for any permitted assignee of a Party pursuant to Section 12.10, no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate or financing source, or financing sources of any of the Parties to this Agreement (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any Damages, suits, legal or administrative Proceeding, claims, demands, losses, costs, obligations, liabilities, interests, charges or causes of Orders whatsoever, in law or in equity, known or unknown, which are based on, related to or arise out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder. Each Party hereby waives, releases, remises and forever discharges, and shall cause each member of the Buyer Group or Seller Group (as applicable) to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, causes of action or Damages whatsoever, in law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to or arise out of the ownership, administration or operation of the Assets, Target Company, the Target Company Securities or negotiation, performance and consummation of the Transaction Documents or the transactions contemplated thereunder. This Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against the entities that are expressly named as Parties (including any permitted assignee pursuant to Section 12.10), and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 12.17. Nothing in this Section 12.17 shall limit the right of Seller to bring a claim with respect to any obligations or liabilities of party which is the “Guarantor” under the Guaranty pursuant to the terms and conditions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

OVINTIV USA INC.

By:	/s/ Meghan Eilers
Name:	Meghan Eilers
Title:	Executive Vice President, Midstream & Marketing & General Counsel

OVINTIV ROYALTY HOLDINGS LLC

By:	/s/ Meghan Eilers
Name:	Meghan Eilers
Title:	Executive Vice President, Midstream & Marketing & General Counsel

[Signature Page to Purchase and Sale Agreement]

BUYER:

MIDCON II BUYERCO, LLC

By:	/s/ Brandon Rumbelow
Name:	Brandon Rumbelow
Title:	Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]

APPENDIX I

DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Appendix I when capitalized:

“AAA” – the American Arbitration Association.

“Accounting Expert” – as defined in Section 1.5(d).

“AFE” – as defined in Section 2.12.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – an amount equal to [redacted]% of the unadjusted Purchase Price.

“Aggregate Environmental Defect Value” – as defined in Section 10.11.

“Aggregate Title Defect Value” – as defined in Section 10.6.

“Agreement” – as defined in the preamble to this Agreement.

“Allocated Values” – with respect to each applicable Target Formation as to each Land Section set forth on Exhibit A-4 and each Well set forth on Exhibit B, the portion of the unadjusted Purchase Price allocated on Schedule 1.7 as to each such Target Formation for such Land Section or Well; provided that such amount allocated to a Land Section or Well shall be increased or decreased by the portion of each adjustment to the Purchase Price under Section 1.5 applicable to such Land Section or Well.

“Applicable Contracts” – all Contracts to which Seller or Ovintiv Marketing is a party or is bound that primarily relate to any of the Assets that will be binding on Buyer or the Assets after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements;

Appendix I - 1

saltwater disposal agreements; facilities or equipment leases; vehicle leases and other similar contracts and agreements, but exclusive of any master service agreements (other than any master vehicle lease), any Seller Benefit Plan and Contracts relating to the Excluded Assets.

“Arbitration Rules” – as defined in Section 12.6(a).

“Arbitrator” or “Arbitrators” – as defined in Section 12.6(a).

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the acquisition, operation or ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” – (x) all of Ovintiv Marketing’s right, title and interest in, to and under the Ovintiv Marketing Applicable Contracts, and (y) all of Seller’s right, title and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a) all oil and gas leases and subleases, lessor royalties, overriding royalty interest, non-participating royalty interests, production payments, net profits interests, carried interests, reversionary interests, mineral fee interests, and all other Royalties and interests of any kind or character in Hydrocarbons in place in each case, that are located within the Sale Area, including those described on Exhibit A-1, (collectively, the “Leases”), together with any and all other right, title and interest in and to the leasehold estates created thereby, and all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”);

(b) all rights and interests in, under or derived from all unitization agreements, pre-pooling agreements, pooling agreements, declarations and orders in effect with respect to any of the Leases, or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Units and the Wells being collectively referred to in this Agreement as the “Properties” or individually as a “Property”);

(c) to the extent that they may be assigned, transferred or re-issued by Seller or its applicable Affiliate (with consent, if applicable, but without payment of any fee unless Buyer agrees in writing to pay such fee), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the other Assets within the Sale Area (the “Easements and Surface Interests”), including those described in Exhibit A-2;

(d) the surface fee properties within the Sale Area, including those described on Exhibit A-3 (the “Surface Fee Properties”);

(e) any and all oil, gas, water, CO2, injection, disposal or other wells located within the Sale Area or located on, under or producing from the Leases and Lands (the “Wells”), whether producing, non-producing, shut-in, permanently or temporarily plugged or abandoned, including

Appendix I - 2

the Wells set forth in Exhibit B, and all Hydrocarbons produced from, allocated to or attributable to the Properties from and after the Effective Time (or the proceeds from the sale of such Hydrocarbons);

(f) all equipment, machinery, fixtures and other personal, movable and mixed property located within the Sale Area or on any of the Properties or other Assets that are used in connection therewith, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems and related infrastructure associated with the Wells, pits, ponds, impoundments, manifolds, processing and separation facilities, pads, structures, materials and other items used in the operation thereof (“Equipment”);

(g) the field offices and field yards within the Sale Area, including those described in Exhibit C (the “Field Offices and Associated Properties”), and any office leases associated therewith;

(h) subject to Section 5.11, the Assigned Vehicles;

(i) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets located within the Sale Area;

(j) except to the extent pertaining to any (w) Excluded Assets, (x) other matters that are expressly excluded from the “Assumed Liabilities” pursuant to Section 1.6, or (y) any matter for which Seller is obligated to indemnify Buyer pursuant to this Agreement or (z) Casualty Losses for which there has been an adjustment to the Purchase Price pursuant to Section 10.13 (collectively, the “Seller Retained Matters”), all (i) inchoate liens and security interests in favor of Seller under Applicable Contracts or derived from Legal Requirements (insofar as transferrable) with respect to the Seller-Operated Assets, (ii) rights, claims and causes of action (including warranty claims) to the extent attributable to the other Assets or pertaining to the Assumed Liabilities and (iii) all audit rights, counter claims, cross-claims, offsets or defenses and similar rights attributable to the Assets for the period from and after the Effective Time or to the Assumed Liabilities;

(k) except to the extent pertaining to any Seller Retained Matters, all claims, rights, demands, causes of action, suits, actions, judgments, Damages, awards, recoveries, settlements, indemnities, warranties, rights to insurance proceeds, refunds, reimbursements, audit rights, and other intangible rights in favor of or owed to Seller or its Affiliates and either (i) related to the Assumed Liabilities or (ii) arising or attributable to the period of time on and after the Effective Time and related to any of the Assets or the ownership or operation thereof;

(l) all Imbalances relating to the Assets;

(m) the Suspense Funds held in suspense by Seller or its Affiliates as of the Closing Date;

(n) except to the extent pertaining to any Seller Retained Matters, all trade accounts, accounts receivable, notes, receivable, take-or-pay amounts receivable, and other receivables and

Appendix I - 3

general intangibles attributable to the Assets with respect to periods of time from and after the Effective Time;

(o) originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, solely to the extent relating to the Assets located within the Sale Area in Seller’s (or its Affiliates’) possession, including: (i) land and title records (including prospect files, maps, logs, lease records, abstracts of title, title opinions, title curative documents, division order files, land surveys, Third Party brokerage information run sheets, mineral ownership reports, engineering data and reports, Asset accounting records and correspondences); (ii) Applicable Contract and Easement and Surface Interests files; (iii) operations, environmental, production and accounting records; (iv) cores and core data; and (v) facility and well records (collectively, “Records”);

(p) all Hydrocarbons produced from, allocated to or attributable to the Wells (a) from and after the Effective Time or (b) that are in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms) as of the Effective Time and all proceeds therefrom;

(q) subject to and without limiting Section 5.5 as it pertains to the Assigned FCC Licenses, all radio equipment, SCADA and measurement technology and other production related mobility devices (such as SCADA controllers, but excluding any and all central SCADA servers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are: (i) used or held for use in connection with the operation of the Properties; (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee); and (iii) located within the Sale Area or on the Property (the “Production Related IT Equipment”);

(r) subject to and excluding any and all rights of Seller or its Affiliates pursuant to the Seismic License delivered at Closing, all proprietary seismic, geophysical and related technical data and information insofar (and only insofar) as such data and information relates to the Properties located within the Sale Area, but excluding, for the avoidance of doubt, any of Seller’s or its Affiliates’ interpretative data; and

(s) subject to and without limiting Section 5.5, those FCC Licenses held by Seller or any of its Affiliates described on Exhibit E (the “Assigned FCC Licenses”).

For the avoidance of doubt, to the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets or any Retained Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned: (i) by Seller, as part of the Excluded Assets; and (ii) by Buyer, as part of the Assets.

“Assigned FCC Licenses” – as set forth in the definition of “Assets”.

“Assigned Vehicles” – as defined in Section 5.11.

Appendix I - 4

“Assignment” – the Assignment and Bill of Sale from Seller to Target Company, pertaining to the Assets (other than the fee properties included in the Assets and described in and conveyed pursuant to the Deed), substantially in the form attached to this Agreement as Exhibit F-1.

“Assignment and Assumption Agreement” – as defined in Section 1.4(a)(iv).

“Assumed Liabilities” – as defined in Section 1.6.

“Available Employee” – those certain employees of Seller or its Affiliates who are engaged in the operation or management of the Assets and are identified as “Available Employees” in the Employee Letter.

“BIA” – the United States Bureau of Indian Affairs.

“BLM” – the United States Bureau of Land Management.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any certificate delivered pursuant to Section 1.4(b)(iii) or Section 1.4(a)(v) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

“Business Day” – any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas or the State of Colorado are authorized or required by law or executive order to close.

“Business Employee” – each employee of Seller and its subsidiaries (i) who is engaged in the operation or management of the Assets, or (ii) whose services relate primarily to the Assets.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer Allocated Costs” – as defined in Section 1.5(a)(i).

“Buyer Closing Documents” – as defined in Section 3.2(a).

“Buyer Entitlements” – as defined in Section 1.5(a)(i).

“Buyer Group” – Buyer and its Affiliates (including Target Company, on and after Closing), and their respective Representatives.

“Buy-Back Agreements” – as defined in Section 1.4(a)(iv).

“Clean Team Agreement” – that certain clean team agreement dated as of December 5, 2025 by and between OVV and [name redacted].

“Casualty Loss” – as defined in Section 10.13.

“CERCLA” – the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

Appendix I - 5

“Closing” – the closing of the Contemplated Transactions.

“Closing Date” – as defined in Section 1.3.

“Closing Date Joint Written Instruction” – as defined in Section 1.4(a)(i).

“Code” – the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” – a collective bargaining agreement or other labor-related Contract with a Union.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is substantially completed in accordance with the Lowest Cost Response.

“Confidentiality Agreement” – that certain Confidentiality and Nondisclosure agreement dated as of November 20, 2025, by and between OVV and [name redacted].

“Consent” – any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a) the consummation of the Pre-Closing Reorganization;

(b) the sale of the Target Company Securities by Seller to Buyer;

(c) the performance by the Parties of their respective covenants and obligations under this Agreement; and

(d) Buyer’s acquisition, ownership and exercise of control over the Target Company Securities.

“Continuing Employees” – as defined in Section 11.1(a).

“Contract” – any contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, Permit, Easement and Surface Interests or instrument vesting title or constituting Seller’s chain of title to any real or immovable property included in the Assets.

“Controlled Group Liability” – any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of the failure to comply with the continuation coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code and (v) under corresponding or similar provisions of any foreign Legal Requirements related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage.

Appendix I - 6

“COPAS” – as defined in Section 1.5(a).

“Cure” – as defined in Section 10.5(a)(i).

“Customary Post-Closing Consents” – the consents and approvals from any Governmental Body for the assignment of Assets from Seller to Target Company that are customarily obtained after the assignment of properties similar to the Assets.

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred therewith.

“De Minimis Environmental Defect Cost” – $[redacted].

“De Minimis Title Defect Cost” – $[redacted].

“Deed” – the Surface and Mineral Deed from Seller to Target Company, pertaining to certain of the fee properties included in the Assets, substantially in the form attached to this Agreement as Exhibit F-2.

“Defect Escrow Account” – as defined in Section 10.5(a)(ii)(A).

“Defect Escrow Amount” – as defined in Section 1.4(b)(ix).

“Defect Notice Date” – as defined in Section 10.3.

“Defensible Title” – subject to the Permitted Encumbrances (and, in each case below, as to the Target Formation only), the aggregate title of Seller and Target Company with respect to the Land Sections set forth on Exhibit A-4 and Wells set forth on Exhibit B, as applicable, that is either: (x) deducible of record; (y) derivative of a pooling order, unitization agreement, communitization agreement or similar agreement issued by the any Governmental Body with jurisdiction over the Assets that is provided to Buyer; or (z) evidenced by unrecorded instruments or elections made or delivered, in each case for this clause (z), (i) pursuant to a joint operating agreement, pre-pooling agreement, pooling order, or similar agreement that is provided to Buyer and (ii) that can be successfully defended if challenged, and, in each case for clauses (x), (y) and (z), as of the Effective Time, immediately prior to the Closing and all times in between:

(a) with respect to the Target Formation for each Land Section and Well, entitles Seller and Target Company to receive not less than the Net Revenue Interest set forth for such Land Section in Exhibit A-4 or such Well in Exhibit B, as applicable, except for: (i) decreases in connection with those operations in which Seller, or its respective successors or assigns, may from and after the Execution Date and in accordance with the terms of this Agreement elect to be a non-consenting co-owner; (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement; (iii) decreases resulting from changes in tract or production allocations resulting from elections by Third Parties to participate or not participate in operations after the Execution Date; (iv) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries; (v) decreases resulting from any reversion of interest to a co-owner with respect

Appendix I - 7

to operations in which such co-owner, after the Effective Time, elects not to consent; and (vi) as otherwise expressly stated in Exhibit A-4 and Exhibit B;

(b) with respect to the Target Formation for each Land Section and Well, obligates Seller and Target Company to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Land Section and Well of not more than the Working Interest set forth in Exhibit A-4 for such Land Section or Exhibit B for such Well, except: (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating, unit, pooling, pre-pooling or similar agreements; (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Seller’s Net Revenue Interest with respect to such Land Section or Well; (iii) increases resulting from changes in tract or production allocations resulting from elections by Third Parties to participate or not participate in operations after the Execution Date; (iv) increases resulting from the establishment or amendment from and after the Execution Date of pools or units (to the extent permitted by this Agreement); and (v) as otherwise expressly stated in Exhibit A-4 or Exhibit B; and

(c) is free and clear of all Encumbrances.

“Deposit Amount” – as defined in Section 1.2.

“Dispute” – any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement, the Contemplated Transactions, or the other Transaction Documents, including any dispute, controversy, or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement, the relationship of the Parties arising out of this Agreement, the Contemplated Transactions, or the other Transaction Documents.

“Dispute Notice” – as defined in Section 1.5(d).

“Dispute Resolution Provisions” – as defined in Section 12.5.

“Disputed Environmental Amount” – as defined in Section 10.10(b).

“Disputed Matter” – as defined in Section 10.14(a).

“Disputed Title Amount” – as defined in Section 10.5(c).

“DOJ” – as defined in Section 5.7(a).

“Drag-Along” – the right or option of any Seller or the Target Company under any Contract, Lease or other instrument to require and cause a Person to directly or indirectly sell, transfer, dispose, or assign (a) any interest in any Hydrocarbon, water, CO2, injection, disposal or other wells located on, under or within the Sale Area, or (b) any interests in Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, net profits interests and any other similar interests in minerals, or any pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any of the foregoing that are located within the Sale Area.

Appendix I - 8

“e-mail” – as defined in Section 12.4.

“Easements and Surface Interests” – as set forth in the definition of “Assets.”

“Effective Time” – January 1, 2026, at 12:01 a.m. local time at the location of the Assets.

“Employee Letter” – as defined in Section 11.1.

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest or other arrangement substantially equivalent thereto.

“Environmental Condition” – any event occurring or condition existing on the Execution Date with respect to the Assets that causes a Well to be subject to remediation required under, or in violation of, an Environmental Law, other than (x) any plugging and abandonment obligations or (y) any event or condition to the extent caused by or relating to (i) asbestos, asbestos containing materials or NORM, in each case unless constituting a violation of Environmental Law, or (ii) relating to subsidence monitoring or (iii) that was disclosed to Buyer prior to the Execution Date.

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 4.1 of this Agreement.

“Environmental Defect Cure Period” – as defined in Section 10.10(a).

“Environmental Defect Notice” – as defined in Section 10.9.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – any applicable Legal Requirement relating to pollution, the protection of the environment or natural resources, or remediation of contamination of Hazardous Materials, including those Legal Requirements relating to the storage, handling and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include good, prudent or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., or any other Legal Requirement governing health or worker safety or workplace conditions.

“Environmental Liabilities” – all costs (including remedial, removal, response, clean-up, investigation or monitoring costs), Damages, expenses, liabilities, obligations consulting fees, orphan share, prejudgment and post-judgment interest, court costs and other responsibilities arising from or under Environmental Laws, Permits required thereunder or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same, including: (a) any actual or threatened release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) the generation, manufacture,

Appendix I - 9

processing, distribution, use, treatment, storage, disposal, release or threatened release, transport or handling of Hazardous Materials; or (c) any other matter, condition or circumstance concerning Environmental Laws, Permits required thereunder or the violation thereof.

“Equity Interests” – capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing entity.

“ERISA” – the Employee Retirement Security Act of 1974.

“ERISA Affiliate” – any trade or business, whether or not incorporated, which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(i) of ERISA.

“Escrow Agent” – J.P.Morgan Chase Bank, N.A.

“Escrow Agreement” – a mutually agreeable escrow agreement among Seller, Buyer and the Escrow Agent entered into on or prior to Execution Date to fund the Deposit Amount pursuant to Section 1.2 and, to the extent that any amounts are required to be funded in the Defect Escrow Account in accordance with Article 10.

“Excluded Assets” – (a) all of Seller’s or its Affiliates’ corporate minute books, financial records, Income Tax records and other business and Tax records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Seller or its Affiliates and all other proceeds, income or revenues of Seller or its Affiliates that are (i) attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds) or (ii) to the extent pertaining to any of the Seller Retained Matters; (c) except to the extent related to any Assumed Liabilities, all claims and causes of action of Seller or its Affiliates (i) that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds) or (ii) to the extent pertaining to the Seller Retained Matters; (d) except to the extent related to any Assumed Liabilities and further subject to Section 10.13, all rights and interests of Seller or its Affiliates: (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property, in each case, (A) that are attributable to any period of time prior to the Effective Time or (B) to the extent pertaining to any of the Seller Retained Matters; (e) Seller’s or its Affiliates’ rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time (excluding Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms) for which the Purchase Price has been adjusted pursuant to Section 1.5(c)(i)(E)); (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to: (i) Asset Taxes allocable to Seller pursuant to Section 12.3(c); (ii) Income Taxes paid by Seller or its Affiliates; (iii) any Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time; (g) all

Appendix I - 10

information technology assets, other than the Production Related IT Equipment and other licenses and embedded data from web based applications necessary for continued operation of the Assets as operated by Seller and its Affiliates during the twelve month period prior to the Execution Date, including all desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, or computer software and telephone equipment; (h) all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to the Effective Time or to any Seller Retained Matters; (i) all of Seller’s or its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property (other than information embedded within historical well files and production records); (j) all documents and instruments of Seller or its Affiliates that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (k) all records and data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements (other than title opinions) (provided that Seller must use commercially reasonable efforts to obtain waivers of such restrictions without any obligation to incur any expense agreed to be reimbursed by Buyer); (l) except to the extent related to any Assumed Liability, all audit rights or obligations (and all claims, defenses, causes of action and rights to settlements, refunds and proceeds with respect thereto) for which Seller or its Affiliate bears responsibility arising under any of the Applicable Contracts or otherwise (i) with respect to any period prior to the Effective Time (except for any Imbalances assumed by Target Company) or (ii) to the extent pertaining to any of the Excluded Assets or other Seller Retained Matters; (m) all of Seller’s and its Affiliates’ (i) licensed seismic, geophysical, and technical data and information (not relating to the Properties or other Assets), (ii) rights and obligations pursuant to the Seismic License delivered at Closing and (iii) interpretations of any seismic, geophysical or related technical data (whether or not relating to the Properties or other Assets); (n) documents prepared or received by Seller or its Affiliates with respect to: (i) lists of prospective purchasers for such transactions compiled by Seller; (ii) bids submitted by other prospective purchasers of the Assets; (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser; (iv) correspondence between or among Seller, its Affiliates, its Representatives and any prospective purchaser other than Buyer; and (v) correspondence between or among Seller, its Affiliates or any of its Representatives with respect to any of the bids, the prospective purchasers or the Contemplated Transactions; (o) except for any Contracts comprising the Assets that exist or are memorialized or stored only in e-mail format (which Contracts shall not be Excluded Assets), all e-mails on Seller’s or its Affiliates’ servers and networks relating to the Assets or the Excluded Assets and all other electronic files on Seller’s or its Affiliates’ servers and networks constituting any other Excluded Asset, (p) a copy of all Records; (q) any Contracts that (i) constitute master services agreements or similar contracts or (ii) constitute pre-pooling letter agreements pertaining to the Assets that are not Transferrable PPLAs (or deemed to be Transferrable PPLAs pursuant to Section 5.16); (r) any Hedge Contracts; (s) any debt instruments; (t) all Seller Benefit Plans and any assets associated with any Seller Benefit Plans; (u) for each Well operated by Seller or its applicable operating Affiliate, all overhead charges and rates received or receivable by Seller or its Affiliate in its capacity as “operator” under any operating agreement, unit agreement, pooling agreement, pre-pooling letter agreement or similar agreement (including any COPAS or similar accounting procedure incorporated therein) attributable to such Well through and until the Closing Date (or, if later, the transition of operations of the Assets to Target Company); and (v) all of Seller’s or its Affiliates’

Appendix I - 11

rights, interests and properties that are not included in the definition of “Assets”, including the assets, properties and interests specifically listed in Exhibit G.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 10.14(b).

“Expert Decision” – as defined in Section 10.14(d).

“Expert Proceeding Notice” – as defined in Section 10.14(a).

“FCC” – the Federal Communications Commission.

“FCC Licenses” – any licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the FCC.

“FERC” – as defined in Section 5.6(a).

“Field Offices and Associated Properties” – as set forth in the definition of “Assets”.

“Final Amount” – as defined in Section 1.5(d).

“Final Settlement Date” – as defined in Section 1.5(d).

“Final Settlement Statement” – as defined in Section 1.5(d).

“Former Business Employee” – each former employee of Seller and its subsidiaries (i) who was engaged in the operation or management of the Assets, or (ii) whose services related primarily to the Assets.

“Fraud” – (a) a knowing and intentional misrepresentation of a material fact by a Party, (b) made with the intent of inducing any other Party to act, or refrain from acting, or otherwise rely on such knowing and intentional misrepresentation to such induced Party’s detriment and (c) made with the actual (not constructive or imputed) knowledge or belief of its falsity. For the avoidance of doubt, “Fraud” does not include constructive fraud, equitable fraud, or promissory fraud.

“FT Agreements” – those certain Contracts that are designated as FT Service Agreements on Exhibit J.

“FTC” – as defined in Section 5.7(a).

“Fundamental Representations” – those representations set forth in Section 2.1, Section 2.2(a), Section 2.2(b)(i), Section 2.3, Section 2.6, Section 2.38(a), Section 2.38(b), Section 2.38(c)(i), Section 2.38(e), Section 2.38(f) and Section 2.38(g)(i).

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

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“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity, including the BLM and BIA, and any court or other tribunal) or any tribal authority with jurisdiction over any Leases, as applicable; (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any court; and (f) any arbitrator or arbitration tribunal with jurisdiction over the Assets (or Seller or its Affiliates with respect to the Assets).

“Group” – either Buyer Group or Seller Group, as applicable.

“Guaranty” – that certain Guaranty provided to Seller by an Affiliate of Buyer on the Execution Date.

“Hazardous Materials” – any chemical, constituent, material, or substance that is regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Body or may form the basis of liability under any Environmental Law, including per- and polyfluoroalkyl substances, asbestos containing materials, mercury, polychlorinated biphenyls, mold, radioactive materials, urea formaldehyde foam insulation or radon gas.

“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hire Date” – means (a) for any Available Employee who is designated as a “Field Employee” in the Employee Letter, the day following the expiration of the “Operations” Services (as defined in the Transition Services Agreement) as provided in Schedule I to the Transition Services Agreement; and (b) for any other Available Employee, the day following the expiration of the Term (as defined in the Transition Services Agreement) of the Transition Services Agreement.

“HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Clearance” – the expiration or termination of all applicable waiting periods under the HSR Act with respect to this Agreement and the transaction contemplated hereby.

“HSR Clearance Date” – the date that HSR Clearance occurs.

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“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases and imbalances under gathering or transportation agreements.

“Income Tax” or “Income Taxes” – (i) income or franchise Taxes based upon, measured by or calculated with respect to net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated) or (ii) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (i) above.

“Instruments of Conveyance” – the Assignment, the Assignment and Assumption Agreement and the Deed. The Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described in Article 10, and that the rights and remedies set forth in Article 10 and in the R&W Insurance Policy shall be Buyer’s sole rights and remedies with respect to title.

“Intended Tax Treatment” as defined in Section 1.7(a).

“Interest Reduction” – as defined in clause (a) of the definition of “Permitted Encumbrances”.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Aaron Johnson (Vice President & GM, US Operations); John Knox (Vice President, Land); Kelly Vandamme (Controller, Operations); Dave Lye (Vice President, Environment, Health & Safety); Elizabeth Whillock (Vice President, Human Resources & Communications); Christian Sizemore (Director, Anadarko Land),; Jerry Anderson (Director, Operations Reporting) and Owen McMillan (Advisor, Business Development). Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Dakota Clark (VP – Commercial); Brandon Rumbelow (CFO); Shane Gibson (VP – Structuring & Accounting) and David Edwards (Executive Vice President - Finance).

“Lands” – as set forth in the definition of “Assets”.

“Land Section” – a tract of land described in Exhibit A-4.

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“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, tribal, municipal, foreign, international or multinational law, Order, constitution, requirement, ordinance or rule, including rules of common law, regulation, statute, or treaty.

“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect on the Execution Date that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include any costs or expenses relating to plugging and abandonment obligations or the assessment remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM.

“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that (a) has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets and the Target Company Securities, taken as a whole, (b) is reasonably likely to result in Damages, individually or in the aggregate, in an amount in excess of [redacted] of the unadjusted Purchase Price or (c) prevents or materially delays the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing (including Seller’s obligations to consummate the transactions contemplated hereunder at the Closing). Notwithstanding the foregoing, the term “Material Adverse Effect” shall not include material adverse effects resulting from: (i) entering into this Agreement or the announcement of the Contemplated Transactions; (ii) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (iii) any action or omission of Seller that is expressly permitted or required by the terms of this Agreement or with the prior written consent or prior written request of Buyer; (iv) any effect resulting from general changes in industry, economic or political conditions in the United States; (v) civil unrest, any outbreak of hostilities, terrorist activities or war or any similar disorder; (vi) any failure to meet internal or third party projections or forecasts or revenue or earnings or reserve predictions; (vii) changes or developments in financial or securities markets or the economy in general; (viii) the outbreak or continuation of any disease, epidemic or pandemic (including the continuation of COVID-19 or any variation thereof); (ix) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (x) acts of God, including hurricanes or storms, (xi) any reclassification or recalculation of reserves in the ordinary course of business; (xii) natural declines in well performance; (xiii) general changes in Legal Requirements, in regulatory policies, or in GAAP (or the interpretation thereof); (xiv) seasonal reductions in revenues or earnings of Seller in the ordinary course of its business; (xv) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; provided that any matter referred to in the immediately preceding clauses (ii), (iv), (v), (viii) or (x) will be taken into

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account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent such event adversely affects, or is reasonably expected to adversely affect, Seller in a disproportionately adverse manner relative to other exploration and production companies operating in areas in which Seller operates.

“Material Contracts” – as defined in Section 2.9.

“Midstream Agreements” – as defined in Section 5.3.

“Net Revenue Interest” – with respect to the Target Formation for any Land Section or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Land Section or Well within the applicable Target Formation (and subject to any reservations, limitations or depth restrictions described in Exhibit A-4 or Exhibit B, as applicable), after satisfaction of all other Royalties.

“Non-Recourse Person” – as defined in Section 12.17.

“NORM” – naturally occurring radioactive material.

“Order” – any binding award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.

“Ordinary Course Development Plan” – as defined in Section 4.2.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 8.1(d).

“Ovintiv Marketing” – Ovintiv Marketing Inc., a Delaware corporation.

“Ovintiv Marketing Applicable Contracts” – collectively, (a) any Applicable Contract held by Ovintiv Marketing, including any such Applicable Contract listed on Schedule 2.9, Schedule 5.3 or Exhibit J and (b) any and all ancillary rights, assets and properties of Ovintiv Marketing derived from the Ovintiv Marketing Applicable Contracts that would constitute “Assets” if such Ovintiv Marketing Applicable Contracts were held by a Seller party.

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations and related instruments or rights solely relating to the ownership, operation or use of the Assets, but excluding FCC Licenses.

“Permitted Affiliate Transfer” – as defined in Section 12.10

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“Permitted Encumbrance” – any of the following:

(a) the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not: (i) materially interfere with the operation or use of any of the Assets (as currently operated and used); (ii) operate to reduce the Net Revenue Interest of Seller or Target Company with respect to the Target Formation for any Land Section or Well to an amount less than the Net Revenue Interest set forth in Exhibit A-4 or Exhibit B, as applicable, for such Land Section or Well as to such Target Formation; or (iii) obligate Seller or Target Company to bear a Working Interest for any Land Section or Well in any amount greater than the Working Interest set forth in Exhibit A-4 or Exhibit B, as applicable, for such Land Section or Well as to such Target Formation (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest); (clauses (ii) and (iii), collectively an “Interest Reduction”);

(b) any Preferential Purchase Rights, Consents and similar agreements except to the extent pertaining to a prior exercise of, breach of, or failure to comply with, the terms thereof by Seller or any predecessors in title if such prior breach or failure has actually resulted in an Interest Reduction;

(c) excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment;

(d) liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith through appropriate proceedings and set forth on Schedule PE;

(e) all rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(f) Encumbrances or defects that Buyer has expressly waived in writing;

(g) Encumbrances or defects arising out of or relating to the matters set forth on Schedule 2.5;

(h) all Legal Requirements and all rights reserved to or vested in any Governmental Body: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

(i) rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership, in each case, to the

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extent that the same does not (i) materially impair the use or operation of the Assets as currently used and operated, or (ii) result in an Interest Reduction;

(j) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(k) any (i) liens created under the terms of the Leases, Surface Fee Properties, Easements and Surface Interests, or the Contracts, (ii) materialman’s liens, warehouseman’s liens, workman’s liens, carrier’s liens, mechanic’s liens, vendor’s liens, repairman’s liens, employee’s liens, contractor’s, operator’s liens, construction liens, (iii) liens pursuant to any applicable federal or state securities Legal Requirement, and (iv) any other similar liens arising in the ordinary course of business that, in each case of (i), (ii), (iii) or (iv), secure amounts or obligations not yet delinquent (including any amounts being withheld as provided by any Legal Requirement), or, if delinquent, that are being contested in good faith by appropriate Proceedings and disclosed in writing to Buyer prior to the Execution Date;

(l) any drilling obligations included in Leases so long as Seller is not in breach of such obligations;

(m) with respect to any interest in the Assets acquired through compulsory pooling, the failure of the records of any Governmental Body to reflect Seller as the owner of any Assets unless affirmative evidence shows that another Person has an actual and superior title;

(n) any Encumbrance affecting the Assets that is discharged, or expressly waived by Buyer in writing at or prior to Closing;

(o) defects based solely on assertions that Seller’s files lack information (including title opinions) provided that Seller is not solely relying on such information, documents or instruments to vest title to the applicable Assets in Seller or Seller’s predecessors in title;

(p) lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar Royalties if the net cumulative effect of such Royalties does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used) or (ii) result in an Interest Reduction;

(q) defects or irregularities of title: (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to

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such matter; (iii) solely consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting solely from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages (including mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease) that have expired by their own terms unless affirmative evidence shows that such failure results in or is reasonably likely to result in another Person’s superior claim of title to the affected Assets; (vi) solely based upon or related to probate proceedings or the lack thereof, unless Buyer affirmatively demonstrates a Third Party’s valid and superior claim to title (evidence of which shall be included in the applicable Title Defect Notice); (vii) resulting from unreleased instruments (including leases covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the applicable Asset; (viii) based on a gap in Seller’s chain of title: (A) so long as such gap does not provide a Third Party with a superior claim; or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; or (ix) solely consisting of the lack of a lease amendment or consent authorizing pooling or unitization;

(r) plugging and surface restoration obligations, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);

(s) defects in a Lease that is held by production where such Lease is maintained pursuant to any other terms of the Lease, including shut-in or force majeure;

(t) with respect to the Target Formation for a Land Section or Well, any defect regarding Seller’s rights in and to any such horizon or depth based on or relating to the effect of horizontal severance provisions (including language such as “the base of the producing formation,” provisions identifying a specific depth limitation, or language of the same or substantially the same effect) if such Land Section or Well is (i) capable of producing from any portion of such horizon or depth, and (ii) such defect does not materially interfere with the operation or use of any of the Assets (as currently operated and used);

(u) except to the extent actually resulting in an Interest Reduction, defects arising from failure of any non-participating royalty owners to ratify a unit;

(v) all defects or irregularities, to the extent affecting depths, intervals, formations, or strata outside of the Target Formation of a Section or Well;

(w) increases in the Working Interest resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements after the Effective Time, so long as there is also a corresponding proportionate increase in the Net Revenue Interest of Seller or its Affiliate with respect to such Land Section or Well;

(x) any matters referenced or set forth on Exhibit A-1, Exhibit A-4, Exhibit B or Schedule 4.2(b) or described in Schedule PE;

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(y) any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision, or if the violation of such provision would not (i) give rise to the unwinding of the sale of the affected Asset to Target Company, or (ii) result in an Interest Reduction;

(z) defects based solely on or solely arising out of a lack of an affidavit of pooling evidencing elections under an applicable pooling order;

(aa) zoning and planning ordinances and municipal regulations to the extent they do not materially interfere with the operation or use of any of the Assets (as currently operated and used);

(bb) with respect to any Well that has not been completed as a producing well as of the Execution Date, defects based on Buyer’s change (or desired change) in the surface or bottomhole location, borehole or drainhole path, well or operational plan, or operational technique in compliance with this Agreement;

(cc) the inability to access any surface location of the Assets other than the site of a currently producing Well;

(dd) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor, unless a complaint of foreclosure has been duly filed or Threatened in writing or any similar action taken by the mortgagee thereunder and, in such case, such mortgage has not been subordinated to the Lease applicable to such Asset;

(ee) except to the extent such delay or failure has resulted in a Third Party’s superior claim of title to the affected Well or Land Section, any (i) failure of the records of any Governmental Body to reflect Seller as the owner of any Asset; provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county; (ii) failure to record Leases, Easements and Surface Interests, or Surface Fee Properties issued by any Governmental Body in the real property, conveyance, or other records of the county in which such Leases, Easements and Surface Interests or Surface Fee Properties are located, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with the Governmental Body that issued any such Lease, right of way or Surface Fee Properties; or (iii) delay or failure of any Governmental Body to approve the assignment of any Property to Seller or any predecessor in title to Seller; provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county, unless such approval has been expressly denied or rejected in writing by such Governmental Body;

(ff) any defect or Encumbrance based solely on the Target Company not having record title to any Asset due to the Pre-Closing Reorganization Documents not having been recorded on or prior to the Closing Date, so long as the Pre-Closing Reorganization

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Documents convey Defensible Title to the Target Company (assuming they had been filed and evidenced of record as of the Closing Date); or

(gg) lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, communitization pooling or operating agreements, unit designations, joint operating agreement, spacing orders, or production or drilling units not yet obtained, formed, or created.

“Permitted Securities Encumbrances” – Encumbrances (a) arising under any federal or state securities laws or (b) set forth in the Organizational Documents of Target Company as disclosed to Buyer prior to the Execution Date.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

“Petition for Waiver” – as defined in Section 5.6(a).

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-21) or any other similar visual site assessment or review of records, reports or documents.

“Phase II Environmental Site Assessment” – a Phase II environmental site assessment of the Assets that satisfies the requirements set forth under the current ASTM International Standard Practice for Phase II Environmental Site Assessment Process (Designation E1903-19) or any other similar site investigation involving sampling, testing, and analysis of environmental media or building materials, and the review of related records, reports, or documents.

“Phase II” – as defined in Section 4.1(b).

“Post-Closing Date” – as defined in Section 1.5(d).

“Post-Closing Reorganization” – the transfer or allocation by Target Company of certain of the Assets (and related Assumed Liabilities) among subsidiaries of Target Company (whether by assignment, divisive merger or otherwise), which shall be conditioned on, and occur immediately after, the consummation of Contemplated Transactions.

“Pre-Closing Reorganization” – as defined in the recitals.

“Pre-Closing Reorganization Documents” – as defined in Section 5.13.

“Post-Execution Date Casualty Loss Amounts” – with respect to any Casualty Loss occurring between the Execution Date and Closing, the sum of (a) for any such Casualty Losses for which there is a Purchase Price adjustment pursuant to Section 10.13, the Allocated Value (or

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portion thereof) of the Assets that are lost or destroyed as a result of such Casualty Loss, plus (b) for any other such Casualty Loss, the reasonable, out-of-pocket costs and expenses required to be paid to repair such Casualty Loss or replace the Assets destroyed thereby (net of any recoverable insurance proceeds, casualty loss awards, condemnation payments, indemnity payments or similar amounts that are reasonably likely to be paid or payable by Third Parties in respect of such Casualty Loss).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or Target Company Securities, or any interest therein or portion thereof, as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 1.5(c), based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 1.3.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, subpoena, litigation or suit (whether civil, criminal, administrative, investigative or otherwise) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Production Related IT Equipment” – as set forth in the definition of “Assets”.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including but not limited to utilities, payroll, costs of insurance, rentals, unutilized transportation and minimum volume commitment charges, rig demobilization costs, title examination and curative actions) and capital expenditures (including rentals, options and other lease maintenance payments, broker fees and other property acquisition costs and costs of acquiring equipment), respectively, incurred in the ordinary course of business, or otherwise in connection with the operations described in Schedule 4.2, attributable to the use, operation and ownership of the Assets (without duplication), and specifically including any and all (a) overhead charges and other amounts payable to Third Party operators of the Assets under Applicable Contracts or otherwise; and (b) with respect to Seller-Operated Assets, any of the foregoing amounts that are permitted to be charged to the joint interest owners in a Well or Land Section as a direct charge (separate from any fixed overhead rates) pursuant to any Applicable Contract, pooling order, pooling agreement or applicable Legal Requirement, or that otherwise constitute labor and benefit costs of field employees and first-level supervisors to the extent (and only to the extent) such costs have historically been included in the lease operating statement for the Assets as reflected in Schedule 2.25. However, Damages attributable to the following shall be excluded from Property Costs (collectively, the “Property Cost Exclusions”): (i) personal injury or death, property damage, torts, breach of contract or violation of any Legal Requirement; (ii) future obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits (other the amounts associated with the operations specified in Schedule 4.2, which shall be Property Costs); (iii) Environmental Liabilities; (iv) costs incurred by Seller or its Affiliates to cure or remediate Title Defects or Environmental Defects under this Agreement; (v) obligations

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with respect to Imbalances; (vi) obligations to pay Lease bonuses, delay rentals, broker fees (other than pooling bonuses, Lease bonuses or similar amounts with the permitted amounts specified in Schedule 4.2, which shall be Property Costs insofar as they do not constitute curative matters for Title Defects); (vii) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets; (viii) obligations with respect to Suspense Funds; (ix) Taxes; (x) Seller’s or its Affiliates’ overhead or corporate general and administrative costs and expenses (excluding, for the avoidance of doubt, amounts expressly permitted to be charged as Property Costs in accordance with clause (a) of the immediately preceding sentence); and (xi) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (x), whether such claims are made pursuant to contract or otherwise.

“Public Announcement Restrictions” – as defined in Section 12.14(a).

“Purchase Price” – as defined in Section 1.2.

“Pushout Election” – as defined in Section 12.3(f).

“R&W Conditional Binder” – the conditional binder attached hereto as Exhibit I.

“R&W Insurance Policy” – an insurance policy to be issued by the R&W Insurer, to be fully paid by Buyer and bound for the benefit of Buyer in accordance with the R&W Conditional Binder. The term “R&W Insurance Policy” shall also include any excess representations and warranties insurance policies providing coverage in excess of the policy attached to the R&W Conditional Binder.

“R&W Insurer” – QBE Specialty Insurance Company.

“Reasonably Prudent Operator Standard” – conducting the ownership and operation of the Assets consistent with the standard of care (including the applicable limitations) under the A.A.P.L. Form 610-1989 Model Form Operating Agreement.

“Records” – as set forth in the definition of “Assets”.

“Regulatory Environmental Defect” – as defined in Section 10.10(a).

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Consent” – any Consent with respect to which: (a) such Consent is expressly denied in writing by the holder of the Consent; or (b) there is provision within the applicable instrument expressly stating that the consummation of the transactions of the types contemplated in this Agreement: (i) is void or voidable; (ii) triggers the payment of specified liquidated damages; or (iii) causes termination (or gives the holder thereof the right to terminate) of the applicable Assets to be assigned. For the avoidance of doubt, “Required Consent” does not include: (A) any Customary Post-Closing Consents; (B) any Consents that contain language providing that such Consent is not to be unreasonably withheld (or language of similar effect) unless any such Consents also contain provisions of the type described in clause (b) of the preceding sentence.

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“Retained Assets” – any rights, titles, interests, assets and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

“Royalties” – all royalties (including lessor’s royalties, shut-in royalties and compensatory royalties), overriding royalties, non-participating royalty interests, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of Hydrocarbon production from or allocated to the Assets or proceeds thereof (excluding, for the avoidance of doubt, any Taxes).

“Sale Area” – the lands described and depicted on Exhibit A-5.

“Seismic License” – a Seismic License substantially in the form attached as Exhibit K.

“Seller” – as defined in the preamble to this Agreement.

“Seller Allocated Costs” – as defined in Section 1.5(a)(ii).

“Seller Benefit Plans” – each benefit or compensation plan, scheme, program, policy, agreement, arrangement or contract, including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any retirement, pension, deferred compensation, bonus, incentive, severance, termination, separation, executive life insurance, vacation, equity purchase, equity option, phantom equity, equity, employment, profit sharing, retention, stay bonus, change of control and other compensation or benefit plans, policies, programs, agreements or arrangements, in each case (i) maintained, sponsored or contributed to (or required to be maintained or contributed to) by Seller or any of its Affiliates for the benefit of any current or former Available Employee, or (ii) in the case of an individual agreement, under or with respect to which Seller or any of its Affiliates, and any current or former Available Employee are parties but in all cases other than any plan or arrangement maintained or to which contributions are required by any Governmental Body.

“Seller Closing Documents” – as defined in Section 2.2(a).

“Seller Entitlements” – as defined in Section 1.5(a)(ii).

“Seller Group” – Seller and its Affiliates (including Target Company prior to the Closing), and their respective Representatives.

“Seller Retained Matters” – as set forth in the definition of “Assets”.

“Seller-Operated Assets” – any of the Assets operated by Seller or any of its Affiliates.

“Settlement Price” – with respect to volumes of Hydrocarbons: (a) $[price redacted] or (b) $[price redacted], as applicable.

“Special Warranty Defect” – any Title Defect that is asserted by Buyer if such Title Defect would also constitute a breach of the Special Warranty.

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“Special Warranty” – Seller’s representations and warranties set forth in Section 2.18.

“Specified Hydrocarbon Deductions” – with respect to Hydrocarbons, and without duplication (and excluding any of the foregoing amounts previously deducted by Third Parties from amounts “actually received” by a Party), the amount of all (a) Royalties applicable to such Hydrocarbons, (b) marketing, transportation fees and other post-production costs charged by Third Parties (other than Taxes) in respect of such Hydrocarbons and (c) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons.

“Specified Litigation Matters” – as defined in Section 9.3(b).

“Specified Litigation Title Loss” means any loss of, or defect in, Defensible Title to any Asset, or any Encumbrance on any Asset, that results from, arises out of, or is attributable to any Specified Litigation Matter, including any judgment, order, settlement, or other resolution of any such matter.

“Specified Receivables” – with respect to any of the Seller-Operated Assets, the aggregate amount of all unpaid accounts receivable in respect of (i) non-reimbursed Property Costs and other costs and expenses advanced by Seller or any of its Affiliates prior to the Effective Time in respect of Third Party working interest owners of such Seller-Operated Assets; and (ii) amounts owed to Seller or its Affiliates as “operator” of any Wells to satisfy overpayments by Seller or its Affiliates prior to the Effective Time to any Third Party working interest owners in the Assets.

“Straddle Period” – any Tax period beginning before and ending after the Effective Time.

“Surface Fee Properties” – as set forth in the definition of “Assets”.

“Suspense Funds” – all funds held in revenue or cost suspense (whether positive or negative, including funds held in suspense for unleased interests) that are attributable to the Assets or any interests pooled, unitized, or communitized therewith. For clarity, the “Suspense Funds” included in the Assets, and for which the Purchase Price is adjusted under Section 1.5(c), will include the amount of any interest or penalties (including statutory interest) that Seller has actually accrued or reserved in respect of such funds as of the Closing.

“Tag-Along” – the right or option of any Person under any Contract, Lease or other instrument binding on Seller, the Target Company, the Assets or the Target Company Securities, to require and cause a Seller or the Target Company (as applicable), to purchase, acquire and receive an assignment of (a) any interest held by such Person in any Hydrocarbon, water, CO2, injection, disposal or other wells located on, under or within the Sale Area or (b) any interests of such Person in Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, net profits interests and any other similar interests in minerals, or any pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any of the foregoing that are located within the Sale Area.

“Target Company” – as defined in the recitals.

“Target Company Securities” – as defined in the recitals.

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“Target Company Securities Assignment” – as defined in Section 1.4(a)(iii).

“Target Formation” – with respect to: (a) each Land Section, the applicable target formation(s) described and depicted on Schedule TF and specified as a Target Formation for such Land Section on Exhibit A-4; and (b) each Well, the currently producing formation (or, if such Well is not producing, the last productive formation (if such Well has previously produced) or the target landing formation, as applicable) for such Well.

“Target Closing Date” means April 9, 2026.

“Tax” or “Taxes” – any and all federal, state, provincial, local, foreign and other taxes, assessments, duties, levies, imposts, fees, and other similar governmental charges in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental, registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, together with any interest, penalties, fines or additions thereto.

“Tax Allocation” – as defined in Section 1.7(c).

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Title Benefit” – as defined in Section 10.7(a).

“Title Benefit Notice” – as defined in Section 10.7(a).

“Title Benefit Properties” – as defined in Section 10.7(a).

“Title Benefit Value” – as defined in Section 10.7(a).

“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title other than the following (which shall not be considered Title Defects):

(a) defects solely based upon the failure to record (i) any federal or state Leases or any assignments of interests in such Leases in any applicable public records or (ii) forced pooling

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orders executed and delivered by the Oklahoma Corporation Commission, unless, in each case, affirmative evidence shows that another Person has an actual and superior title;

(b) any Encumbrance or loss of title resulting from Seller’s conduct of business after the Execution Date unless such conduct is in violation of the provisions this Agreement;

(c) defects arising from any change in applicable Legal Requirement after the Execution Date;

(d) defects arising from any prior oil and gas lease taken more than 15 years prior to the Effective Time relating to the Lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets; and

(e) defects that affect only which non-Seller Person has the right to receive Royalty payments or Working Interest payments, rather than the amount or the proper payment of such Royalty or working interest payment.

“Title Defect Cure Period” – as defined in Section 10.5(a).

“Title Defect Notice” – as defined in Section 10.3.

“Title Defect Property” – as defined in Section 10.3.

“Title Defect Value” – as defined in Section 10.3.

“Transaction Documents” – (a) this Agreement, (b) the Instrument of Conveyances, (c) the Confidentiality Agreement, (d) the Seller Closing Documents, (e) the Buyer Closing Documents, (f) the Guaranty, (g) the Pre-Closing Reorganization Documents, (h) the Buy-Back Agreements and (i) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing or delivered by a Party at Closing.

“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding Income Taxes) and fees arising out of, or in connection with, the transfer of the Assets to Target Company, the transfer of the Target Company Securities to Buyer or otherwise arising out of, or in connection with, this Agreement, or the filing or recording of any assignments related to the transfer of the Assets to Target Company or the transfer of the Target Company Securities to Buyer, including for the avoidance of doubt any casual sales Taxes or documentary stamp tax imposed by the State of Oklahoma.

“Transferrable PPLA” – as defined in Section 5.16.

“Transition Services Agreement” – as defined in Section 1.4(a)(xiv).

“Unexpired PPLA” – as defined in Section 5.16.

“Union” means a union, works council, employee association, or other labor organization.

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“Units” – as set forth in the definition of “Assets”.

“WARN Act” – as defined in Section 2.35(c).

“Water Gathering Systems” – as defined in Section 2.36.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to the Target Formation of (a) any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well (limited to the applicable Target Formation and subject to any reservations, limitations or depth restrictions described in Exhibit B, for such Well), but without regard to the effect of any Royalties or other burdens, and (ii) as to any Land Section, the interest that is burdened with the obligation to bear and pay any expenses, burdens, and obligations for such Land Section, in each case, without regard to the effect of any Royalties or other burdens.

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